EXHIBIT 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of June 25, 2026

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent,

THE LENDERS THAT ARE PARTIES HERETO
as Lenders,

and

WORTHINGTON STEEL, INC.
as Borrower,

________________________________________________

WELLS FARGO BANK, NATIONAL ASSOCIATION,
CITIBANK, N.A.,
BANK OF AMERICA, N.A.,
PNC CAPITAL MARKETS LLC
and
KEYBANC CAPITAL MARKETS INC.
as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION.	1
1.1 Definitions	1
1.2 Accounting Terms	57
1.3 UCC; PPSA	58
1.4 Construction	58
1.5 Time References	59
1.6 Schedules and Exhibits	59
1.7 Exchange Rates; Currency Equivalents; Applicable Currency	59
1.8 Rounding	60
1.9 Guarantees	60
1.10 Covenant Compliance Generally	60
1.11 Limited Condition Transactions	60
1.12 Divisions	61
1.13 Rates	61
1.14 Certain Calculations	61
2. LOANS AND TERMS OF PAYMENT.	62
2.1 Revolving Loans	62
2.2 Increases	63
2.3 Borrowing Procedures and Settlements	65
2.4 Payments; Reductions of Commitments; Prepayments; Controlled Accounts	72
2.5 Promise to Pay; Promissory Notes	76
2.6 Interest Rates and Letter of Credit Fee: Rates, Payments and Calculations	77
2.7 Crediting Payments	79
2.8 Designated Account	80
2.9 Maintenance of Loan Account; Statements of Obligations	80
2.10 Fees	80
2.11 Letters of Credit	81
2.12 Term SOFR Option	89
2.13 Extension of Revolver Commitments	93
2.14 Increased Costs	95
2.15 Currencies	96
3. CONDITIONS; TERM OF AGREEMENT.	96
3.1 Conditions Precedent to Effectiveness	96
3.2 Conditions Precedent to Availability of the Klӧckner Commitments	99
3.3 Conditions Precedent to all Extensions of Credit	102
3.4 Maturity	102
3.5 Effect of Maturity	103
3.6 Early Termination by the Borrower	103
3.7 Conditions Subsequent	103
4. REPRESENTATIONS AND WARRANTIES.	103
4.1 Organization; Power; Qualification	103
4.2 Ownership	104
4.3 Authorization; Enforceability	104
4.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc	104
4.5 Compliance with Law; Governmental Approvals	104
4.6 Tax Returns and Payments	105

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4.7 Intellectual Property Matters	105
4.8 Environmental Matters	105
4.9 Employee Benefit Matters	106
4.10 Margin Stock	107
4.11 Government Regulation	107
4.12 [Reserved]	107
4.13 Employee Relations	107
4.14 Burdensome Provisions	108
4.15 Financial Statements	108
4.16 No Material Adverse Change	108
4.17 Solvency	108
4.18 Title to Properties	108
4.19 Litigation	109
4.20 Anti-Terrorism; Anti-Money Laundering; Etc	109
4.21 Absence of Defaults	109
4.22 Senior Indebtedness Status	109
4.23 Disclosure	109
4.24 Use of Proceeds	110
4.25 Insurance	110
4.26 Security Documents	110
4.27 Eligible Receivables	111
4.28 Eligible Inventory	111
4.29 Location of Eligible Inventory	111
4.30 Inventory Records	112
5. AFFIRMATIVE COVENANTS.	112
5.1 Financial Statements and Budgets	112
5.2 Certificates; Other Reports	113
5.3 Notice of Litigation and Other Matters	115
5.4 Preservation of Corporate Existence and Related Matters	116
5.5 Maintenance of Property and Licenses	116
5.6 Insurance	116
5.7 Accounting Methods and Financial Records	117
5.8 Payment of Taxes and Other Obligations	117
5.9 Compliance with Laws and Approvals	117
5.10 Environmental Laws	117
5.11 Compliance with ERISA; Canadian Benefit Plans	117
5.12 Anti-Terrorism; Anti-Money Laundering; Etc	118
5.13 Visits and Inspections; Lender Calls	118
5.14 Additional Collateral; Additional Subsidiaries	118
5.15 Acquisition Undertakings	121
5.16 Use of Proceeds	122
5.17 Government Receivables	122
5.18 Further Assurances	122
5.19 [Reserved]	123
5.20 Location of Eligible Inventory	123
6. NEGATIVE COVENANTS.	123
6.1 Indebtedness	123
6.2 Liens	129
6.3 Investments	132

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6.4 Fundamental Changes	135
6.5 Asset Dispositions	136
6.6 Restricted Payments	137
6.7 Transactions with Affiliates	139
6.8 Accounting Changes; Organizational Documents	140
6.9 Payments and Modifications of Certain Indebtedness	140
6.10 No Further Negative Pledges	141
6.11 Nature of Business	142
6.12 [Reserved]	142
6.13 Sale Leasebacks	142
6.14 Limitations on BidCo Holdco and Bidco	142
6.15 Canadian Employee Benefits	143
7. FINANCIAL COVENANT.	143
8. EVENTS OF DEFAULT.	143
8.1 Default in Payment of Principal of Loans and Reimbursement Obligations	143
8.2 Other Payment Default	143
8.3 Misrepresentation	143
8.4 Default in Performance of Certain Covenants	144
8.5 Default in Performance of Other Covenants and Conditions	144
8.6 Indebtedness Cross-Default	144
8.7 Change in Control	144
8.8 Voluntary Bankruptcy Proceeding	144
8.9 Involuntary Bankruptcy Proceeding	145
8.10 Failure of Agreements	145
8.11 ERISA Events	145
8.12 Judgment	146
9. RIGHTS AND REMEDIES.	146
9.1 Rights and Remedies	146
9.2 Remedies Cumulative	147
10. WAIVERS; INDEMNIFICATION.	147
10.1 Demand; Protest; etc	147
10.2 The Lender Group’s Liability for Collateral	147
10.3 Expenses; Indemnity	147
11. NOTICES.	149
11.1 Notices Generally	149
11.2 Electronic Communications	150
11.3 Agent’s Office	151
11.4 Change of Address, Etc	151
11.5 Platform	151
12. GOVERNING LAW; JURISDICTION, ETC.	151
12.1 Governing Law	151
12.2 Submission to Jurisdiction	152
12.3 Waiver of Venue	152
12.4 Service of Process	152
12.5 Waiver of Jury Trial	152

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13. SUCCESSORS AND ASSIGNS; PARTICIPATIONS.	152
14. AMENDMENTS; WAIVERS.	156
14.1 Amendments, Waivers and Consents	156
14.2 Mitigation Obligation; Replacement of Lenders	158
14.3 No Waivers; Cumulative Remedies	159
15. AGENT; THE LENDER GROUP.	159
15.1 Appointment and Authority	159
15.2 Rights as a Lender	161
15.3 Exculpatory Provisions	161
15.4 Reliance by the Agent	162
15.5 Delegation of Duties	162
15.6 Resignation of Agent	163
15.7 Non-Reliance on the Agent and Other Lenders	164
15.8 No Other Duties, etc	165
15.9 Collateral and Guaranty Matters	165
15.10 Costs and Expenses; Indemnification	167
15.11 Restrictions on Actions by Lenders; Sharing of Payments	168
15.12 Agency for Perfection	168
15.13 Payments by the Agent to the Lenders	168
15.14 Concerning the Collateral and Related Loan Documents	169
15.15 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	169
15.16 Hedge Providers, Non-Lender Hedge Providers and Bank Product Providers	170
15.17 Intercreditor Agreement	171
16. WITHHOLDING TAXES.	171
16.1 Defined Terms	171
16.2 Payments Free of Taxes	171
16.3 Payment of Other Taxes by the Credit Parties	171
16.4 Indemnification by the Credit Parties	171
16.5 Indemnification by the Lenders	171
16.6 Evidence of Payments	172
16.7 Status of Lenders	172
16.8 Treatment of Certain Refunds	174
16.9 Survival	174
17. GENERAL PROVISIONS.	174
17.1 Reversal of Payments	174
17.2 Injunctive Relief	174
17.3 Treatment of Certain Information; Confidentiality	175
17.4 Performance of Duties	175
17.5 All Powers Coupled with Interest	176
17.6 Survival	176
17.7 Titles and Captions	176
17.8 Severability of Provisions	176
17.9 Counterparts; Integration; Effectiveness; Electronic Execution	176
17.10 Term of Agreement	177
17.11 Anti-Money Laundering	178
17.12 Independent Effect of Covenants	179

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17.13 Inconsistencies with Other Documents; Intercreditor Agreement		179
17.14 Revival and Reinstatement of Obligations; Certain Waivers		179
17.15 [Reserved]		180
17.16 Judgment Currency		180
17.17 Quebec Interpretation		180
17.18	English Language Only	180
17.19 [Reserved]		181
17.20 Acknowledgment and Consent to Bail-In of Affected Financial Institutions		181
17.21 [Reserved]		181
17.22 Acknowledgement Regarding Any Supported QFCs		181
17.23 Erroneous Payments		182
17.24 Certain ERISA Matters		184

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EXHIBITS AND SCHEDULES

Exhibit A Form of Assignment and Assumption

Exhibit B Form of Borrowing Base Certificate

Exhibit C Form of Compliance Certificate

Exhibit D Form of Non-Lender Hedge Agreement

Exhibit E Form of Term SOFR Notice

Exhibit F-1 Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)

Exhibit F-2 Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)

Exhibit F-3 Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)

Exhibit F-4 Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

Schedule A-1 Agent’s Account

Schedule A-2 Authorized Persons

Schedule B-1 Designated Account

Schedule B-2 Designated Account Bank

Schedule C Existing Letters of Credit

Schedule D Extended Terms Customers and Permitted Supply Chain Customers

Schedule E Commitments

Schedule 2.4(g) Controlled Account Banks

Schedule 3.1 Closing Date Documents

Schedule 3.7 Conditions Subsequent

Schedule 4.1 Jurisdictions of Organization and Qualification

Schedule 4.2 Subsidiaries and Capitalization

Schedule 4.9 Employee Benefit Matters

Schedule 4.25 Insurance

Schedule 4.29 Location of Eligible Inventory

Schedule 6.1 Existing Indebtedness

Schedule 6.2 Existing Liens

Schedule 6.3 Existing Investments

Schedule 6.7 Transactions with Affiliates

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), is entered into as of June 25, 2026, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, the “Agent”), and WORTHINGTON STEEL, INC., an Ohio corporation (the “Borrower”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“2033 Senior Secured Notes” means the 7.750% Senior Secured Notes due 2033 issued by the Borrower pursuant to the 2033 Senior Secured Notes Indenture.

“2033 Senior Secured Notes Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent with respect to the 2033 Senior Secured Notes.

“2033 Senior Secured Notes Collateral Agreement” means that certain notes collateral agreement, dated as of June 1, 2026, by and among the Borrower, the subsidiary guarantors party thereto and the 2033 Senior Secured Notes Collateral Agent.

“2033 Senior Secured Notes Documents” means the 2033 Senior Secured Notes, the 2033 Senior Secured Notes Indenture, the 2033 Senior Secured Notes Collateral Agreement, each other collateral document relating to the 2033 Senior Secured Notes and all other agreements, documents and instruments entered into now or in the future in connection with the 2033 Senior Secured Notes or the 2033 Senior Secured Notes Indenture.

“2033 Senior Secured Notes Indenture” means the indenture for the 2033 Senior Secured Notes, dated as of June 1, 2026, between the Borrower, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“ABL Intercreditor Agreement” means, as the context requires, (a) the Amended and Restated Intercreditor Agreement, dated as of the Closing Date, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time by and among the Borrower, certain Subsidiaries of the Borrower, the Term Loan Agent, the 2033 Senior Secured Notes Collateral Agent, each applicable Additional Debt Representative and the Agent or (b) another customary intercreditor agreement acceptable to the Agent in its Permitted Discretion.

“ABL Priority Collateral” has the meaning assigned thereto in the ABL Intercreditor Agreement.

“Account Debtor” means an account debtor (as that term is defined in the UCC).

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“Acquisition Closing Date” means June 3, 2026.

“Additional Debt Representative” means, with respect to any Indebtedness that is secured by a Lien on all or any portion of the Collateral, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Advance Rates” has the meaning assigned thereto in the definition of “Borrowing Base”.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning assigned thereto in the preamble to this Agreement.

“Agent Assignee” has the meaning assigned thereto in Section 17.23(d).

“Agent-Related Persons” means the Agent, together with its Affiliates, officers, directors, employees, attorneys and agents.

“Agent’s Account” means the Deposit Account identified on Schedule A-1 to this Agreement as the Agent’s Account (or such other Deposit Account that has been designated as such, in writing, by the Agent to the Borrower and the Lenders).

“Agent’s Liens” means the Liens granted by the Borrower or the Guarantors to the Agent under the Loan Documents and securing the Obligations.

“Agreement” has the meaning assigned thereto in the preamble.

“Agreement Currency” has the meaning assigned thereto in Section 17.16.

“Alternative Currency” means Canadian Dollars.

“Anti-Corruption Laws” means the FCPA, the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada) and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the laws and regulations of any jurisdiction applicable to any Credit Party from time to time concerning, or relating to, money laundering, including, Canadian AML Legislation, Executive Order 13224, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.) and the PATRIOT Act.

“Anti-Terrorism Laws” has the meaning assigned thereto in Section 4.20.

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“Applicable Currency” means (a) with respect to any Loans, Dollars and (b) with respect to Letters of Credit, Dollars or Canadian Dollars, as the case may be.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, binding interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, for any date the applicable margin for SOFR Loans or Base Rate Loans, as applicable, set forth in the following table that corresponds to the Average Excess Availability (as a percentage of the Maximum Revolver Amount) for the most recently completed fiscal quarter; provided that until the end of the second full fiscal quarter following the Closing Date, the Applicable Margin shall be the margins set forth in Level II in the table below:

Level	Average Excess Availability (as a Percentage of the Maximum Revolver Amount) for the Fiscal Quarter	SOFR Loans	Base Rate Loans
I	Greater than or equal to 50.0%	1.250%	0.250%
II	Less than 50.0%	1.375%	0.375%

Following the end of the second full fiscal quarter following the Closing Date, the Applicable Margin shall be subject to increase or decrease by the Agent on the first day of the calendar month following each fiscal quarter end based on the Agent’s calculation of Average Excess Availability during the prior fiscal quarter. If the Agent is unable to calculate Average Excess Availability for a fiscal quarter due to the Borrower’s failure to deliver a Borrowing Base Certificate when required hereunder, then margins shall be determined as if Level II were applicable until the first day of the calendar month following receipt of the Borrowing Base Certificate as required hereunder. Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Borrowing Base set forth in any Borrowing Base Certificate delivered to the Agent is inaccurate for any reason or if the calculation of the Applicable Margin is incorrect for any reason and the result thereof is that any Lenders received any payment for any period based on an Applicable Margin that is less than that which would have been applicable had the Borrowing Base or calculation, as applicable, been accurately determined, then, for all purposes of this Agreement, the relevant Applicable Margin for any day occurring within the period covered by such Borrowing Base Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Borrowing Base for such period, and any shortfall in the applicable payment theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Borrowing Base shall be deemed to be (and shall be) due and payable, at the time such payment for such period was required to be paid.

“Application Event” means the occurrence of (a) a failure by the Borrower to repay all of the Obligations in full on the Maturity Date or (b) an Event of Default and the election by the Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii).

“Arrangers” means Wells Fargo, Citibank, N.A., Bank of America, N.A., PNC Capital Markets LLC and KeyBanc Capital Markets Inc., in their capacities as joint lead arrangers and joint bookrunners.

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“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any division, merger, amalgamation or disposition of Equity Interests) by any Credit Party or any Subsidiary thereof, and any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not the Borrower or any Wholly-Owned Subsidiary thereof. The term “Asset Disposition” shall not include (a) the sale of Inventory in the ordinary course of business (and, for the avoidance of doubt, secondary sales and scrap sales are in the ordinary course of business), (b) the transfer of assets to the Borrower or any Guarantor pursuant to any transaction permitted pursuant to Section 6.4, (c) the write-off, discount, sale or other disposition of defaulted or past-due Receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, (e) dispositions of Investments in Cash Equivalents, (f) the transfer by any Credit Party of assets to any other Credit Party, (g) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that such transfer is not prohibited by Section 6.7), (h) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary or any joint venture, (i) transfers in connection with any Permitted Reorganization and (j) transfers in connection with the Klöckner Europe ABS Facility (provided that any such transfer is limited to the assets pledged as collateral thereunder).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13), and accepted by the Agent, in substantially the form attached as Exhibit A or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to this Agreement, as such schedule may be updated from time to time by written notice from the Borrower to the Agent.

“Availability” means, as of any date of determination, the amount that the Borrower is entitled to borrow as Revolving Loans under Section 2.1 (after giving effect to the then outstanding Revolver Usage).

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iii)(D).

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“BaFin” means the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

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“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any one or more of the following financial products or accommodations extended to a Credit Party or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, (g) draft discount programs or (h) supply chain finance services including trade payable services and supplier accounts receivable purchases (and excluding, for the avoidance of doubt, any transactions under Hedge Agreements).

“Bank Product Agreements” means those agreements entered into from time to time by a Credit Party or its Subsidiaries with a Bank Product Provider in connection with obtaining any Bank Products.

“Bank Product Liabilities” means all obligations, liabilities, reimbursement obligations, fees or expenses owing by a Credit Party or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising (excluding, for the avoidance of doubt, all Hedge Liabilities).

“Bank Product Provider” means any Lender or any of its Affiliates; provided that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the Agent receives a Bank Product Provider Agreement from such Person with respect to the applicable Bank Product within 10 days (or such longer period as agreed by the Agent in its Permitted Discretion) after the provision of such Bank Product to the Borrower or its Subsidiaries; provided, further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender, neither it nor any of its Affiliates shall constitute Bank Product Providers and the Bank Product Liabilities owed to such Person or any of its Affiliates shall no longer constitute Bank Product Liabilities.

“Bank Product Provider Agreement” means an agreement between the applicable Bank Product Provider and the Agent in form and substance satisfactory to the Agent.

“Bank Product Reserves” means, as of any date of determination, the amount of reserves that the Agent has established against the Borrowing Base in respect of the Bank Product Liabilities as of such date (based upon the Agent’s determination in its Permitted Discretion of the credit exposure in respect of such Bank Product Liabilities).

“Bankruptcy Code” means title 11 of the United States Code.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.

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“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“BCA” means that certain Business Combination Agreement dated as of January 15, 2026, by and among the Borrower, BidCo and Klӧckner.

“BDC Loan Facility” means that certain term loan facility in the maximum principal amount of $57,500,000 established pursuant to that certain Letter of Offer dated as of March 24, 2025, by Tempel Canada Company and the Borrower in favor of the Business Development Bank of Canada, and the documents executed in connection therewith.

“Becker Group” means Becker Stahl-Service GmbH, Becker Stainless GmbH, Becker-Stainless Center GmbH, Becker Aluminium Service GmbH, Umformtechnik Stendal GmbH and Umformtechnik Stendal UTS s.r.o.

“Benchmark” means, initially, (a) with respect to Swing Loans, Daily Simple SOFR and (b) otherwise, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR, the Term SOFR Reference Rate or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii)(A).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such then-current Benchmark for Dollar-denominated syndicated credit facilities, and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

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(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof) permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public

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statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” as described in clause (a) above or “plan” as described in clause (b) above.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BidCo” means Worthington Steel GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) incorporated under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Stuttgart under HRB 801625 with its registered business address at c/o Sitem Group, Graf-Zeppelin-Straße 29, 72202 Nagold, Germany.

“BidCo Holdco” means Worthington Steel Holding GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) incorporated under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt am Main under HRB 141756 with its registered business address at Friedrich Ebert Anlage 56, 60325 Frankfurt am Main, Germany.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning assigned thereto in the preamble to this Agreement.

“Borrower Materials” has the meaning assigned thereto in Section 5.2.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or the Agent on behalf thereof), or by the Swing Lender in the case of a Swing Loan, or by the Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the sum of:

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(a) the sum of, (i) with respect to Designated Customers, 90.0% (the “Designated Customers Receivables Advance Rate”) of the Dollar Equivalent of Eligible Receivables, plus (ii) with respect to all other Customers, 85.0% (the “Non-Designated Customers Receivables Advance Rate”) of the Dollar Equivalent of Eligible Receivables, plus

(b) the lesser of (i) 80.0% (the “LCM Inventory Advance Rate”) of the Dollar Equivalent of the Eligible Inventory valued at the lower of cost or market value determined on a first-in-first-out basis and (ii) 85.0% (together with the LCM Inventory Advance Rate, the Designated Customers Receivables Advance Rate and the Non-Designated Customers Receivables Advance Rate, collectively, the “Advance Rates”) of the Dollar Equivalent of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to the Agent in its Permitted Discretion), minus

(c) such Reserves as the Agent may establish from time to time in its Permitted Discretion;

provided that (i) the portion of the Borrowing Base attributable to (A) work in process Eligible Inventory shall not exceed 20.0% of the Line Cap, (B) Eligible Domestic In-Transit Inventory shall not exceed $30,000,000 (or, from and after the Klӧckner Increase Effective Date, such amount multiplied by the Klӧckner Increase Multiplier), (C) Consigned Inventory included in Eligible Inventory shall not exceed $20,000,000 and (D) assets acquired in connection with any Permitted Acquisition (including Eligible Inventory and Eligible Receivables) (other than any assets acquired pursuant to the Klӧckner Acquisition, which shall be subject to clause (ii)(B) of this proviso) shall not exceed $55,000,000 (as the same may be increased from time to time, (I) following the Klӧckner Increase Effective Date, to an amount equal to (x) the amount then in effect multiplied by (y) the Klӧckner Increase Multiplier and (II) following any General Increase Date, to an amount equal to (x) the amount then in effect multiplied by (y) the applicable General Increase Multiplier) in the aggregate until such time as (1) a field exam and appraisal with respect thereto have been completed to the satisfaction of the Agent and (2) each of the conditions and requirements of Section 5.14 have been satisfied with respect to such assets being included in the Borrowing Base, and (ii)(A) in the event the Agent has not received the Reports on or prior to the Closing Date, then from the Closing Date until such date that the Agent has received the Reports, the Borrowing Base shall be determined as set forth in Section 3.1(e)(iv) and (B) in the event that the Agent has not received the Klӧckner Reports on or prior to the Klӧckner Increase Effective Date, then from the Klӧckner Increase Effective Date until such date that the Agent has received the Klӧckner Reports, the Borrowing Base shall be determined as set forth in Section 3.2(e)(iv).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B (or such other form as is acceptable to the Agent).

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Canadian AML Legislation” has the meaning assigned thereto in Section 17.11(b).

“Canadian Benefit Plan” means any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, subject to the laws of Canada or a province thereof, under which a Credit Party or a Subsidiary thereof has any liability with respect to any employee or former employee, but does not include the Canadian Multi-Employer Pension Plans or Canadian Pension Plans.

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“Canadian Credit Parties” means Tempel Canada Company and each other Canadian Subsidiary which becomes a party to the Canadian Guarantee and Security Agreement pursuant to Section 5.14.

“Canadian Defined Benefit Plan” means any Canada Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Tax Act.

“Canadian Dollars” means the lawful currency of Canada, as in effect from time to time.

“Canadian Guarantee and Security Agreement” means the Canadian Guarantee and Security Agreement dated as of the Closing Date, between the Canadian Credit Parties and the Agent.

“Canadian Multi-Employer Pension Plan” means a “multi-employer plan” (as defined in the regulations under the Tax Act) or a “multi-employer pension plan” (as defined in subsection 1(1) of the Pension Benefits Act (Ontario)) or a similarly defined term as defined in analogous Canadian federal or provincial legislation with respect to pension benefits standards, in each case (a) to which a Canadian Credit Party or a Subsidiary thereof has an obligation to contribute for any of their employees or former employees, and (b) which is neither sponsored nor administered by a Canadian Credit Party or a Subsidiary thereof, and which permits the participation of employers that are not Affiliates of a Canadian Credit Party.

“Canadian Pension Plan” means any pension plans required to be registered or that are subject to Canadian pension benefit standards under Canadian federal or provincial law that is sponsored, administered, maintained or contributed to, or to which there is or may be an obligation to contribute, by a Credit Party or a Subsidiary thereof, for its employees or former employees, or under which any Credit Party has any actual or potential liability, but does not include the Canadian Multi-Employer Pension Plans or any statutory pension plan, including the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Pension Termination Event” means (a) the institution of any steps by any Credit Party or any applicable regulatory authority to terminate a Canadian Defined Benefit Plan; (b) the failure of any Credit Party to make required contributions when due to any Canadian Pension Plan or any Canadian Multi-Employer Pension Plan in accordance with the terms of such plan or applicable Canadian pension benefits standards legislation, including minimum funding standards, except for immaterial and inadvertently delinquent contribution arrears that are rectified within a reasonable period of time; (c) the withdrawal of any Credit Party from any Canadian Multi-Employer Pension Plan, where any such Credit Party is required to make additional contributions to such Canadian Multi-Employer Pension Plan beyond what is required under the terms of the applicable collective agreement or participation agreement as a result of such withdrawal; (d) any other event or condition which would reasonably be expected to constitute grounds for the termination of, winding up or partial termination of, or the appointment of a trustee to administer, any Canadian Defined Benefit Plan.

“Canadian Security Documents” means the collective reference to the Canadian Guarantee and Security Agreement, Control Agreements and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Obligations, in each case governed by the laws of Canada or any province thereof.

“Canadian Subsidiary” means each Subsidiary of the Borrower organized under the laws of Canada or a province thereof.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared

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in accordance with GAAP and (b) Capital Lease Obligations during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset to the extent financed by casualty insurance or condemnation proceeds received in respect thereof. Notwithstanding the foregoing, prior to the Control Date, Capital Expenditures shall be calculated excluding Klöckner and its Subsidiaries.

“Capital Lease” means, subject to Section 1.2(a), a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, that is required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; provided that, subject to Section 1.2(a), the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that subject to Section 1.2(a), the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) demand deposits or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia, or Canada or any province thereof, or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, or Canada or any province thereof, and is a member of the Federal Reserve System or is a “bank”, as defined in the Bank Act (Canada), as applicable, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and maturing no more than 365 days from the time of the acquisition thereof, and having, at the time of acquisition thereof, a rating of A-1 (or the then equivalent grade) or better from S&P, P-1 (or the then equivalent grade) or better from Moody’s or A (or the then equivalent grade) or better from Fitch;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from any of Moody’s, S&P or Fitch, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government;

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(f) United States government-sponsored enterprises, federal agencies and federal financing banks that are not otherwise authorized including (i) United States government-sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks and Federal National Mortgage Association, and (ii) federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export-Import Bank, Farmers Home Administration and Tennessee Valley Authority;

(g) obligations of states, counties and municipalities of the United States;

(h) investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase, provided the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank; and

(i) solely with respect to Foreign Subsidiaries, investments of the types and maturities described in clauses (a) through (d) above issued, where relevant, by any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $500,000,000.

“Change in Control” means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) (other than the spouses, siblings, descendants, spouses of any such siblings or descendants, trusts created exclusively for the benefit of such Persons, executors, administrators, guardians or conservators of the estate of John H. McConnell, John P. McConnell, their respective Affiliates and Associates (as defined in Rule 12b-2 under the Exchange Act), or a group which the foregoing are a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of the Borrower or any of its Subsidiaries or any trustee or fiduciary with respect to any such plan when acting in such capacity) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50.0% or more of the voting Equity Interests of the Borrower or (b) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (b)(i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (b)(i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

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“Closing Date” has the meaning assigned thereto in Section 3.1.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents, which shall not include Excluded Assets.

“Collateral Access Agreement” means a landlord waiver, bailee letter or acknowledgement agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon, or having rights or interests in the Borrower’s or its Subsidiaries’ books and records or Inventory, in each case, in form and substance reasonably satisfactory to the Agent.

“Commitment” means, with respect to each Lender, (a) its Revolver Commitment, (b) prior to the Klӧckner Increase Effective Date, its Klӧckner Commitment, and (c) if applicable, its Letter of Credit Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commodity Hedge” means a price protection agreement, swap, option, forward, cap, floor, collar or other similar agreement or transaction related to commodity products, or any combination of such transactions, entered into by any Credit Party or any Subsidiary thereof pursuant to a Hedge Agreement.

“Commodity Hedge Liabilities” means all obligations, liabilities, reimbursement obligations, fees or expenses owing by a Credit Party or its Subsidiaries to a Hedge Provider pursuant to or evidenced by a Hedge Agreement with respect to a Commodity Hedge and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Communication” means any Loan Document and any document, amendment, approval, consent, information, notice, certificate, report, statement, disclosure, certification or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form attached as Exhibit C delivered by a Responsible Officer of the Borrower to the Agent.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(b)(ii) and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consigned Inventory” means Inventory of any Credit Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory; provided that, for the avoidance of doubt, “Consigned Inventory” does not include Inventory in possession of a bailee (as defined in Article 7 of the UCC).

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(a) Consolidated Net Income for such period, plus

(b) the sum of the following, without duplication, to the extent deducted (and not added back) in determining Consolidated Net Income for such period (other than in respect of clause (b)(v) below):

(i) income and franchise taxes;

(ii) Consolidated Interest Expense;

(iii) amortization, depreciation and other non‑cash charges (including non-cash deferred compensation expense), non-cash losses and non-cash items reducing Consolidated Net Income;

(iv) Transaction Costs and fees, costs and expenses incurred in connection with this Agreement and the documentation governing any other Indebtedness, and in each case any amendments, modifications, supplements, consents or waivers thereto;

(v) the amount of any restructuring charges or reserves or other business optimization expenses or reserves (including those relating to severance, pension unwinding, relocation costs and one-time compensation charges, costs incurred in connection with any non-recurring strategic initiatives or new initiatives, other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses), costs and expenses relating to any entry into new markets or contracts, or new product developments or introductions or exiting a market, contract or product and any software or other intellectual property development costs and expenses, any costs and expenses associated with new systems design, any implementation cost or expense, any lobbying costs or expenses, any project startup cost or expense, any transition cost or expense or cost or expense associated with improvements to IT or accounting functions); provided that the aggregate amount included pursuant to this clause (b)(v), together with the aggregate amount of all adjustments included pursuant to clause (b) of the definition of “Pro Forma Basis”, shall not exceed 25.0% of Consolidated EBITDA (prior to giving effect to this clause (b)(v) or clause (b) of the definition of “Pro Forma Basis”);

(vi) losses attributable to the Becker Group for any period; less

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(c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(i) interest income; and

(ii) non-cash gains or non-cash items increasing Consolidated Net Income.

For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis. Notwithstanding the foregoing, prior to the Control Date, Consolidated EBITDA shall be calculated excluding Klöckner and its Subsidiaries.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, the ratio of (a) Consolidated EBITDA for such period minus the sum of (i) all federal, state, provincial, territorial and local income taxes paid in cash during such period and (ii) Unfinanced Capital Expenditures made or incurred during such period to (b) Consolidated Fixed Charges. Notwithstanding the foregoing, prior to the Control Date, the Consolidated Fixed Charge Coverage Ratio shall be calculated excluding Klӧckner and its Subsidiaries.

“Consolidated Fixed Charges” means, with respect to any fiscal period and with respect to the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness due and payable during such period, (c) rental or other payments under long term operating leases of Real Property which are due and payable during such period and (d) all Restricted Payments (other than pursuant to Sections 6.6(b), (c), (d) and (g)) paid in cash during such period. Notwithstanding the foregoing, prior to the Control Date, Consolidated Fixed Charges shall be calculated excluding Klӧckner and its Subsidiaries.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of (a) the outstanding principal amount of all indebtedness for borrowed money (including the Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness and (c) all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, in each case, that have been drawn and not reimbursed. Notwithstanding the foregoing, Consolidated Funded Indebtedness shall be calculated excluding (i) prior to the Control Date, Klӧckner and its Subsidiaries (including the Klӧckner Europe ABS Facility) and (ii) intercompany Indebtedness owed by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries.

“Consolidated Interest Expense” means, for any period, determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements), premium payments, debt discount, fees, charges and related expenses with respect to any and all Indebtedness of the Borrower and its Subsidiaries for such period. Notwithstanding the foregoing, prior to the Control Date, Consolidated Interest Expense shall be calculated excluding Klӧckner and its Subsidiaries.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with

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GAAP; provided that, in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded:

(a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period;

(b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged or amalgamated into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a);

(c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes;

(d) extraordinary, unusual or non-recurring gains or losses, charges, costs and expenses;

(e) (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) any impairment charges, write-offs or write-downs of any assets and (iii) any amortization of intangible assets;

(f) any unrealized or realized gain or loss resulting from fluctuations in currency values, foreign currency translation or foreign currency transactions (including currency re-measurements of any Indebtedness) and any related tax effects;

(g) the cumulative effect of any change in accounting principles;

(h) any gain or loss from Asset Dispositions during such period;

(i) any cancellation of debt income and any other gain or loss attributable to the early extinguishment of Indebtedness or Hedge Agreements; and

(j) the purchase accounting effects of adjustments to inventory, Property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

Notwithstanding the foregoing, prior to the Control Date, Consolidated Net Income shall be calculated excluding Klöckner and its Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (minus Unrestricted Cash) that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries on such date to (b) Consolidated EBITDA for the Test Period ending on or immediately prior to such date; provided that the “Consolidated Secured Leverage Ratio” shall be

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calculated excluding any Consolidated Funded Indebtedness if, upon or prior to the maturity thereof, the Borrower or a Subsidiary thereof has irrevocably deposited with the proper Person in trust or escrow the necessary funds for the payment, redemption or satisfaction of such Consolidated Funded Indebtedness and thereafter such funds so deposited are not included in the calculation of Unrestricted Cash.

“Consolidated Tangible Assets” means, for any period, the total assets of the Borrower and its Subsidiaries for such period minus intangible assets of the Borrower and its Subsidiaries for such period, in each case, determined on a Consolidated basis in accordance with GAAP. Notwithstanding the foregoing, prior to the Control Date, Consolidated Tangible Assets shall be calculated excluding Klӧckner and its Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (minus Unrestricted Cash) on such date to (b) Consolidated EBITDA for the Test Period ending on or immediately prior to such date; provided that the “Consolidated Total Leverage Ratio” shall be calculated excluding any Consolidated Funded Indebtedness if, upon or prior to the maturity thereof, the Borrower or a Subsidiary thereof has irrevocably deposited with the proper Person in trust or escrow the necessary funds for the payment, redemption or satisfaction of such Consolidated Funded Indebtedness and thereafter such funds so deposited are not included in the calculation of Unrestricted Cash.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered by one or more Credit Parties, the Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Control Date” means the first date on which (a) the Merger Squeeze-Out is effected or Klӧckner is otherwise merged into BidCo, (b) the Conversion is effected or (c) the Domination Agreement becomes effective.

“Controlled Account” has the meaning assigned thereto in Section 2.4(g)(i).

“Controlled Account Bank” has the meaning assigned thereto in Section 2.4(g)(i).

“Conversion” has the meaning assigned thereto in Section 5.15(d).

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned thereto in Section 17.22(a).

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“Credit Parties” means the U.S. Credit Parties and/or the Canadian Credit Parties, as the context requires.

“Customer” means and includes any Person obligated under any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.

“Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Simple SOFR Determination Day”) that is five U.S. Government Securities Business Days prior to (i) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day, or (ii) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. on the second U.S. Government Securities Business Day immediately following any Simple SOFR Determination Day, SOFR in respect of such Simple SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such Simple SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive Simple SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate determined by reference to Daily Simple SOFR.

“Debtor Relief Laws” means (a) the Bankruptcy Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) Companies Creditors’ Arrangement Act (Canada), (d) the Winding-Up and Restructuring Act (Canada) and (e) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect, including the Canada Business Corporations Act (Canada) where such statute is used by a Person to propose an arrangement, and any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Deed of Hypothec” has the meaning assigned thereto in Section 15.1(c).

“Default” means any of the events specified in Section 8 which, with the passage of time, the giving of notice or both, would be an Event of Default.

“Default Right” has the meaning assigned thereto in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.4(g), any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Agent or any other Lender

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any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.4(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Designated Account” means the Deposit Account of the Borrower identified on Schedule B-1 to this Agreement (or such other Deposit Account of the Borrower located at a Designated Account Bank that has been designated as such, in writing, by the Borrower to the Agent).

“Designated Account Bank” has the meaning assigned thereto in Schedule B-2 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by the Borrower to the Agent).

“Designated Customer” means, at any time of determination, any Customer with a rating of (a) if such Customer is rated by both Moody’s and S&P, (i) “Baa3” or higher from Moody’s and (ii) “BBB-” or higher from S&P or (b) if such Customer is not rated by both Moody’s and S&P, (i) “BBB-” or higher from Fitch and (ii)(x)“Baa3” or higher from Moody’s or (y) “BBB-” or higher from S&P.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Disposition pursuant to Section 6.5(g) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

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“Dilution” means, as of any date of determination, an amount, expressed as a percentage, equal to (a) the Dollar amount of non-cash reductions to the Credit Parties’ Receivables, including bad debt write-downs, discounts, volume rebates, credits or other dilutive items as determined by the Agent’s most recent field exam (or as otherwise determined by the Agent from time to time) during the most recently ended period of 12 fiscal months, divided by (b) the Credit Parties’ billings with respect to Receivables during such period.

“Dilution Reserve” means (a) with respect to Receivables owing from Designated Customers, an amount equal to 1.0% for each percent or fraction thereof that Dilution exceeds 0.0% with respect to such Receivables, plus (b) with respect to all other Receivables, an amount equal to 1.0% for each percent or fraction thereof that Dilution exceeds 5.0% with respect to such Receivables.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control, fundamental change or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Maturity Date in effect at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) those banks, financial institutions or other entities separately identified in writing by the Borrower to the Agent on or prior to the Closing Date, (b) competitors of the Borrower or Klöckner that are identified from time to time in writing by the Borrower to the Agent and (c) affiliates of the Persons identified pursuant to the foregoing clauses (a) and (b) (i) identified by the Borrower to the Agent in writing from time to time or (ii) reasonably identifiable solely on the basis of its name (in each case, other than bona fide fixed income investors or debt funds); provided that (x) “Disqualified Institutions” shall exclude any Person designated by the Borrower as no longer a “Disqualified Institution” by written notice to the Agent from time to time and (y) no such identification pursuant to clause (b) or (c) shall apply retroactively to disqualify any Person that has previously provided a valid Commitment hereunder or acquired a valid assignment or participation of an interest in the Loans or Commitments hereunder.

“Dollar Equivalent” means, subject to Section 1.7, (a) with respect to any amount denominated in Dollars, such amount, and (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars as determined by the Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Alternative Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

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“Dollars” or “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Domination Agreement” has the meaning assigned thereto in Section 5.15(f).

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13(b)(iii), (b)(v) and (b)(vi) (subject to such consents, if any, as may be required under Section 13(b)(iii)).

“Eligible Domestic In-Transit Inventory” has the meaning assigned thereto in the definition of “Eligible Inventory”.

“Eligible Inventory” means and includes, with respect to each Credit Party, Inventory of such Credit Party, including work in process and Consigned Inventory, which is not obsolete, slow moving or unmerchantable and which is not ineligible based on the criteria set forth below; provided that such criteria may be revised (subject to clause (i) of the proviso set forth in Section 14.1(l)) from time to time in the Agent’s Permitted Discretion upon five Business Days’ prior written notice to the Borrower. Inventory shall not be deemed eligible unless such Inventory is subject to the Agent’s first priority (other than Permitted Liens set forth in Sections 6.2(c), (d), (i) and (l), in each case, to the extent such Permitted Liens arise under and have priority by operation of law) perfected security interest and no other Lien (other than Permitted Liens). Inventory of any Credit Party shall not be Eligible Inventory if it:

(a) is not owned by such Credit Party free and clear of all Liens and ownership rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Credit Party’s performance with respect to that Inventory) except the Liens in favor of the Agent, on behalf of itself and the Lenders, and other Permitted Liens (or the Agent has established Reserves in its Permitted Discretion);

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(b) does not conform in all material respects to all standards imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof;

(c) is in-transit (i) outside the United States or Canada or (ii) within the United States or Canada unless, in the case of this clause (ii), such Inventory is in transit to a Permitted Location or a location owned by a Credit Party in the United States or Canada (Inventory satisfying the requirements of this clause (ii), “Eligible Domestic In-Transit Inventory”);

(d) is located outside the continental United States or Canada or at a location that is not otherwise in compliance with this Agreement;

(e) [reserved];

(f) is the subject of an Intellectual Property Claim;

(g) is subject to a License Agreement that limits, conditions or restricts the applicable Credit Party’s or the Agent’s right to sell or otherwise dispose of such Inventory, unless such license is freely assignable to the Agent or the Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or the Agent shall agree otherwise in its Permitted Discretion after establishing Reserves against the Borrowing Base with respect thereto as the Agent shall deem appropriate in its Permitted Discretion (provided that no such Reserves shall be established if the Agent does not agree to consider such Inventory to be Eligible Inventory)); provided that any Inventory that would otherwise be Eligible Inventory but for a License Agreement being in place pursuant to this clause (g) shall not be considered ineligible before the date that is (i) 90 days after the Closing Date, (ii) with respect to Klӧckner Credit Parties, 90 days after the Klӧckner Increase Effective Date or (iii) with respect to any entity that becomes a Credit Party thereafter, 90 days after such entity becomes a Credit Party (or, in each case, such later date as the Agent may agree in its Permitted Discretion);

(h) is situated at a location not owned by a Credit Party unless the owner or occupier of such location has executed in favor of the Agent a Collateral Access Agreement (a “Permitted Location”) (or the Agent has established Reserves in its Permitted Discretion); provided that any Inventory that would otherwise be Eligible Inventory but for a Collateral Access Agreement being in place pursuant to this clause (h) shall not be considered ineligible before the date that is (i) 90 days after the Closing Date, (ii) with respect to Klӧckner Credit Parties, 90 days after the Klӧckner Increase Effective Date or (iii) with respect to any entity that becomes a Credit Party thereafter, 90 days after such entity becomes a Credit Party (or, in each case, such later date as the Agent may agree in its Permitted Discretion);

(i) is covered by a negotiable document of title, unless such document has been delivered to the Agent with all necessary endorsements, free and clear of all Liens except (i) those in favor of the Agent, (ii) Permitted Liens or (iii) those in favor of landlords, carriers, bailees or warehousemen, as applicable, to the extent such Inventory complies with clause (h) of this definition;

(j) consists of display items or packing or shipping materials, manufacturing supplies or replacement parts;

(k) is not of a type held for sale in the ordinary course of any Credit Party’s business;

(l) breaches any of the representations or warranties, in any material respect (without duplication of any materiality qualifiers), pertaining to Inventory of such Credit Party set forth in this Agreement or in any other Loan Documents; or

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(m) consists of either Hazardous Materials or goods, in each case, that can be transported or sold only with licenses that are not readily available.

“Eligible Receivables” means and includes, with respect to each Credit Party, each Receivable of such Credit Party arising in the ordinary course of business and which is not ineligible based on the criteria set forth below; provided that such criteria may be revised (subject to clause (i) of the proviso set forth in Section 14.1(l)) from time to time in the Agent’s Permitted Discretion upon five Business Days’ prior written notice. A Receivable shall not be deemed eligible unless such Receivable is subject to the Agent’s first priority (other than Permitted Liens set forth in Sections 6.2(c), (d), (i) and (l), in each case, to the extent such Permitted Liens arise under and have priority by operation of law) perfected security interest and no other Lien (other than Permitted Liens), and is evidenced by an invoice or other documentary evidence acceptable to the Agent in its Permitted Discretion. In addition, no Receivable of a Credit Party shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Credit Party to an Affiliate of any Credit Party or to a Person Controlled by an Affiliate of a Credit Party;

(b) (i) in the case of Extended Terms Customers, it is due or unpaid more than 150 days after the original invoice date or 60 days after the original due date, and (ii) in the case of all other Customers, it is due or unpaid more than 90 days after the original invoice date or 60 days after the original due date;

(c) 50.0% or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder because such Receivables from such Customer do not meet clause (b) of this definition;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect (without duplication of any materiality qualifiers);

(e) an Insolvency Proceeding shall have commenced with respect to such Customer;

(f) the sale is to a Customer that (i) maintains its chief executive office outside of the United States of America or Canada or (ii) is not organized under the Applicable Law of the United States of America or Canada, unless, in each case, the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Agent in its Permitted Discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) the Agent believes, in its Permitted Discretion after consultation with the Borrower, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America or Canada, any state or province thereof, as applicable, or any department, agency or instrumentality of any of them, unless the applicable Credit Party assigns its right to payment of such Receivable to the Agent pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or the Financial Administration Act (Canada) or any similar provincial statute or has otherwise complied with other applicable statutes or ordinances;

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(j) the goods giving rise to such Receivable have not been shipped or the services giving rise to such Receivable have not been performed by the applicable Credit Party or the Receivable otherwise does not represent a final sale;

(k) the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim or payables to the Customer (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim or payables) or the Receivable is contingent in any respect or for any reason;

(l) the Customer is a Sanctioned Person;

(m) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed, but only the extent of the amount returned, rejected, repossessed or disputed;

(n) such Receivable is not payable to a Credit Party;

(o) such Receivable is owing by a Customer to the extent the aggregate amount of Receivables owing from any such Customer and its Affiliates to the Credit Parties exceeds 30.0% of the aggregate Eligible Receivables, but, in the case of any Receivables contemplated by this clause (o), only to the extent of such excess; or

(p) (i) such Receivable is subject to a Permitted Supply Chain Financing or (ii) is otherwise owed by a Customer that is a party to a Permitted Supply Chain Financing unless, in the case of this clause (ii), (A) no Credit Party owes any payables to such Customer (but such Receivable shall only be ineligible to the extent of such payables), (B) such Receivables are segregated from all Receivables subject to a Permitted Supply Chain Financing, including by the collections thereof being directed to and held in separate Controlled Accounts and (C) such Receivables are separately identified and reported in the Borrowing Base Certificate (and related reporting delivered pursuant to Section 5.2) without any commingling with Receivables subject to a Permitted Supply Chain Financing.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding five years been maintained, funded or administered for the employees of any Credit Party or, solely with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata or sediment, and natural resources such as wetlands, flora and fauna.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any (a) actual or alleged noncompliance with or liability under any Environmental Law including any failure to obtain, maintain or comply with any permit issued, or any approval given, under any such Environmental Law, (b) the generation, use handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Environmental Laws” means any Applicable Laws relating to the protection of the Environment or the protection of human health and safety to the extent related to exposure of toxic or hazardous materials, substances or wastes including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of toxic or hazardous materials, substances or wastes.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 17.23.

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 17.23.

“Erroneous Payment Impacted Loans” has the meaning assigned thereto in Section 17.23.

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 17.23.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“eUCP” means, the Supplement to the Uniform Customs and Practice for Documentary Credits for Electronic Presentation, Version 2.0, supplementing UCP 600 and any version or revision thereof accepted by the applicable Issuing Bank for use.

“Event of Default” means any of the events specified in Section 8; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Availability” means, as of any date of determination, the amount equal to the Line Cap then in effect minus the Revolver Usage then in effect.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning assigned thereto in each Guaranty and Security Agreement.

“Excluded Subsidiary” means any Subsidiary (a) that is not a Wholly-Owned Subsidiary, (b) that is Worthington Receivables Company, LLC, a Delaware limited liability company, (c) that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (or a direct or indirect Subsidiary thereof), other than any Subsidiary organized or formed under the laws of Canada or any province thereof, (d) that owns, directly or indirectly, no material assets other than Equity Interests of one or more “controlled foreign corporations” within the meaning of Section 957(a) of the Code (and any Subsidiary thereof), (e)

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with respect to which, in the reasonable good faith determination of the Borrower, in consultation with the Agent, a Guarantee by such a Subsidiary would result in materially adverse tax consequences to the Borrower or any of its Subsidiaries, (f) that is not organized or formed under the laws of (x) any state of the United States of America or the District of Columbia or (y) Canada or any province thereof, (g) that is a not-for-profit Subsidiary or a special purpose entity, (h) that is a Special Purpose Finance Subsidiary, (i) that is acquired and is prohibited by Applicable Law or by any contractual obligation existing at the time of the acquisition thereof (to the extent such contractual prohibition was not entered into in contemplation of such acquisition) from guaranteeing the Obligations, or which would require governmental (including regulatory) or other third party consent, approval, license or authorization to provide a Guarantee of the Obligations and such consent, approval, license or authorization has not been received (it being agreed that the Credit Parties have no obligation to obtain such consent, approval, license or authorization) and (j) with respect to which, in the reasonable judgment of the Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by Lenders therefrom; provided that notwithstanding anything to the contrary in this definition, the provisions of the definition of “Klöckner Credit Parties” shall solely govern with respect to the Klöckner Credit Parties.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the Guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 2(j) of the U.S. Guaranty and Security Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 14.2(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 16.7, (d) any United States federal withholding Taxes imposed under FATCA and (e) any Canadian withholding Taxes arising as a result of (i) the Recipient not dealing at arm’s length (within the meaning of the Tax Act) with a Credit Party, (ii) the Recipient being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Tax Act) of a Credit Party or not dealing at arm’s length (for the purposes of the Tax Act) with a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of a Credit Party or (iii) the Recipient being a “specified entity” (as defined in subsection 18.4(1) of the Tax Act) in respect of

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a Credit Party, except in the case where (x) the non-arm’s length relationship, (y) the Recipient being a “specified non-resident shareholder” of the applicable Credit Party or not dealing at arm’s length with a “specified shareholder” of the applicable Credit Party or (z) the Recipient being a “specified entity” (as defined in subsection 18.4(1) of the Tax Act), as applicable, arises from the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.

“Existing Agent” means PNC Bank, National Association, in its capacity as agent under the Existing Credit Agreement.

“Existing Credit Agreement” means that certain Revolving Credit and Security Agreement dated as of November 30, 2023, by and among the Borrower, the lenders party thereto and the Existing Agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Credit Agreement Repayment” means, with respect to the Existing Credit Agreement, (a) the payment in full and discharge of all principal, interest and fees outstanding thereunder, (b) the termination of all commitments in respect thereof, (c) the cancellation or termination, or cash collateralization or other backstop of any letters of credit issued thereunder (other than any Existing Letters of Credit) in a manner satisfactory to the issuing bank thereof and (d) the termination and release of all guarantees and security in connection therewith.

“Existing Letters of Credit” means those letters of credit described on Schedule C.

“Extendable Bridge Loans/Interim Debt” means “bridge” financings (including “bridge” loans), escrow or similar arrangements, which by their terms will be converted (subject to customary conditions to conversion for a debt instrument of a similar type) into loans or other Indebtedness that have, or will be extended such that they have, a maturity date later than the latest Maturity Date of any Commitments then outstanding and a weighted average life to maturity that is longer than any Commitments then outstanding.

“Extended Revolver Commitment” has the meaning assigned thereto in Section 2.13(a).

“Extended Terms Customers” means each Person and its respective Affiliates listed on Schedule D to this Agreement, (a) as such schedule shall be updated on the Klöckner Increase Effective Date and (b) as such schedule may be updated from time to time, in writing from the Borrower to the Agent, to include additional Persons acceptable to the Agent in the Agent’s Permitted Discretion.

“Extending Revolver Lender” has the meaning assigned thereto in Section 2.13(a).

“Extension” has the meaning assigned thereto in Section 2.13(a).

“Extension Offer” has the meaning assigned thereto in Section 2.13(a).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Loans made by such Lender then outstanding, (ii) such Lender’s Letter of Credit Exposure and (iii) such Lender’s Swing Loan Exposure, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Extraordinary Advance” has the meaning assigned thereto in Section 2.3(d)(iii).

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“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

“Fee Letters” means (a) the fee letter dated as January 19, 2026, by and among the Borrower, Wells Fargo and Citibank, N.A. and (b) the fee letter dated as of January 19, 2026, by and between the Borrower and Wells Fargo.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and the Equity Interests of which are owned directly by any U.S. Credit Party.

“Fiscal Year” means the fiscal year of the Borrower ending on May 31.

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Fixed Amounts” has the meaning assigned thereto in Section 1.14(a).

“Fixed Incremental Basket” has the meaning assigned thereto in Section 6.1(n).

“Floor” means a rate of interest equal to 0.00%.

“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” means all obligations, liabilities, reimbursement obligations, fees or expenses owing by a Credit Party or its Subsidiaries to a Hedge Provider pursuant to or evidenced by a Hedge Agreement with respect to a Foreign Currency Hedge and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” means the date on which a Borrowing occurs.

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Increase” has the meaning assigned thereto in Section 2.2(b).

“General Increase Date” has the meaning assigned thereto in Section 2.2(b)(i).

“General Increase Multiplier” means a fraction, the numerator of which is the aggregate amount of the Revolver Commitments as of the applicable General Increase Date after giving effect to the applicable General Increase and the denominator of which is the aggregate amount of the Revolver Commitments immediately prior to the applicable General Increase Date.

“General Increase Notice” has the meaning assigned thereto in Section 2.2(b).

“Government Receivables” means any Receivable arising out of any contract between any Credit Party and the United States of America, Canada, any state, province or any department, agency or instrumentality of any of them.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit, bank guarantee or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Guarantors” means U.S. Guarantors and/or Canadian Credit Parties, as the context requires.

“Guaranty and Security Agreement” means the U.S. Guaranty and Security Agreement and/or the Canadian Guarantee and Security Agreement, as the context requires.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any

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Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive or carcinogenic and are or become regulated by any Governmental Authority or (c) the Release or threatened Release of which requires investigation or remediation under any Environmental Law.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Liabilities” means, collectively, the Lender Hedge Liabilities and the Non-Lender Hedge Liabilities.

“Hedge Provider” means any Lender or any of its Affiliates; provided that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until the Agent receives a Hedge Provider Agreement from such Person with respect to the applicable ISDA Master Agreement (or similar Hedge Agreement) within 10 days (or such longer period as agreed by the Agent in its sole discretion) after the execution of such ISDA Master Agreement (or similar Hedge Agreement) by the Borrower or its Subsidiaries and such Hedge Provider; provided, further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender, neither it nor any of its Affiliates shall constitute Hedge Providers and the Lender Hedge Liabilities owed to such Person or any of its Affiliates shall no longer constitute Lender Hedge Liabilities.

“Hedge Provider Agreement” means an agreement between the applicable Hedge Provider and the Agent in form and substance satisfactory to the Agent.

“Hedge Reserve” means, as of any date of determination, the amount of reserves that the Agent has established against the Borrowing Base in respect of the Hedge Liabilities as of such date (based upon the Agent’s determination in its Permitted Discretion of the credit exposure in respect of such Hedge Liabilities); provided that, for the avoidance of doubt, no Reserve shall be established in respect of any Hedge Liabilities that are secured solely pursuant to Section 6.2(x).

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Historical Financial Statements” means (a) the audited consolidated and combined balance sheets of the Borrower and its Subsidiaries and the related consolidated and combined statements of earnings, comprehensive income, equity and cash flows as of and for the Fiscal Year ended May 31, 2025 and (b) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries and the related consolidated and combined statements of earnings, comprehensive income, equity and cash flows as of and for the fiscal quarters ended August 31, 2025, November 30, 2025 and February 28, 2026.

“Hypothecary Representative” has the meaning assigned thereto in Section 15.1(c).

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public

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Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary designated as an Immaterial Subsidiary by the Borrower but only if and for so long as (a) the total assets of such Subsidiary, when taken together with the total assets of all other Subsidiaries so designated as Immaterial Subsidiaries, in each case, measured as of the last day of the four-quarter period most recently ended for which financial statements have been delivered pursuant to Section 5.1, equal or are less than 10.0% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis, (b) the total revenue of such Subsidiary, when taken together with the total revenue of all other Subsidiaries so designated as Immaterial Subsidiaries, in each case, measured as of the last day of the four-quarter period most recently ended for which financial statements have been delivered pursuant to Section 5.1, equal or are less than 10.0% of total revenues of the Borrower and its Subsidiaries on a Consolidated basis and (c) such Subsidiary does not own any Equity Interests in any Credit Party; provided that no Credit Party shall be considered an Immaterial Subsidiary.

“Increase Amendment” means an amendment agreement in form and substance reasonably satisfactory to the Agent, the Borrower and the applicable Increase Lenders providing the applicable Increase delivered in connection with Section 2.2.

“Increase Date” has the meaning assigned thereto in Section 2.2(b)(i).

“Increase Lender” has the meaning assigned thereto in Section 2.2(b).

“Increases” has the meaning assigned thereto in Section 2.2(b).

“Incremental Cap” has the meaning assigned thereto in Section 6.1(n).

“Incremental Delayed Draw Term Loan” has the meaning assigned thereto in Section 6.1(n).

“Incremental Delayed Draw Term Loan Commitment” has the meaning assigned thereto in Section 6.1(n).

“Incremental Delayed Draw Term Loan Facility” has the meaning assigned thereto in Section 6.1(n).

“Incremental Equivalent Debt” has the meaning assigned thereto in Section 6.1(q).

“Incremental Loan Commitments” has the meaning assigned thereto in Section 6.1(n).

“Incremental Loans” has the meaning assigned thereto in Section 6.1(n).

“Incremental Revolving Commitment” has the meaning assigned thereto in Section 6.1(n).

“Incremental Revolving Facility” has the meaning assigned thereto in Section 6.1(n).

“Incremental Revolving Loan” has the meaning assigned thereto in Section 6.1(n).

“Incremental Term Commitment” has the meaning assigned thereto in Section 6.1(n).

“Incremental Term Facility” has the meaning assigned thereto in Section 6.1(n).

“Incremental Term Loan” has the meaning assigned thereto in Section 6.1(n).

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“Incurrence-Based Amounts” has the meaning assigned thereto in Section 1.14(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under earn-out or similar agreements that appear in the liabilities section of the balance sheet of such Person), except trade payables or accrued expenses arising in the ordinary course of business not more than 90 days past due, or that are currently being contested in good faith by appropriate procedures and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person in respect of Disqualified Equity Interests;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning assigned thereto in Section 10.3(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

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“Indemnitee” has the meaning assigned thereto in Section 10.3(b).

“Information” has the meaning assigned thereto in Section 17.3.

“Inside Maturity Basket” means, with respect to any Ratio Debt, Incremental Loans and/or Incremental Equivalent Debt, an aggregate principal amount equal to, when taken together with the aggregate outstanding principal amount of all other Indebtedness incurred in reliance on this definition on or prior to the date of incurrence of any such Indebtedness (and including any then outstanding Permitted Refinancing of Indebtedness previously incurred in reliance on this Inside Maturity Basket to the extent that such Permitted Refinancing would, if incurred as Ratio Debt, Incremental Loans and/or Incremental Equivalent Debt, utilize this Inside Maturity Basket), the greater of (x) $300,000,000 and (y) 50.0% of Consolidated EBITDA for the most recent Test Period.

“Insolvency Proceeding” means any proceeding or proposal commenced by or against any Person under any provision of any Debtor Relief Law or, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement or other similar relief.

“Insurance and Condemnation Event” means (a) any theft, loss, physical destruction or damage, taking or similar event with respect to any Property of any Credit Party or any of its Subsidiaries, (b) the condemnation of any such Property as a result of the exercise of “eminent domain” or other similar policies by any Governmental Authority (whether by deed in lieu of condemnation or otherwise) and (c) any casualty with respect to any such Property giving rise to an insurance settlement.

“Intellectual Property Claim” means an assertion in writing that is known to the Borrower by any Person of a claim that the Borrower’s ownership, use, marketing, sale or distribution of any Inventory is violative of any ownership of or right to use any intellectual property of such Person, in each case, unless such assertion would not, in the Agent’s Permitted Discretion, materially impair any Credit Party’s or the Agent’s ability to sell or otherwise dispose of such Inventory.

“Interest Expense” means, for any period, the aggregate of the interest expense of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP. Notwithstanding the foregoing, prior to the Control Date, Interest Expense shall be calculated excluding Klӧckner and its Subsidiaries.

“Interest Payment Date” means (a) as to any Base Rate Loan or Daily Simple SOFR Loan, the first day of each calendar quarter (or, if an Event of Default has occurred and is continuing, the first day of each calendar month) and the Maturity Date and (b) as to any Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period; provided that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant calendar month after which no further Business Day occurs in such calendar month, in which case such day shall be the immediately preceding Business Day, and the Maturity Date.

“Interest Period” means, with respect to any Term SOFR Loan, a period commencing on the date of the making of such Term SOFR Loan (or the continuation of a Term SOFR Loan or the conversion of a Base Rate Loan to a Term SOFR Loan) and ending one, three or six months thereafter; provided that (a) interest shall accrue at the applicable rate based upon Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless

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such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one, three or six months after the date on which the Interest Period began, as applicable, (d) the Borrower may not elect an Interest Period which will end after the Maturity Date, (e) no tenor that has been removed from this definition pursuant to Section 2.12(d)(iii)(D) shall be available for specification in any Term SOFR Notice or conversion or continuation notice and (f) notwithstanding the foregoing, the Interest Periods with respect to the initial Borrowings hereunder made on or within three Business Days following the Closing Date shall be the Interest Periods set forth in the notice of borrowing delivered to the Agent pursuant to Section 2.3(a) with respect to such Borrowings.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Credit Party or any Subsidiary thereof in order to provide protection to, or minimize the impact upon, such Credit Party and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness of such Credit Party or Subsidiary.

“Interest Rate Hedge Liabilities” means all obligations, liabilities, reimbursement obligations, fees or expenses owing by a Credit Party or its Subsidiaries to a Hedge Provider pursuant to or evidenced by a Hedge Agreement with respect to an Interest Rate Hedge and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Inventory” means inventory (as that term is defined in the UCC).

“Investment” has the meaning assigned thereto in Section 6.3.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by the Borrower in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means (a) each Lender with a Letter of Credit Commitment, (b) with respect to any Existing Letters of Credit, the Person that has issued (or arranged the issuance of) such Existing Letter of Credit and (c) any other Lender that, at the request of the Borrower and with the consent of the Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11.

“Judgment Currency” has the meaning assigned thereto in Section 17.16.

“Junior Indebtedness” means, collectively, (a) any Subordinated Indebtedness and (b) any Indebtedness of the kind described in clause (a) of the definition thereof incurred by the Borrower or any of its Subsidiaries that is unsecured or secured by a Lien that is junior in priority to the Lien on any Collateral securing the Obligations, in each case (x) with an outstanding aggregate principal amount in excess of

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$25,000,000 and (y) other than intercompany Indebtedness among or between the Borrower or any of its Subsidiaries.

“Klӧckner” means Klöckner & Co SE, a European stock company (Societas Europaea), registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Düsseldorf under HRB 109982 with its registered business address at Peter-Müller-Str. 24, 40468 Düsseldorf, Germany.

“Klӧckner ABL Facility” means that certain Loan and Security Agreement dated November 16, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Control Date), by and among Kloeckner Metals Corporation, Klöckner USA Holding Inc., Kloeckner Metals P.R., Inc., California Steel and Tube, LLC, the guarantors thereunder, the lenders from time to time party thereto and Bank of America, N.A., as agent.

“Klӧckner Acquisition” means the acquisition by BidCo of up to 100% (but not less than 57.5%) of the outstanding Equity Interests of Klӧckner.

“Klӧckner Acquisition Transactions” means, collectively, (a) the Klӧckner Acquisition, (b) the entry into, and funding of, the Klӧckner Intercompany Loan and (c) in each case to the extent applicable, (i) any Squeeze-Out, (ii) the entry by BidCo into a Domination Agreement, (iii) the Conversion and (iv) any delisting offer within the meaning of Section 39, para. 2 German Stock Exchange Act (Börsengesetz, BörsG) in conjunction with Sections 10, 14, para. 2 and 29 of the WpÜG.

“Klӧckner Collateral” has the meaning assigned thereto in Section 3.2(e)(i).

“Klӧckner Commitment” means, with respect to each Revolving Lender, the amount set forth under the heading “Klӧckner Commitment” on Schedule E opposite such Lender’s name, or set forth in the Assignment and Assumption pursuant to which such Revolving Lender assumed its Klӧckner Commitment, as such amount may be (a) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13 and/or (b) reduced in accordance with Section 2.4(c).

“Klӧckner Credit Party” means (a) prior to the Klӧckner Increase Effective Date, each Wholly-Owned Material Subsidiary that is a Domestic Subsidiary of Klӧckner that has provided a guarantee under the Term Loan Documents and/or the 2033 Senior Secured Notes Documents and (b) from and after the Klӧckner Increase Effective Date, each Wholly-Owned Material Subsidiary that is a Domestic Subsidiary of Klӧckner so long as such Subsidiary is not (i) prohibited or restricted by any contractual obligation (including with respect to any existing Indebtedness owed or guaranteed by such Subsidiary) from guaranteeing the Obligations and/or providing a Lien on or security interest in its assets and property and would not require third party consent, approval, license or authorization to provide a Guarantee of the Obligations and/or a Lien on or security interest in its assets and property, (ii) a not-for-profit Subsidiary or a special purpose entity, (iii) a Special Purpose Finance Subsidiary, (iv) a Subsidiary acquired by Klӧckner or a subsidiary of Klӧckner that is prohibited by Applicable Law or by any contractual obligation existing at the time of the acquisition thereof (to the extent such contractual prohibition was not entered into in contemplation of such acquisition) from guaranteeing the Obligations, or which would require governmental (including regulatory) or other third party consent, approval, license or authorization to provide a Guarantee of the Obligations and such consent, approval, license or authorization has not been received (it being agreed that the Credit Parties have no obligation to obtain such consent, approval, license or authorization) or (v) a Subsidiary with respect to which, in the reasonable judgment of the Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by Lenders therefrom.

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“Klӧckner Debt Repayment” means, with respect to the Klӧckner ABL Facility, (a) the payment in full and discharge of all principal, interest and fees outstanding thereunder, (b) the termination of all commitments in respect thereof, (c) other than the Klöckner Existing Letters of Credit, the cancellation or termination, or cash collateralization or other backstop of any letters of credit issued thereunder in a manner satisfactory to the issuing bank thereof and (d) the termination and release of all guarantees and security in connection therewith.

“Klӧckner Europe ABS Facility” means the ABS facility documented by the Exit and Amendment and Restatement Agreement dated May 8, 2026, by and among Klöckner Receivables Funding DAC, Klӧckner, Kloeckner Metals German GmbH, Commerzbank Aktiengesellschaft and the other Persons party thereto.

“Klӧckner Existing Letters of Credit” means the collective reference to letters of credit issued and outstanding to Klӧckner by a Person that qualifies as an Issuing Bank pursuant to clause (a) or (c) of the definition thereof immediately prior to the Control Date identified by the Borrower to the Agent and the applicable Issuing Bank at least five Business Days prior to the Control Date.

“Klöckner Foreign Subsidiaries” means Klöckner and all Subsidiaries of Klöckner that are not Domestic Subsidiaries.

“Klӧckner German Syndicated Loan” means the syndicated loan documented by the Fifth Amendment and Restatement Agreement dated May 8, 2026, by and among Klӧckner, Commerzbank Aktiengesellschaft, as agent, and the other Persons party thereto from time to time.

“Klӧckner Increase” has the meaning assigned thereto in Section 2.2(a).

“Klӧckner Increase Amount” has the meaning assigned thereto in Section 2.2(a).

“Klӧckner Increase Effective Date” has the meaning assigned thereto in Section 3.2.

“Klӧckner Increase Multiplier” means a fraction, the numerator of which is the aggregate amount of the Revolver Commitments as of the Klӧckner Increase Effective Date after giving effect to the Klӧckner Increase and the denominator of which is the aggregate amount of the Revolver Commitments immediately prior to the Klӧckner Increase Effective Date.

“Klӧckner Increase Notice” has the meaning assigned thereto in Section 2.2(a).

“Klӧckner Increase Termination Date” means earlier of (a) the date that is 15 months after the Closing Date and (b) the date that is 90 days after the Control Date.

“Klöckner Intercompany Loan” means the Shareholder RCF Agreement, dated as of May 8, 2026, between the Borrower, as lender, and Klöckner, as borrower, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time in any manner not materially adverse to the Lenders (as determined by the Borrower in good faith).

“Klӧckner Reports” has the meaning assigned thereto in Section 3.2(e)(iv).

“Klӧckner U.S. Guarantee Date” means the date on which any Wholly-Owned Material Subsidiary that is a Domestic Subsidiary of Klӧckner becomes a Credit Party pursuant to the definition of “Klӧckner Credit Party”.

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“LCT Election” has the meaning assigned thereto in Section 1.11.

“LCT Test Date” has the meaning assigned thereto in Section 1.11.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks and the Swing Lender.

“Lender Group” means each of the Lenders (including the Issuing Banks and the Swing Lender) and the Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by the Credit Parties under any of the Loan Documents that are paid, advanced or incurred by the Lender Group, (b) reasonable documented out-of-pocket fees or charges paid or incurred by the Agent in connection with the Loan Documents, (c) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to enforce any provision of the Loan Documents, (d) field examination, appraisal and valuation fees and expenses of the Agent related to any field examinations, appraisals or valuation to the extent of the fees and charges (and up to the amount of any limitation) as specifically provided in Section 2.10, (e) the Agent’s reasonable documented costs and expenses (including court costs and reasonable fees, disbursements and other charges of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees, disbursements and other charges of a single counsel and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Agent in each relevant regulatory field and each relevant jurisdiction, respectively) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents or the Agent’s Liens in and to the Collateral, (f) the Agent’s reasonable documented out-of-pocket costs and expenses (including fees, disbursements and other charges of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees, disbursements and other charges of a single counsel and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Agent in each relevant regulatory field and each relevant jurisdiction, respectively) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals and lodging in connection with field examinations required hereunder), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving or modifying the Loan Documents, (g) the Agent’s and each Lender’s reasonable documented out-of-pocket costs and expenses (including court costs, reasonable and documented outside attorneys’, accountants, consultants, and other advisors fees and expenses, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to preserve or maintain the Collateral) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning the Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents) or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action in respect of an Environmental Claim with respect to the Collateral, and (h) the fees, charges, commissions and costs provided for in Section 2.11(k) (including any fronting fees) and all other customary fees, charges, commissions, costs and expenses for amendments, renewals, extensions, transfers or drawings from time to time incurred or charged by any Issuing Bank in respect of Letters of Credit and reasonable documented out-of-pocket fees, costs and expenses incurred or charged by any Issuing Bank in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

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“Lender Hedge Liabilities” means, collectively, the Foreign Currency Hedge Liabilities, the Interest Rate Hedge Liabilities and the Commodity Hedge Liabilities.

“Letter of Credit” means a letter of credit (as that term is defined in the UCC) issued for the account of the Credit Parties pursuant to the terms of this Agreement by an Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral in the Applicable Currency (pursuant to documentation reasonably satisfactory to the Agent, including provisions that specify that the applicable Letter of Credit Fees and all fees, charges and commissions provided for in this Agreement (including any fronting fees) will continue to accrue while the applicable Letters of Credit are outstanding) to be held by the Agent for the benefit of the applicable Revolving Lenders in an amount equal to the sum of (x) 105 % of the then-existing Letter of Credit Usage with respect to Letters of Credit denominated in Dollars plus (y) 115 % of the then-existing Letter of Credit Usage with respect to Letters of Credit denominated in Canadian Dollars, (b) delivering to the Agent documentation executed by all beneficiaries under the applicable Letters of Credit, in form and substance reasonably satisfactory to the Agent and the applicable Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit or (c) providing the Agent with a standby letter of credit, in form and substance reasonably satisfactory to the Agent in the Applicable Currency, from a commercial bank acceptable to the Agent (in its sole discretion) in an amount equal to 105% of the then-existing applicable Letter of Credit Usage (it being understood that the applicable Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the applicable Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule E opposite such Issuing Bank’s name, or set forth in the Assignment and Assumption pursuant to which such Revolving Lender assumed its Klӧckner Commitment, as such amount may be (a) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13 and/or (b) otherwise increased as such Issuing Bank may agree in its sole discretion, and notified to the Agent.

“Letter of Credit Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning assigned thereto in Section 2.6(b).

“Letter of Credit Indemnified Costs” has the meaning assigned thereto in Section 2.11(f).

“Letter of Credit Related Person” has the meaning assigned thereto in Section 2.11(f).

“Letter of Credit Sublimit” means (a) prior to the Klӧckner Increase Effective Date, $55,000,000, and (b) from and after the Klӧckner Increase Effective Date, an amount equal to 10.0% of the Maximum Revolver Amount as of such date, which shall be allocated among the Issuing Banks in accordance with their respective Letter of Credit Commitments, in each case, as such amount may be (i) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13 and/or (ii) reduced in accordance with Section 2.4(c).

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“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount of outstanding reimbursement obligations resulting from drawings with respect to Letters of Credit which drawings remain unreimbursed or which have not been paid through a Revolving Loan (the amount set forth in this clause (b), the “Unpaid Drawings”).

“License Agreement” means any agreement between any Credit Party and a Person (such Person, a “Licensor”) pursuant to which such Credit Party is authorized to use any intellectual property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Credit Party or otherwise in connection with such Credit Party’s business operations.

“Licensor” has the meaning assigned thereto in the definition of “License Agreement”.

“Licensor/Agent Agreement” means an agreement between the Agent and a Licensor, in form and substance satisfactory to the Agent in its Permitted Discretion, by which the Agent is given the unqualified right, vis-á-vis such Licensor, to enforce the Agent’s Liens with respect to and to dispose of any Credit Party’s Inventory with the benefit of any intellectual property applicable thereto, irrespective of such Credit Party’s default under any License Agreement with such Licensor.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, extended retention of title agreement, hypothec, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Limited Condition Transaction” means (a) any Permitted Acquisition or other Investment permitted hereunder by the Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (b) any redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Junior Indebtedness or the making of any Restricted Payment, in each case, by one or more of the Borrower and its Subsidiaries requiring irrevocable notice in advance of such redemption, purchase, repurchase, defeasance, satisfaction and discharge, repayment or Restricted Payment.

“Line Cap” means, on any date of determination, an amount equal to the lesser of (a) the Borrowing Base then in effect and (b) the Maximum Revolver Amount then in effect.

“Loan” means any Revolving Loan, Swing Loan or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning assigned thereto in Section 2.9.

“Loan Documents” means, collectively, this Agreement, any Borrowing Base Certificates, the Fee Letters, the Security Documents, the ABL Intercreditor Agreement, any Issuer Documents, the Letters of Credit, any guaranties executed by any Credit Party, any note or notes executed by the Borrower in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by the Borrower or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement or otherwise referred to herein or contemplated hereby or specified as being a “Loan Document” by the Borrower and the Agent (including amendments to the foregoing).

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“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the business, financial condition, Property or results of operations of such Persons, taken as a whole, (b) a material impairment of the ability of the Credit Parties (taken as a whole) to perform their respective obligations under the Loan Documents to which they are a party or (c) a material adverse effect on the validity, priority or perfection of any Lien granted pursuant to the Security Documents which, individually or collectively, affects a significant portion of the Collateral.

“Material Subsidiary” means any Subsidiary of the Borrower other than an Immaterial Subsidiary.

“Maturity Date” means the fifth anniversary of the Closing Date or, if the maturity of the Revolver Commitments is extended pursuant to Section 2.13, such extended maturity date as determined pursuant to such Section.

“Maximum Revolver Amount” means $550,000,000, as decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) and increased by the amount of any Increases made in accordance with Section 2.2.

“Merger Squeeze-Out” has the meaning assigned thereto in Section 5.15(f).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five years.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Non-Lender Hedge” means any Commodity Hedge, Foreign Currency Hedge or Interest Rate Hedge entered into with a Non-Lender Hedge Provider.

“Non-Lender Hedge Liabilities” means all obligations, liabilities, reimbursement obligations, fees or expenses owing by a Credit Party or its Subsidiaries to a Non-Lender Hedge Provider pursuant to or evidenced by a Hedge Agreement with respect to a Non-Lender Hedge and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Non-Lender Hedge Provider” means a Person that (a) at the time of entering into the relevant Commodity Hedges, Foreign Currency Hedges or Interest Rate Hedges with the relevant Credit Party (or Subsidiary thereof) is neither a Lender nor an Affiliate of a Lender and (b) delivers to the Agent a letter agreement substantially in the form attached as Exhibit D (i) appointing the Agent as its agent under this Agreement and (ii) agreeing to be bound by Sections 2.4(b), 12.1, 12.5, 14.1, 15 and 17.23 as if such Person

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were a Lender. The designation of any Person as a Non-Lender Hedge Provider shall not create in favor of such Person any rights in connection with the management or release of Collateral or of the obligations of any Credit Party under the Loan Documents, including any voting rights under this Agreement or any other Loan Document; provided that, for the avoidance of doubt, “Non-Lender Hedge Provider” shall not include any hedge provider in respect of any Commodity Hedge, Foreign Currency Hedge or Interest Rate Hedge that is secured solely pursuant to Section 6.2(x).

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations) of any Credit Party, fees (including the fees provided for in the Fee Letters) of any Credit Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any Credit Party, guaranties of any Credit Party, and all covenants and duties of any other kind and description owing by any Credit Party, in each of the foregoing cases, arising out of, under, pursuant to, in connection with, or evidenced by, this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Credit Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Credit Party to any Issuing Bank now or hereafter arising from or in respect of Letters of Credit, (c) any Bank Product Liabilities, (d) any Lender Hedge Liabilities and (e) any Non-Lender Hedge Liabilities in an aggregate amount not to exceed $15,000,000 at any time outstanding; provided that Excluded Swap Obligations with respect to any Credit Party shall not be Obligations of such Credit Party.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offer” means a voluntary public takeover offer (Übernahmeangebot) made by BidCo to the shareholders of Klӧckner (other than the Borrower or BidCo) pursuant to the WpÜG for the acquisition of up to 100% (but not less than 57.5% (when aggregated with any Equity Interests acquired by BidCo or any Person acting jointly with BidCo within the meaning of Section 2 para. 5 of the WpÜG outside of the Offer)) of the Equity Interests of Klӧckner.

“Offer Document” means the offer document relating to the Offer and published or to be published by BidCo pursuant to Section 14 para. 3 of the WpÜG.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Operational Change” means any operational change, strategic or cost-saving initiative, business optimization initiative, purchasing improvement, restructuring or other initiative or action.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any

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other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.2(b)).

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or 2.11.

“Participant” has the meaning assigned thereto in Section 13(d).

“Participant Register” has the meaning assigned thereto in Section 13(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 17.23(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding five years been maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliates; provided that, for the avoidance of doubt, that a Pension Plan shall not include any Canadian Pension Plan or Canadian Multi-Employer Pension Plan.

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary in the form of (x) the acquisition of all or substantially all of the assets, business or a line of business, (y) at least a majority of the outstanding Equity Interests which have the ordinary voting power for the election of directors of the board of directors (or equivalent governing body) (whether through purchase, merger, amalgamation or otherwise) of any other Person or (z) if the Borrower or any Subsidiary already owns a majority of a Person’s Equity Interests referred to in clause (y), the remainder of such Equity Interests, in the case of each of clauses (x), (y) and (z), if such acquisition meets all of the following requirements:

(a) subject to Section 1.11, no Event of Default shall have occurred and be continuing immediately after giving effect to the acquisition and any Indebtedness incurred in connection therewith;

(b) the Person or business to be acquired shall be in a line of business permitted pursuant to Section 6.11; and

(c) unless the proposed acquisition is funded solely with cash proceeds of Equity Interests issued by the Credit Parties, the Specified Conditions have been satisfied.

Notwithstanding the foregoing, the Klӧckner Acquisition (including intercompany Investments among the Borrower and any Subsidiary required to effect the Klӧckner Acquisition or the terms of the BCA and the Offer Document (in each case, as determined by the Borrower in good faith)) shall constitute a Permitted Acquisition.

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“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investments” means Investments permitted pursuant to Section 6.3.

“Permitted Liens” means the Liens permitted pursuant to Section 6.2.

“Permitted Location” has the meaning assigned thereto in the definition of “Eligible Inventory”.

“Permitted Prior Liens” means Liens permitted pursuant to Section 6.2(b) through (n), (p) (to the extent set forth in the ABL Intercreditor Agreement)(r), (u) through (y) and (aa) through (cc).

“Permitted Protest” means the right of the Borrower or any of its Subsidiaries to protest (administratively, judicially or otherwise) any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien) or rental payment; provided that (a) a reserve with respect to such obligation is established on the Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the Borrower or its Subsidiary, as applicable, in good faith, and (c) while any such protest is pending, there is no material risk of impairment of the enforceability, validity or priority of any of the Agent’s Liens.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness (such modified, refinanced, refunded, renewed, restructured, replaced or extended Indebtedness, the “Refinanced Indebtedness”) of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or unpaid related to such Refinanced Indebtedness, and fees and expenses incurred in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) the final maturity date and weighted average life thereof shall not be prior to or shorter than that applicable to the Refinanced Indebtedness, (c) [reserved], (d) if such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms no less favorable to the Lenders than those contained in the documentation governing the Refinanced Indebtedness or otherwise reasonably acceptable to the Agent, (e) if such Refinanced Indebtedness is unsecured, such modification, refinancing, refunding, renewal, replacement or extension shall be unsecured, (f) if such Refinanced Indebtedness is secured, (i) such modification, refinancing, refunding, renewal, replacement or extension shall be secured by substantially the same or less collateral as secured such Refinanced Indebtedness on terms no less favorable to the Agent or the Secured Parties and (ii) the Liens securing such modification, refinancing, refunding, renewal, replacement or extension shall not have a priority more senior than the Liens securing such Refinanced Indebtedness and, if subordinated to any other Liens on such Property, shall be subordinated to the Liens in favor of the Agent for the benefit of the Secured Parties on terms no less favorable to the Agent or the Secured Parties than those contained in the documentation governing the Refinanced Indebtedness, (g)(i) there shall be no additional obligor in respect of such modification, refinancing, refunding, renewal, replacement or extension that was not an obligor in respect of the Refinanced Indebtedness (unless (x) the primary obligor of such Refinanced Indebtedness is a Credit Party and such additional obligor is also a Credit Party or (y) the primary obligor of such Refinanced Indebtedness is not a Credit Party and such additional obligor is also not a Credit Party) and (ii) if the Borrower is the primary obligor of the Refinanced Indebtedness, no Credit Party other than the Borrower shall be the primary obligor thereof and (h) such modification, refinancing, refunding,

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renewal, replacement or extension is, relative to such Refinanced Indebtedness, not materially adverse to the rights or interests of the Agent or the Lenders (as determined by the Borrower in good faith).

“Permitted Reorganization” means any transaction or action taken in connection with and reasonably related to (a) the integration of Klӧckner and its Subsidiaries and/or (b) tax planning and tax reorganization, in each case, so long as, after giving effect thereto, neither the value of the guaranties under the Guaranty and Security Agreements nor the security interest of the Agent in the Collateral, in each case taken as a whole, is materially impaired (as determined by the Borrower in good faith) and such transaction or action is otherwise not adverse to the Lenders in any material respect.

“Permitted Supply Chain Customers” means each Person and its respective Affiliates listed on Schedule D to this Agreement, (a) as such schedule shall be updated on the Klöckner Increase Effective Date and (b) as such schedule may be updated from time to time in writing from the Borrower to the Agent, to include additional Persons acceptable to the Agent in the Agent’s Permitted Discretion.

“Permitted Supply Chain Financing” means any supply chain financing entered into in the ordinary course of business on customary terms, whereby (a) the Receivables payable by Permitted Supply Chain Customers are sold by a Credit Party or any Subsidiary to a third-party financing source on a basis that is non-recourse to the applicable Credit Party or Subsidiary and (b) such Credit Party or Subsidiary promptly receives cash proceeds from the third-party financing source in an amount equal to the face value of the sold Receivables net of commercially reasonable and customary discount rates and fees.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning assigned thereto in Section 5.2.

“Post-Increase Revolver Lenders” has the meaning assigned thereto in Section 2.2(d).

“PPSA” means the Personal Property Security Act (Ontario), and the regulations promulgated thereunder, provided that, if validity, perfection or the effect of perfection or non-perfection or the priority of any Lien created under any of the Loan Documents is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a Canadian jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable personal property security legislation as in effect from time to time in such other Canadian jurisdiction (including the Civil Code of Quebec and the regulation respecting the register of personal and movable real rights promulgated thereunder), as applicable, for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority, in each case as such legislation now exists or may from time to time hereafter be amended, modified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Pre-Increase Revolver Lenders” has the meaning assigned thereto in Section 2.2(d).

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

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“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period that any Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and any Operational Change occurring in such period shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a) all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition or other Permitted Investment shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b) other pro forma adjustments attributable to such Specified Transaction or Operational Change (including the amount of “run rate” cost savings or other operating improvements and synergies) may be included to the extent that such costs, expenses or adjustments:

(i) are reasonably expected to be realized within 24 months of such Specified Transaction or Operational Change as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Agent;

(ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries; and

(iii) represent (together with the aggregate amount of restructuring charges and reserves and business optimization expenses and reserves included pursuant to clause (b)(v) of the definition of “Consolidated EBITDA”) less than 25.0% of Consolidated EBITDA (determined without giving effect to this clause (b) or clause (b)(v) of the definition of “Consolidated EBITDA”);

provided that (x) the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above, (y) at the Borrower’s election, any Specified Transaction having an aggregate value of less than $15,000,000 shall not be calculated on a Pro Forma Basis and (z) for the avoidance of doubt, “run rate” cost savings or other operating improvements and synergies shall include, in connection with the Klöckner Acquisition Transactions, the elimination or reduction of costs related to duplicative public company expenses incurred by Klöckner, including financial reporting, compliance, directors’ or managers’ compensation, fees and expense reimbursement, any charge relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees, and other similar costs.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse the Issuing Banks, with respect to such Lender’s right to receive payments of Letter of Credit fees, and with respect to all other computations and other matters

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related to the Letters of Credit, the Dollar Equivalent percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause (b) shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination, and

(c) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 10.3), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13; provided that, if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization and all Commitments have been terminated, Pro Rata Share under this clause (c) shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization or termination.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“Protected Person” means the Agent (and any sub-agent thereof), the Arrangers, each Lender and each such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of each such Person and of each such Person’s Affiliates.

“Protective Advances” has the meaning assigned thereto in Section 2.3(d)(i).

“Public Lender” has the meaning assigned thereto in Section 5.2.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned thereto in Section 17.22.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Ratio Debt” has the meaning assigned thereto in Section 6.1(i).

“Ratio Incremental Basket” has the meaning assigned thereto in Section 6.1(n).

“Real Property” means any estates or interests in real property now owned or hereafter acquired by the Borrower or one of its Subsidiaries and the improvements thereto.

“Receivables” means and includes, as to any Person, all of such Person’s accounts (as defined in Article 9 of the UCC) and all of such Person’s contract rights, instruments (including those evidencing Indebtedness owed to such Person by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Person arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created.

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“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinanced Indebtedness” has the meaning assigned thereto in the definition of “Permitted Refinancing”.

“Register” has the meaning assigned thereto in Section 13(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Banks pursuant to Section 2.11 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 15.6(b).

“Rent Reserve” means, with respect to any warehouse or other location where any Inventory subject to Liens of the landlord arising by operation of law is located and, at all times (a) after the 90th day after the Closing Date, (b) with respect to Klӧckner Credit Parties, after the 90th day after the Klӧckner Increase Effective Date or (c) with respect to any entity that becomes a Credit Party thereafter, after the 90th day after such entity becomes a Credit Party (or, in each case, such longer date as Agent may agree), no Collateral Access Agreement for such location has been obtained, a reserve equal to two months’ rent at such warehouse or other location.

“Report” has the meaning assigned thereto in Section 3.1(e)(iv).

“Required Lenders” means, at any time, Lenders having or holding more than 50.0% of the aggregate Revolving Loan Exposure of all Lenders; provided that (a) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (b) at any time there are two or more Lenders, “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Reserves” means, without duplication of any other reserves or items that are otherwise addressed through eligibility criteria, any reserves which the Agent deems necessary, in its Permitted Discretion, (a) to reflect impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Credit Party, including, for example, reserves for accrued and unpaid interest on the Obligations, Rent Reserves, the Bank Product Reserve, the Hedge Reserve, the Dilution Reserve, reserves for consignee’s,

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warehousemen’s, mortgagee’s and bailee’s charges, reserves for deferred, unpaid rent obligations with respect to the Credit Parties’ leases of real property to the extent the applicable Credit Party and landlord have not entered into a written agreement providing for a payment plan for, or waiver of, such deferred rent obligations and reserves for outstanding taxes, fees, assessments and other governmental charges.

“Resignation Effective Date” has the meaning assigned thereto in Section 15.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief operating officer, chief financial officer, vice president, controller, treasurer, assistant treasurer, secretary or assistant secretary of such Person (or any Person with authority to execute on behalf of such Person) or any other officer of such Person authorized to execute the relevant document. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payments” has the meaning assigned thereto in Section 6.6.

“Revaluation Date” means, subject to Section 1.7, with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the stated amount of the Letter of Credit so issued on such date; (ii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, but only as to such Existing Letters of Credit; (iii) in the case of all Klӧckner Existing Letters of Credit denominated in Alternative Currencies, the Control Date, but only as to such Klӧckner Existing Letters of Credit and (iv) such additional dates as the Agent shall determine.

“Revolver Commitment” means, with respect to each Revolving Lender, the amount set forth under the heading “Revolver Commitment” on Schedule E opposite such Lender’s name, or set forth in the Assignment and Assumption pursuant to which such Revolving Lender assumed its Revolver Commitment, as such amounts may be (a) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13, (b) reduced in accordance with Section 2.4(c) and/or (c) increased in accordance with Section 2.2.

“Revolver Usage” means, with respect to the Lenders, as of any date of determination, the sum of (a) the aggregate amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the aggregate amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of such Lender (inclusive of Protective Advances, but not including Swing Loans) plus (ii) in the event that the Lender is an Issuing Bank, the Letter of Credit Usage with respect of all Letters of Credit issued by that Lender (net of any participations purchased by other Lenders in such Letters of Credit), plus (iii) the aggregate amount of all participations purchased by that

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Lender in any issued Letters of Credit or any Unpaid Drawings, plus (iv) the Swing Loan Exposure of that Lender.

“Revolving Loans” has the meaning assigned thereto in Section 2.1(a).

“S&P” means Standard & Poor’s Ratings Services and any successor thereto.

“Sanctioned Country” means a country, region or territory that is itself the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means (a) any Person listed in, or owned 50.0% or more (directly or indirectly) by one or more Persons listed in, any Sanctions-related list of designated persons maintained by OFAC, including the list of “Specially Designated Nationals and Blocked Persons” available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, and the list of “Sectoral Sanctions Identifications”, available at https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/ssi_list.aspx, (b) any Person named on the Sanctions-related lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) any Person named on the Sanctions-related lists maintained by the European Union available at https://data.europa.eu/apps/eusanctionstracker/, or as otherwise published from time to time, (d) any Person named on the Sanctions-related lists maintained by the United Kingdom available at https://search-uk-sanctions-list.service.gov.uk/, or as otherwise published from time to time, (e) any similarly designated Person including “designated persons”, “politically exposed foreign persons” or “terrorist groups” under applicable Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities organizations or individuals subject to economic sanctions or similar measures or (f)(i) any agency of the government of a Sanctioned Country, (ii) any organization controlled by an agency of the government of a Sanctioned Country or (iii) any Person organized under the laws of, ordinarily resident in or physically located in a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, (c) the Government of Canada (including Global Affairs Canada and Public Safety Canada) or (d) any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” means, collectively, the Agent, the Lenders, the Issuing Banks, each Bank Product Provider, each Hedge Provider, each Non-Lender Hedge Provider, each co-agent or sub-agent appointed by the Agent from time to time pursuant to Section 15.5, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Securities Act” means the Securities Act of 1933.

“Security Documents” means, collectively, the U.S. Guaranty and Security Agreement, the Control Agreements, the Canadian Security Documents and each other agreement or writing pursuant to which any Credit Party pledges, grants or perfects a security interest in any Property or assets securing the Obligations.

“Settlement” has the meaning assigned thereto in Section 2.3(e)(i).

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“Settlement Date” has the meaning assigned thereto in Section 2.3(e)(i).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Daily Simple SOFR Loan or a Term SOFR Loan.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) solely with respect to a Canadian Credit Party, such Person is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Finance Subsidiary” means a special purpose entity organized under the laws of any state of the United States that is formed by the Borrower or any of its Subsidiaries solely for the purpose of incurring Indebtedness in connection with the Klӧckner Acquisition Transactions or any other Permitted Acquisition, the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder (or that will result in a payment in full of the Obligations hereunder), which Subsidiary has no material assets other than such escrowed proceeds, any additional cash or Cash Equivalents held for the payment of interest and/or premiums with respect to such Indebtedness and related bank accounts, conducts no other business, and incurs no other Indebtedness.

“Specified Availability” means, at any time, an amount equal to the sum of (a) Excess Availability at such time plus (b) the amount (if any, but not less than $0 or greater than 5.0% of the Maximum Revolver Amount at such time) by which the Borrowing Base exceeds the Maximum Revolver Amount at such time.

“Specified Conditions” means, with respect any event referencing the “Specified Conditions”:

(a) no Event of Default has occurred and is continuing or would result from such event;

(b) either:

(i) Specified Availability for the 30-day period immediately preceding such event (after giving pro forma effect thereto and to the Loans being made to finance any part thereof as though such event had occurred on the first day of such 30-day period), and at the time thereof (after giving pro forma effect thereto and to the Loans being made to finance any part thereof), shall be not less than the greater of (x) $62,000,000 (or, from and after the Klӧckner Increase Effective Date, such amount multiplied

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by the Klӧckner Increase Multiplier) and (y) 15.0% of the Line Cap (calculated on the date of such event); or

(ii) both (A) Specified Availability for the 30-day period immediately preceding such event (after giving pro forma effect thereto and to the Loans being made to finance any part thereof as though such event had occurred on the first day of such 30-day period), and at the time thereof (after giving pro forma effect thereto and to the Loans being made to finance any part thereof), shall be not less than the greater of (x) $55,000,000 (or, from and after the Klӧckner Increase Effective Date, such amount multiplied by the Klӧckner Increase Multiplier) and (y) 12.5% of the Line Cap (calculated on the date of such event) and (B) the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis as though such event and any Loans being made to finance any part thereof shall be made on the first day of the Test Period) is greater than 1.00 to 1.00; and

(c) for any such event (other than Permitted Acquisitions involving acquisition consideration of $150,000,000 (or, from and after the Klӧckner Increase Effective Date, such amount multiplied by the Klӧckner Increase Multiplier) or less) no later than five Business Days prior to such event (or such shorter time period as the Agent may agree), the Borrower shall have delivered to the Agent a certificate, in form and substance reasonably satisfactory to the Agent, confirming compliance with clause (b) (and attaching the calculations with respect thereto; provided that, for purposes of this definition, calculations with respect to pro forma Excess Availability shall only be required upon the Agent’s request).

“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of the Borrower or any division, business unit, product line or line of business.

“Specified Event of Default” means an Event of Default under Section 8.1, 8.2, 8.3 (solely with respect to a material misrepresentation related to the Borrowing Base, including any representation or warranty contained in any Borrowing Base Certificate), 8.4 (solely with respect to any covenant or agreement contained in Section 2.4(g), 5.2(e) or 7), 8.8 or 8.9.

“Specified Representations” means the representations and warranties set forth in Sections 4.1(a) (solely as it relates to the Credit Parties), 4.3 (solely as it relates to the entering into, borrowing under, guaranteeing under and performance of the Loan Documents and the granting of Liens in the Collateral), 4.4(b) (solely as it relates to the Credit Parties), 4.10, 4.11 (solely as it relates to the Credit Parties), 4.17, 4.20 (solely with respect to the use of proceeds of the Loans) and 4.26 (solely as it relates to the creation, validity and perfection of the security interests in the Collateral).

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition or other Permitted Investment, (c) the Transactions, (d) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility) and (e) any other transaction for which a calculation is required to be made on a Pro Forma Basis hereunder.

“Spot Rate” means, for a currency, the rate determined by the Agent to be the rate quoted by Wells Fargo acting in such capacity as the spot rate for the purchase by Wells Fargo of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if Wells Fargo acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Squeeze-Out” means (a) the Merger Squeeze-Out or (b) a squeeze-out of minority shareholders in accordance with Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz).

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“STA” has the meaning assigned thereto in Section 1.3.

“Standard Letter of Credit Practice” means, for each Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which such Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city and (b) which laws or letter of credit practices are required or permitted under ISP, UCP or eUCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the kind described in clause (a) of the definition thereof incurred by the Borrower or any of its Subsidiaries that is subordinated in right of payment to the Obligations.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than 50.0% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Lenders; provided that (a) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (b) at any time there are two or more Lenders, “Supermajority Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Supported QFC” has the meaning assigned thereto in Section 17.22.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act, which is also an Interest Rate Hedge, a Foreign Currency Hedge or a Commodity Hedge.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of the Borrower and with the consent of the Agent, agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b).

“Swing Loan” has the meaning assigned thereto in Section 2.3(b).

“Swing Loan Exposure” means, as of any date of determination, the aggregate principal amount of all Swing Loans outstanding at any time. The Swing Loan Exposure of any Lender (other than the Swing Lender) as of any date of determination shall be its Pro Rata Share of the Swing Loans on such date. The Swing Loan Exposure of the Swing Lender as of any date of determination shall be the aggregate principal amount of all Swing Loans made by the Swing Lender outstanding at such time, less the amount of participations funded by other Lenders in such Swing Loans.

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“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan/Notes Collateral” has the meaning assigned thereto in Section 5.14(g).

“Term Loan Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent and collateral agent under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of June 1, 2026, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, by and among the Borrower, the lenders from time to time party thereto (the “Term Loan Lenders”) and the Term Loan Agent.

“Term Loan Documents” means the Term Loan Credit Agreement, the ABL Intercreditor Agreement and the other “Loan Documents” as defined in the Term Loan Credit Agreement.

“Term Loan Facility” means that certain term loan facility established pursuant to the Term Loan Credit Agreement.

“Term Loan Lenders” has the meaning assigned thereto in the definition of “Term Loan Credit Agreement”.

“Term Loan Obligations” has the meaning assigned to the term “Obligations” in the Term Loan Credit Agreement.

“Term Loan Priority Collateral” has the meaning assigned thereto in the ABL Intercreditor Agreement.

“Term Loans” means the loans made by the Term Loan Lenders to the Borrower under the Term Loan Credit Agreement.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S.

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Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that if Term SOFR as so determined (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Deadline” has the meaning assigned thereto in Section 2.12(b)(i).

“Term SOFR Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“Term SOFR Notice” means a written notice in the form of Exhibit E.

“Term SOFR Option” has the meaning assigned thereto in Section 2.12(a).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted in a Material Adverse Effect: (a) a “Reportable Event” with respect to a Pension Plan described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice by the plan administrator of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041(c) of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan under Section 4042 of ERISA by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the incurrence by the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability with respect to the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition

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which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Test Period” means, as of any date of determination, the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the first such delivery, the Historical Financial Statements).

“Threshold Amount” means, at any time of determination, the greater of (a) $90,000,000 and (b) 15.0% of Consolidated EBITDA for the most recent Test Period.

“Transaction Costs” means all transaction fees, charges and other similar amounts related to the Transactions (including any such fees, charges and similar amounts incurred in connection with this Agreement) or any Specified Transaction (in each case, including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith).

“Transactions” means, collectively, (a) the Existing Credit Agreement Repayment, (b) the initial Extensions of Credit on the Closing Date, (c) the Klöckner Acquisition, (d) the entry into, and funding of, the Klöckner Intercompany Loan, (e) the incurrence of indebtedness under the Term Loan Facility, (f) the issuance of the 2033 Senior Secured Notes, (g) any Squeeze-Out, (h) any entry by BidCo into a Domination Agreement, (i) any Conversion and (j) the payment of the Transaction Costs incurred in connection with the foregoing.

“Trigger Event (Field Exams and Appraisals)” means a time at which Excess Availability is less than the greater of (x) $62,000,000 (or, following the Klӧckner Increase Effective Date, such amount multiplied by the Klӧckner Increase Multiplier) and (y) 15.0% of the Line Cap for a period of five consecutive Business Days.

“Trigger Period (Dominion)” means the period (a) commencing on the date that (i) a Specified Event of Default occurs or (ii) Excess Availability is less than the greater of (x) $41,000,000 (or, following the Klӧckner Increase Effective Date, such amount multiplied by the Klӧckner Increase Multiplier) and (y) 10.0% of the Line Cap for a period of five consecutive Business Days and (b) continuing until (i) no Event of Default is outstanding and continuing, and (ii) solely if a Trigger Period (Dominion) was triggered pursuant to clause (a)(ii) of this definition, a period of 30 consecutive days has elapsed during which at all times Excess Availability is equal to or greater than the greater of (x) $41,000,000 (or, following the Klӧckner Increase Effective Date, such amount multiplied by the Klӧckner Increase Multiplier) and (y) 10.0% of the Line Cap.

“Trigger Period (FCCR)” means the period (a) commencing when Excess Availability is less than the greater of (x) $41,000,000 (or, following the Klӧckner Increase Effective Date, such amount multiplied by the Klӧckner Increase Multiplier) and (y) 10.0% of the Line Cap and (b) ending on the first day thereafter on which Excess Availability is greater than the greater of (x) $41,000,000 (or, following the Klӧckner Increase Effective Date, such amount multiplied by the Klӧckner Increase Multiplier) and (y) 10.0% of the Line Cap for 30 consecutive calendar days.

“Trigger Period (Monthly Reporting)” means the period during which Excess Availability is less than 75.0% of the Line Cap.

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“Trigger Period (Weekly Reporting)” means the period during which Excess Availability is less than the greater of (x) $55,000,000 (or, following the Klӧckner Increase Effective Date, such amount multiplied by the Klӧckner Increase Multiplier) and (y) 12.5% of the Line Cap.

“U.S. Credit Party” means the Borrower or any U.S. Guarantor.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that, for the purposes of the notice requirements in Section 2.12(b), such day is also a Business Day.

“U.S. Guarantors” means, collectively, (a) solely in respect of any Obligations of any other Credit Parties, the Borrower, (b) all direct and indirect Wholly-Owned Material Subsidiaries that are Domestic Subsidiaries of the Borrower (other than (i) Excluded Subsidiaries and (ii) except as provided in clause (c) Subsidiaries of Klӧckner), (c) from and after the Klӧckner U.S. Guarantee Date, each Klӧckner Credit Party and (d) each other Subsidiary which becomes a party to the U.S. Guaranty and Security Agreement pursuant to Section 5.14.

“U.S. Guaranty and Security Agreement” means the U.S. Guaranty and Security Agreement, dated as of the Closing Date, between the U.S. Credit Parties and the Agent.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned thereto in Section 17.22.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 16.7.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means, for any period, the Capital Expenditures made by the Borrower and its Subsidiaries during such period, which Capital Expenditures are not financed from the proceeds of any Indebtedness (other than the Revolving Loans, it being understood and agreed that, to the

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extent financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“United States” means the United States of America.

“Unpaid Drawings” has the meaning assigned thereto in the definition of “Letter of Credit Usage”.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents of the Borrower or any of its Subsidiaries (a) properly classified as “unrestricted cash” for purposes of GAAP as at such date or (b) restricted solely in favor of the Obligations and/or Indebtedness under the Klöckner German Syndicated Loan, the Term Loan Facility, the 2033 Senior Secured Notes Documents and/or the Klöckner Europe ABS Facility. Notwithstanding the foregoing, prior to the Control Date, Unrestricted Cash shall be calculated excluding Klöckner and its Subsidiaries.

“Unused Line Fee” has the meaning assigned thereto in Section 2.10(b).

“Voidable Transfer” has the meaning assigned thereto in Section 17.14.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Agent.

“WpÜG” means the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 5.1(a), except as otherwise specifically prescribed herein; provided that all leases of a Person that were (or if entered into after such date, would have been), treated as Operating Leases prior to January 1, 2019 shall continue to be (or, as applicable, shall be) accounted for as Operating Leases regardless of any change in or application of GAAP

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following such date pursuant to ASC 842 or otherwise that would require such leases to be treated as Capital Leases. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP would materially affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary herein, it is understood and agreed that all accounting terms and financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement with respect to Klöckner and its Subsidiaries shall be prepared in accordance with IFRS, applied on a consistent basis, until the Borrower elects to transition such reporting to GAAP.

1.3 UCC; PPSA. Any terms used in this Agreement that are defined in (a) the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, however, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern and (b) to the extent applicable, the PPSA shall be construed and defined as set forth in the PPSA when used in relation to Collateral located in Canada or otherwise subject to the PPSA. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including the Personal Property Security Act of each applicable province of Canada, the Civil Code of Quebec and the regulation respecting the register of personal and movable real rights promulgated thereunder, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including the Securities Transfer Act of each applicable province of Canada) (the “STA”), (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws and (iv) all references to federal or state securities laws of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada.

1.4 Construction.

(a) Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns,

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(f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) all references to “province” or like terms shall include “territory” and like terms and (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(b) References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the Anti-Money Laundering Laws, the Securities Act, the UCC, the PPSA, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department and the Bank Act (Canada), shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.5 Time References. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7 Exchange Rates; Currency Equivalents; Applicable Currency.

(a) For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Letters of Credit and other references to amounts denominated in an Alternative Currency shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of such Revaluation Date for such Letters of Credit and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur for such Letters of Credit. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenant) shall be the Dollar Equivalent thereof.

(b) Wherever in this Agreement and the other Loan Documents in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in Canadian Dollars, such amount shall be the relevant Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest Canadian Dollars, with 0.5 of a unit being rounded upward).

1.8 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one

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place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.9 Guarantees. Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person is or may reasonably be expected to be liable pursuant to the terms of the instrument embodying such Guarantee.

1.10 Covenant Compliance Generally. For purposes of determining compliance under Sections 6.1, 6.2, 6.3, 6.5 and 6.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) (or, prior to the first such delivery, in the Historical Financial Statements). Notwithstanding the foregoing, for purposes of determining compliance with Sections 6.1, 6.2 and 6.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such Sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

1.11 Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, solely for the purpose of (a) measuring the relevant financial ratios and (b) testing basket availability (other than Excess Availability) (including any baskets measured as a percentage of Consolidated EBITDA) with respect to the incurrence of any Indebtedness or Lien or the making of any Investment, Asset Disposition (including any sale leaseback), Restricted Payment, payment, prepayment, redemption or acquisition for value of any Junior Indebtedness or (B) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with a Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder may be deemed to be, at the option of the Borrower, the date on which the definitive agreement, binding commitment (including with respect to any Indebtedness incurred in connection therewith) or notice for such Limited Condition Transaction is entered into or delivered, or the date of consummation thereof (such selected date, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the Test Period most recently ended prior to the LCT Test Date and remained outstanding, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such financial ratio, basket, representation or warranty or other provision, such financial ratio, basket, representation or warranty or other provision shall be deemed to have been complied with; provided that, (i) no Event of Default under any of Sections 8.1, 8.2, 8.7 or 8.8 shall have occurred and be continuing on the date of consummation of such Limited Condition Transaction after giving effect thereto and (ii) for the avoidance of doubt, this Section 1.11 shall not apply for purposes of Section 3.3. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or basket availability (other than any basket availability based on Excess Availability) on or following the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated and (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such financial ratio or basket availability shall be calculated (and tested) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has

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actually closed or the definitive agreement with respect thereto has been terminated or expires without consummation of such Limited Condition Transaction.

1.12 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.13 Rates. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.14 Certain Calculations.

(a) For purposes of (i) determining compliance at any time with Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.7 and 6.9, in the event that any Indebtedness, Lien, Investment, Restricted Payment or payment of Junior Indebtedness, as applicable, meets the criteria of more than one of the categories of transactions within such covenant or items permitted pursuant to any clause of such Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.7 and 6.9, the Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that, notwithstanding the foregoing, (1) Liens of the nature described in Section 6.2(a) may only be incurred and exist under such respective Sections and (2) Indebtedness of the nature described in Sections 6.1(a), (b), (s) and (z) may only be incurred and exist under such Sections and (ii) calculating any baskets, exceptions and thresholds in a given covenant that require compliance with a financial ratio or test (including the Consolidated Total Leverage Ratio and the Consolidated Secured Leverage Ratio) (any such amounts, “Incurrence-Based Amounts”), any amounts incurred, or transactions entered into or consummated, in reliance on a basket, exception or threshold (including any related grower component) in such covenant that does not require compliance with a financial ratio or test (any such amounts, “Fixed Amounts”) in a concurrent transaction with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence-Based Amount shall

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not be given effect in calculating the applicable Incurrence-Based Amount (but shall be calculated giving pro forma effect to all other applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness)). Further, any Indebtedness, Lien, Investment, Asset Disposition, Restricted Payment or payment of Junior Indebtedness (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Borrower otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test at the time such Fixed Amount was utilized); provided that, notwithstanding the foregoing, (1) Liens of the nature described in Section 6.2(a) may only be incurred and exist under such Section, (2) Indebtedness of the nature described in Sections 6.1(a), (b) and (n) may only be incurred and exist under such respective Sections and (3) this Section 1.14(a) shall not apply to Section 6.3(m), 6.5(o), 6.6(h) or 6.9(b)(iii).

(b) Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, there shall be no subtraction of the cash proceeds received or proposed to be received in connection with the incurrence of such Indebtedness.

(c) If any Lien, Indebtedness, Asset Disposition, Investment, Restricted Payment or other transaction, action, judgment or amount is incurred, issued, taken or consummated in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and such Lien, Indebtedness, Asset Disposition, Investment, Restricted Payment or other transaction, action, judgment or amount (including, in the case of Indebtedness, in connection with any refinancing thereof) subsequently exceeds the applicable percentage of Consolidated EBITDA set forth in such basket if calculated based on the Consolidated EBITDA on a later date (including the date of any such refinancing), such Lien, Indebtedness, Asset Disposition, Investment, Restricted Payment or other transaction, action, judgment or amount may remain outstanding pursuant to such basket despite the decline in Consolidated EBITDA that caused such amount to be exceeded and the amount thereof outstanding shall be taken into account in determining future utilization of such basket (so long as, in the case of the refinancing of any Indebtedness (and any related Lien), the criteria set forth in clause (a) of the proviso to the definition of “Permitted Refinancing” are satisfied).

(d) If any Asset Disposition has been made to a Non-Guarantor Subsidiary in reliance on Section 6.5(h) and such Non-Guarantor Subsidiary subsequently becomes a Credit Party, then such Asset Disposition shall automatically no longer constitute an Asset Disposition for purposes of calculating the aggregate amount of Asset Dispositions made pursuant to Section 6.5(h), whereupon the amount of the transaction previously constituting such Asset Disposition shall no longer reduce capacity under such basket.

2. LOANS AND TERMS OF PAYMENT.

2.1 Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars (“Revolving Loans”) to the Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment; or

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(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (x) the Letter of Credit Usage at such time and (y) the principal amount of Swing Loans outstanding at such time; and

(B) the amount equal to (1) the Borrowing Base as of such date (which shall be based upon the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by the Borrower to the Agent (or as otherwise determined pursuant to clause (ii) of the proviso to the definition of “Borrowing Base”)) less (2) the sum of (x) the Letter of Credit Usage at such time and (y) the principal amount of Swing Loans outstanding at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, the Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Rent Reserves, Hedge Reserves, Bank Product Reserves, Dilution Reserves and other Reserves against the Borrowing Base; provided that the Agent shall notify the Borrower at least three Business Days prior to the time that such Reserve is established or increased. The amount of any Rent Reserve, Hedge Reserve, Bank Product Reserve, Dilution Reserve or other Reserve established by the Agent shall have a reasonable relationship to the event, condition, other circumstance or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. Upon establishment or increase in Reserves, the Agent agrees to make itself available to discuss the reserve or increase, and the Borrower may take such action as may be required so that the event, condition, circumstance or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agent to establish or change such Rent Reserve, Hedge Reserve, Bank Product Reserve, Dilution Reserve or other Reserves, unless the Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance or fact that was the basis for such Rent Reserve, Hedge Reserve, Bank Product Reserve, Dilution Reserve or other Reserves or such change no longer exists or has otherwise been adequately addressed by the Borrower.

(d) Anything to the contrary in this Section 2.1 notwithstanding, at no time shall the Revolver Usage exceed the Maximum Revolver Amount.

2.2 Increases.

(a) Klӧckner Increase. At any time during the period commencing on the Closing Date and ending on the Klӧckner Increase Termination Date, the Borrower may by written notice (such notice, the “Klӧckner Increase Notice”) to the Agent elect to increase the Revolver Commitments and the Maximum Revolver Amount in an amount not to exceed the aggregate Klӧckner Commitments (the “Klӧckner Increase” and, the aggregate amount of the Klӧckner Increase as of the Klӧckner Increase Effective Date, the “Klӧckner Increase Amount”). The Klӧckner Increase shall be in an amount of at least $550,000,000 (or such lesser amount as the Agent shall agree). In the event that the Klӧckner Increase Amount is less than the aggregate amount of the Klӧckner Commitments, any remaining Klӧckner Commitments in excess of the Klӧckner Increase Amount shall automatically terminate as of the Klӧckner Increase Effective Date. The Klӧckner Increase Notice shall specify the date on which the Borrower

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proposes that the Klӧckner Increase shall be effective, which shall be a date not less than 10 Business Days (or such shorter number of days as may be agreed to by the Agent) after the date on which such Klӧckner Increase Notice is delivered to the Agent. The effectiveness of the Klӧckner Increase shall be subject to the satisfaction or waiver of the conditions precedent set forth in Section 3.2. For the avoidance of doubt, from and after the Klӧckner Increase Effective Date, the Klӧckner Commitments shall for all purposes of this Agreement and the other Loan Documents constitute Revolver Commitments of the same tranche as the existing Revolver Commitments (and not a separate class or tranche of commitments).

(b) General Increases of the Revolver Commitments. At any time from and after the Closing Date, the Borrower may by written notice (such notice, a “General Increase Notice”) to the Agent elect to request to increase the Revolver Commitments and the Maximum Revolver Amount in an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount pursuant to this Section 2.2(b) not to exceed $200,000,000 (which aggregate amount for all such increases of the Revolver Commitments and the Maximum Revolver Amount pursuant to this Section 2.2(b) shall increase to $400,000,000 effective as of the Klӧckner Increase Effective Date) (each increase pursuant to this Section 2.2(b), a “General Increase” and all of them, collectively, the “General Increases”; the General Increases and the Klӧckner Increase, together, the “Increases”). Each General Increase Notice shall specify the date on which the Borrower proposes that any General Increase shall be effective, which shall be a date not less than 10 Business Days (or such shorter number of days as may be agreed to by the Agent) after the date on which such General Increase Notice is delivered to the Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any other Eligible Assignee to provide a General Increase (subject to the consent of the Agent, the Issuing Banks and the Swing Lender required under Section 13(b)(iii), each such consent not to be unreasonably withheld or delayed) (any such Person who agrees to provide a General Increase, an “Increase Lender”); provided that any Person offered or approached to provide all or a portion of any General Increase may elect or decline, in its sole discretion, to provide such General Increase. Any General Increase shall be in an amount of at least $50,000,000 (or such lesser amount as the Agent shall agree).

(i) Each General Increase, and the obligation of the Increase Lenders to make Extensions of Credit pursuant to such General Increase, shall become effective on and as of the first date on which the following conditions precedent have been satisfied (or waived pursuant to Section 14.1) (such date, a “General Increase Date” and, together with the Klӧckner Increase Effective Date, each an “Increase Date”):

(A) subject to Section 1.11, no Default or Event of Default shall have occurred and be continuing on such General Increase Date before or after giving effect to such General Increase;

(B) subject to Section 1.11, each of the representations and warranties contained in this Agreement and in the other Loan Documents are true and correct in all material respects or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in all respects, on and as of such General Increase Date (or, in the case of any representations and warranties that relate solely to an earlier date, in all material respects (or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in all respects), on and as of such earlier date); provided that, in the case of a General Increase incurred to finance a Limited Condition Transaction, this Section 2.2(b)(i)(B) shall be limited only to Specified Representations;

(C) [reserved];

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(D) any General Increase shall have the same terms (including the pricing margin but excluding original issue discount, upfront fees and arrangement, structuring or other fees payable in connection therewith) as the Revolver Commitments and Revolving Loans hereunder immediately prior to the applicable General Increase Date;

(E) any General Increase shall be effected pursuant to one or more Increase Amendments executed and delivered by the Borrower, the Agent and the applicable Increase Lenders (which Increase Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 2.2); and

(F) the Borrower shall deliver or cause to be delivered any customary certificates, legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such General Increase) reasonably requested by the Agent in connection with any such transaction.

(ii) On any General Increase Date, subject to the foregoing terms and conditions, each Increase Lender providing a portion of the General Increase shall become a Lender hereunder.

(c) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.2. The Revolving Loans, Revolver Commitments and Maximum Revolver Amount established pursuant to this Section 2.2 shall constitute Revolving Loans, Revolver Commitments and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.

(d) Each of the Lenders having a Revolver Commitment prior to an Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on such Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit and Swing Loan reimbursement obligations on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit and Swing Loan reimbursement obligations will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to the Agent (which may be delivered through the Agent’s electronic platform or portal) and received by the Agent no later than (i) 1:00 p.m. on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) 11:00 a.m. on the Business Day that is the requested Funding Date in the case of a request for a Base Rate Loan, (iii) 1:00 p.m. on the U.S. Government Securities Business Day that is three U.S. Government Securities Business Days prior to the requested Funding Date in the case of a request for a Term SOFR Loan and (iv) 11:00 a.m. on the U.S. Government Securities Business Day that is the requested Funding Date in the case of a request for a Daily Simple SOFR Loan that is not a Swing Loan, in each case, specifying (A) the amount

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of such Borrowing and (B) the requested Funding Date (which shall be a Business Day); provided that the Agent may, in its sole discretion, elect to accept as timely requests that are received later than the time specified above on the applicable Business Day or U.S. Government Securities Business Day. All Borrowing requests which are not made online via the Agent’s electronic platform or portal shall be subject to (and unless the Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) the Agent’s authentication process (with results satisfactory to the Agent) prior to the funding of any such requested Loans.

(b) Making of Swing Loans. In the case of a request for a Swing Loan and so long as either (i) after giving effect to such Swing Loan, the aggregate outstanding principal amount of all Swing Loans does not exceed 10.0% of the Maximum Revolver Amount or (ii) the Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, the Swing Lender shall make a Loan (any such Loan made by the Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Loans being referred to as “Swing Loans”) available to the Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Loan hereunder and, unless the context shall otherwise require and except with respect to the terms and conditions set forth herein specific to Swing Loans, shall be subject to all the terms and conditions (including Section 3) applicable to Revolving Loans, except that all payments (including interest) on any Swing Loans shall be payable to the Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), the Swing Lender shall not make and shall not be obligated to make any Swing Loan if the Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing or (ii) the requested Borrowing would exceed the Availability on such Funding Date. The Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Loans and Obligations, and bear interest at Daily Simple SOFR. Immediately upon the making of a Swing Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Lender a risk participation in such Swing Loan in an amount equal to such Lender’s Pro Rata Share of the amount of such Swing Loan.

(c) Making of Revolving Loans.

(i) Following receipt of a request for a Borrowing pursuant to Section 2.3(a), the Agent shall promptly notify the Lenders by telephone, email or other electronic form of transmission, of the requested Borrowing. If the Agent has notified the Lenders of a requested Borrowing as provided above, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in immediately available funds, to the Agent’s Account, not later than (x) in the case of Base Rate Loans, 2:00 p.m. on the Business Day that is the requested Funding Date and (y) in the case of Term SOFR Loans or Daily Simple SOFR Loans that are not Swing Loans, 11:00 a.m. on the Business Day that is the requested Funding Date. After the Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, the Agent shall make the proceeds thereof available to the Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by the Agent to the Designated Account; provided that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless each such condition has been waived or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless the Agent receives notice from a Lender prior to 12:30 p.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which the Agent

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has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made or will make such amount available to the Agent in immediately available funds on the Funding Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to the Agent in immediately available funds and if the Agent has made available to the Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in immediately available funds, to the Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for the Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to the Agent in immediately available funds as and when required hereby and if the Agent has made available to the Borrower such amount, then that Lender shall be obligated to immediately remit such amount to the Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by the Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to the Agent, then such payment to the Agent shall constitute such Lender’s Revolving Loans for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Funding Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent, together with interest thereon for each day elapsed since the date of such Borrowing, for the Agent’s account, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied unless each such condition has been waived, the Agent hereby is authorized by the Borrower and the Lenders, from time to time, in the Agent’s sole discretion, to make Revolving Loans to the Borrower, on behalf of the Revolving Lenders, that the Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Loans or other Obligations, other than Bank Product Liabilities or Hedge Liabilities, or (3) to pay any other amount chargeable to the Credit Parties pursuant to the terms of this Agreement (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as the “Protective Advances”). Notwithstanding the foregoing, (i) the aggregate amount of all Protective Advances and any Overadvances outstanding at any one time shall not exceed 10.0% of the Borrowing Base and (ii) the Agent’s authorization to make Protective Advances and Overadvances may be revoked at any time by (x) the Required Lenders or (y) the Lenders constituting more than 50.0% of the total number of all Lenders delivering written notice of such revocation to the Agent. Any such revocation shall become effective prospectively upon the Agent’s receipt thereof.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize the Agent or the Swing Lender, as applicable, and either the Agent or the Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to the Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans and any Protective Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees or Lender Group Expenses) does not,

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unless Required Lenders otherwise consent, exceed the Borrowing Base by more than 10.0% of the Borrowing Base and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event the Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, the Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees or Lender Group Expenses) unless the Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with the Revolver Commitments thereupon shall, together with the Agent, jointly determine the terms of arrangements that shall be implemented with the Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the applicable Revolving Loans to the Borrower to an amount permitted by the preceding sentence. In such circumstance, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and the Agent and are not meant for the benefit of the Borrower (or any other Credit Party), which shall continue to be bound by the provisions of Section 2.4(e). Each Lender with a Revolver Commitment shall be obligated to settle with the Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for, the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by the Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the applicable Loan Account of interest, fees or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance (each, a “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a SOFR Loan. Prior to Settlement of any Extraordinary Advance, all payments on the Extraordinary Advances shall be payable to the Agent solely for its own account. Extraordinary Advances shall be repayable on demand, be secured by the Agent’s Liens, constitute Obligations hereunder and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of the Agent, Swing Lenders and the Lenders, and are not intended to benefit the Borrower (or any other Credit Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by the Agent if such Extraordinary Advance would cause the Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share thereof to exceed its Revolver Commitment.

(e) Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, the Agent, the Swing Lender and the other Lenders agree (which agreement shall not be for the benefit of the Borrower or any other Credit Party) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) The Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent in its sole discretion (1) on behalf of the Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances (other than the Agent’s Excess Extraordinary Advances) and (3) with respect to the Borrower’s or any of its Subsidiaries’ payments or other amounts received, as to each by

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notifying the Lenders by telephone, email or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (x) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then the Agent shall, by no later than 3:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) and (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to the Agent under clause (y) of the immediately preceding sentence shall be applied against the amounts of the Swing Loans or Extraordinary Advances, as applicable, and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, the Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by the Agent with respect to principal, interest, fees payable by the Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, the Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to the Agent or the Swing Lender, as applicable, any payments or other amounts received by the Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, the Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to the Swing Lender any payments or other amounts received by the Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to the Swing Lender’s Pro Rata Share of the Revolving Loans (other than to the Swing Loans), as provided for in the previous sentence, the Swing Lender shall pay to the Agent for the accounts of the Lenders, and the Agent shall pay to the Lenders (other than a Defaulting Lender if the Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, the Swing Lender with respect to the Swing Loans, the Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans (other than Swing Loans and Extraordinary Advances), shall be entitled to interest at the applicable rate or rates payable under this

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Agreement on the daily amount of funds employed by the Swing Lender, the Agent or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, the Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. The Agent, as a non-fiduciary agent for the Borrower, shall maintain a register showing the principal amount and stated interest of the Revolving Loans owing to each Lender, including Swing Loans owing to the Swing Lender and Extraordinary Advances owing to the Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(ii), the Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for such Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to such Defaulting Lender and, in the absence of such transfer to such Defaulting Lender, the Agent shall transfer any such proceeds of Collateral or payments (A) first, to the Agent to the extent of any Extraordinary Advances that were made by the Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to the Swing Lender to the extent of any Swing Loans that were made by the Swing Lender and that were required to be, but were not, paid by such Defaulting Lender, (C) third, to the Issuing Banks, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by such Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their respective Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in the Agent’s sole discretion, to a suspense account maintained by the Agent, the proceeds of which may be retained by the Agent and may be made available to be re-advanced to or for the benefit of the Borrower (upon the request of the Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii). Subject to the foregoing, the Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fees payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided that the foregoing shall not apply to any of the matters governed by Section 14.1(a) through (c). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (x) the date on which all of the Non-Defaulting Lenders, the Agent, the Issuing Banks and the Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender and (y) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to the Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder and, if requested by the Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Agent pursuant to Section 2.3(g)(ii) shall be released to the Borrower). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its

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duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Agent, the Issuing Banks or the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower, at its option, upon written notice to the Agent, to arrange for a substitute Lender to assume the Commitments of such Defaulting Lender and the commitments of any Affiliate of such Lender, such substitute Lender to be reasonably acceptable to the Agent, the Issuing Banks and the Swing Lender. In connection with the arrangement of such a substitute Lender, such Defaulting Lender shall have no right to refuse to be replaced hereunder, and shall execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Hedge Liabilities and Bank Product Liabilities, but including (1) all interest, fees and other amounts that may be due and payable in respect thereof and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided that any such assumption of the Commitments of such Defaulting Lenders shall not be deemed to constitute a waiver of any of the Lender Groups’ or the Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.3 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided that the Borrower shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also an Issuing Bank;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), the Borrower shall not be required to pay any Letter of Credit Fees to the Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the

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Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the applicable Issuing Bank (unless such Issuing Bank is such Defaulting Lender, in which case such amounts shall be held by the Agent and applied in accordance with Section 2.3(g)) until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or such Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or such Issuing Bank, as applicable, and the Borrower to eliminate the Swing Lender’s or such Issuing Bank’s risk with respect to the Defaulting Lender’s participation in such Swing Loans or Letters of Credit; and

(G) the Agent may release any cash collateral provided by the Borrower pursuant to this Section 2.3(g)(ii) to the applicable Issuing Bank and such Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by the Borrower pursuant to Section 2.11(d).

(h) Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Extension of Credit hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments; Controlled Accounts.

(a) Payments by the Borrower.

(i) Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent’s Account for the account of the applicable Persons in the Lender Group and shall be made in immediately available funds in Dollars, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes, no later than 1:30 p.m. on the date specified herein. Any payment received by the Agent later than 1:30 p.m. shall be deemed to have been received (unless the Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii) Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when

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required, the Agent may assume that the Borrower has made (or will make) such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower does not make such payment in full to the Agent on the date when due, each Lender severally shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by the Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by the Agent (other than fees or expenses that are for the Agent’s separate account or for the separate account of the Swing Lender or an Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Sections 2.4(b)(iv) and 2.4(e), all payments to be made hereunder by the Borrower shall be remitted to the Agent and all such payments, and all proceeds of Collateral received by the Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to the Borrower (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to the Agent and all proceeds of Collateral received by the Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to the Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to the Agent under the Loan Documents, until paid in full,

(C) third, to pay interest due in respect of all Extraordinary Advances, until paid in full,

(D) fourth, to pay the principal of all Extraordinary Advances, until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(G) seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,

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(H) eighth, to pay the principal of all Swing Loans, until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Extraordinary Advances), until paid in full,

(J) tenth, ratably

(1) to pay the principal of all Revolving Loans, until paid in full,

(2) to the Agent, to be held by the Agent, for the ratable benefit of the Issuing Banks (and for the ratable benefit of each of the Lenders that have an obligation to pay to the Agent, for the account of any Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to (x) 105% of the Letter of Credit Usage with respect to Letters of Credit denominated in Dollars or (y) 115% of the Letter of Credit Usage with respect to Letters of Credit denominated in Canadian Dollars (in each case, to the extent permitted by Applicable Law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by the Agent in respect of such Letter of Credit shall, to the extent permitted by Applicable Law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(3) ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (3) during the continuation of the applicable Application Event) not to exceed the sum of (x) the most recently established Bank Product Reserve to the Bank Product Providers and (y) the most recently established Hedge Reserve to the Hedge Providers, in each case, based upon amounts then certified by such Bank Product Providers and Hedge Providers, as applicable, to the Agent (in form and substance satisfactory to the Agent) to be due and payable to such Bank Product Providers and Hedge Providers on account of any Bank Product Liabilities and Hedge Liabilities then due,

(K) eleventh, ratably to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers and Hedge Providers on account of all amounts then due and payable in respect of Bank Product Liabilities and Hedge Liabilities),

(L) twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M) thirteenth, to the Borrower (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.

(iii) The Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by the Borrower to the Agent and specified by the Borrower to be for the payment of specific Obligations then due and payable (or prepayable) by the Borrower under any provision of this Agreement or any other Loan Document.

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(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash in immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date and the Klӧckner Commitments shall terminate on the Klӧckner Increase Termination Date (or, in each case, the earlier termination thereof pursuant to the terms of this Agreement). The Borrower may from time to time reduce any of the Commitments; provided, however, that the Revolver Commitments may only be reduced to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by the Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by the Borrower. Each such reduction shall be in an amount which is not less than $1,000,000 (unless the applicable Commitments are being reduced to zero and the amount of such Commitments in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than three Business Days’ prior written notice to the Agent and shall be irrevocable; provided that a notice of reduction of the Commitments may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Each such reduction of the Commitments shall reduce the Commitments of each Lender proportionately in accordance with its ratable share thereof.

(d) Optional Prepayments. The Borrower may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty, subject to any amounts required to be paid pursuant to Section 2.12(b).

(e) Mandatory Prepayments. If, at any time, the Revolver Usage on such date exceeds the Line Cap, then the Borrower shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess; provided that, if any such excess results from (i) the Agent’s establishment of Reserves (other than Reserves established prior to adjustments to the Borrowing Base to account for Eligible Inventory or Eligible Receivables becoming ineligible as a result of objectively verifiable events or circumstances), (ii) any decreases to any Advance Rates, (iii) decreases to any of the sublimits set forth in clause (i) of the proviso to the definition of “Borrowing Base” or (iv) revisions to the eligibility requirements with respect to the definition of “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables”, “Eligible Domestic In-Transit Inventory” or any other eligibility requirements with respect to the Borrowing Base, which would, in any such case, cause such excess, then, notwithstanding anything to the contrary contained herein, unless an Event of Default has occurred and is continuing, (A) the Agent shall provide prompt written notice (which may be delivered by email) of such excess to the Borrower (unless the Agent has consulted with the Borrower regarding such establishment, decrease or revision prior to the effectiveness thereof) and (B) the Borrower shall have five Business Days from the date of receipt of such notice to prepay the Obligations in an aggregate amount equal to the amount of such excess.

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(f) Application of Payments. Each prepayment pursuant to Section 2.4(e) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of all Extraordinary Advances until paid in full, second, to the outstanding principal amount of the Swing Loans until paid in full, third, to the outstanding principal amount of the Revolving Loans until paid in full (without a corresponding permanent reduction in the Maximum Revolver Amount) and fourth, to cash collateralize the Letters of Credit in an amount equal to the sum of (x) 105% of the then outstanding Letter of Credit Usage for Letters of Credit denominated in Dollars plus (y) 115% of the then outstanding Letter of Credit Usage for Letters of Credit denominated in Canadian Dollars, as applicable, and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(g) Receivables; Controlled Accounts; Controlled Investments.

(i) Subject to the provisions set forth in Section 3.7(b), the Borrower shall, and shall cause each Credit Party to, (A) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agent at one or more of the banks set forth on Schedule 2.4(g) (each, a “Controlled Account Bank”) and shall take reasonable steps to ensure that all of its Customers forward payment of the amounts owed by them directly to such Controlled Account Bank and (B) deposit or cause to be deposited promptly, all of their Receivables (including those sent directly by their Customers to a Credit Party) into a bank account of such Credit Party (each, a “Controlled Account”) at one of the Controlled Account Banks.

(ii) Subject to the provisions set forth in Section 3.7(b), each Credit Party shall establish and maintain Control Agreements (other than with respect to Excluded Accounts (as defined in each Guaranty and Security Agreement)) with the Agent and the Controlled Account Banks, in form and substance reasonably acceptable to the Agent. During any Trigger Period (Dominion) any funds so received by the Agent shall be applied by the Agent daily to repay the Obligations in accordance with Section 2.4(f) and, if an Event of Default has occurred and is continuing, to cash collateralize any Letters of Credit. The Agent agrees not to issue any instructions with respect to the Controlled Accounts except during a Trigger Period (Dominion). Prior to the commencement of a Trigger Period (Dominion) and following the termination thereof, the Credit Parties shall retain the right to direct the disposition of funds in the Controlled Accounts. The Agent agrees to use commercially reasonable efforts to rescind any instructions previously given (and, if such instructions cannot be rescinded, replace the Control Agreement with an identical un-activated Control Agreement or a similar Control Agreement in form and substance reasonably acceptable to the Agent) upon termination of a Trigger Period (Dominion).

(iii) So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 2.4(g) to add or replace a Controlled Account Bank or Controlled Account and shall upon such addition or replacement provide to the Agent an amended Schedule 2.4(g); provided, however, that concurrently with or within 30 days after the opening of such Controlled Account, the applicable Credit Party and such prospective Controlled Account Bank shall have executed and delivered to the Agent a Control Agreement.

(iv) [Reserved].

(v) Notwithstanding anything to the contrary herein, this Section 2.4(g) shall not apply to Klӧckner or any of its Subsidiaries prior to the Klӧckner U.S. Guarantee Date and, following the Klӧckner U.S. Guarantee Date, compliance by the Klӧckner Credit Parties herewith shall be subject to the provisions set forth in Section 3.7(b).

2.5 Promise to Pay; Promissory Notes.

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(a) The Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred and the Borrower received written notice of such amounts and (ii) the date on which demand therefor is made by the Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this clause (ii)). The Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which such Obligations (other than Hedge Liabilities and Bank Product Liabilities) become due and payable pursuant to the terms of this Agreement. The Borrower agrees that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Revolver Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, the Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by the Agent and reasonably satisfactory to the Borrower. Thereafter, the portion of the Revolver Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments and Calculations.

(a) Interest Rates. Except as provided in Sections 2.6(c) and 2.12(d), all Obligations (except for undrawn Letters of Credit, Hedge Liabilities and Bank Product Liabilities) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i) if the relevant Obligation is a Daily Simple SOFR Loan, at a per annum rate equal to Daily Simple SOFR plus the Applicable Margin for SOFR Loans,

(ii) if the relevant Obligation is a Term SOFR Loan, at a per annum rate equal to Term SOFR plus the Applicable Margin for SOFR Loans and

(iii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Letter of Credit Fee. The Borrower shall pay the Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be (x) payable at the time set forth in Section 2.6(d) and (y) in addition to the fronting fees, commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue on each Letter of Credit at a per annum rate equal to the Applicable Margin for Term SOFR Loans times the aggregate amount of the Letter of Credit Usage during the immediately preceding quarter (or, if an Event of Default has occurred, month).

(c) Default Rate. Upon the occurrence and during the continuation of (x) an Event of Default under Section 8.1, 8.2, 8.8 or 8.9, or (y) at the election of the Required Lenders, any other Event of Default, (i) all outstanding SOFR Loans shall bear interest at a rate per annum of 2.0% in excess of the rate then applicable to SOFR Loans until the end of the applicable Interest Period and thereafter at a rate per annum of 2.0% in excess of the rate then applicable to Base Rate Loans and (ii) all outstanding Base Rate Loans and other Obligations shall bear interest at a rate per annum of 2.0% in excess of the rate then applicable to Base Rate Loans or such other Obligations.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, 2.11(k) or 2.12(a), (i) all Letter of Credit Fees shall be due and payable, in arrears, on the first Business Day of each

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quarter; provided that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears, on the first Business Day of each month, (ii) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on each Interest Payment Date applicable thereto; provided that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears, on the first day of each month and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses or Lender Group Expenses were first incurred and (y) the date on which demand therefor is made by the Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this clause (y)). The Borrower hereby authorizes the Agent, from time to time without prior notice to the Borrower, to charge to the Loan Account (A) on each Interest Payment Date (or, if an Event of Default has occurred and is continuing, on the first day of each month), all interest accrued during the prior quarter (or, if an Event of Default has occurred and is continuing, month) on the Revolving Loans hereunder, (B) on the first day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month), all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter (or, if an Event of Default has occurred and is continuing, during the prior month), (C) as and when due and payable, all fees payable by the Borrower as provided for in Section 2.10(a), (D) as and when incurred or accrued, all fees and costs payable by the Borrower as provided for in Section 2.10(c), including all audit, appraisal, valuation, or other charges or fees payable by the Borrower thereunder (subject to the limitations in this Agreement), (E) on the first day of each quarter (or, if an Event of Default has occurred and is continuing, during the prior month), the Unused Line Fee accrued during the prior quarter (or if an Event of Default has occurred and is continuing, month) pursuant to Section 2.10(b), (F) as and when due and payable, all other fees payable by the Borrower hereunder or under any of the other Loan Documents, (G) as and when incurred or accrued or as and when due and payable, as applicable, the fronting fees and all commissions, other fees, charges and expenses payable by the Borrower as provided for in Section 2.11(k), (H) as and when incurred or accrued, all other Lender Group Expenses payable by the Borrower, and (I) as and when due and payable by the Borrower, all other payment obligations payable under any Loan Document. All amounts (including interest, fees, costs, expenses, Lender Group Expenses and other amounts payable by the Borrower hereunder or under any other Loan Document) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into Term SOFR Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided that Base Rate Loans shall be calculated on the basis of a 365 day year (or a 366 day year, in the case of a leap year). In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate.

(i) In no event shall the interest rate or rates payable under this Agreement or any other Loan Document, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of this Agreement,

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the Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(ii) If any provision of this Agreement or any other Loan Document would oblige any Canadian Credit Party to make any payment of interest or other amount payable hereunder or thereunder in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by the Agent or any Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by the Agent or such Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada). Any amount or rate of interest referred to in this Section 2.6(f) shall be determined in accordance with GAAP and calculated as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the relevant Maturity Date, as applicable, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent or any Lender shall be conclusive for the purposes of such determination.

(iii) For purposes of the Interest Act (Canada): (A) whenever any interest or fee payable by any Canadian Credit Party under this Agreement or any other Loan Document is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, shall be equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends and divided by (z) the number of days in such period of time, (B) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement or any other Loan Document and (C) the rates of interest stipulated in this Agreement or any other Loan Document are intended to be nominal rates and not effective rates or yields.

(g) Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

2.7 Crediting Payments. The receipt of any payment item by the Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by the Agent only if it is received into the Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into the Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless the

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Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by the Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. The Agent is authorized (but is not obligated to) to make the Revolving Loans and each Issuing Bank is authorized (but is not obligated to) to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). The Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by the Borrower and made by the Agent or the Lenders hereunder. Unless otherwise agreed by the Agent and the Borrower, any Revolving Loan requested by the Borrower and made by the Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. The Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) on which the Borrower will be charged, all Revolving Loans (including Extraordinary Advances and Swing Loans) made by the Agent, the Swing Lender or the Lenders to the Borrower or for the Borrower’s account, the Letters of Credit issued or arranged by any Issuing Bank for the Borrower’s account that are payment (and not contingent) Obligations, and with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses, and Lender Group Expenses with respect thereto. In accordance with Section 2.7, the Loan Account will be credited with all payments received by the Agent from the Borrower or for the Borrower’s account. The Agent shall make available to the Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a detailed itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be presumed to be correct and accurate and constitute an account stated between the Borrower and the Lender Group unless, within 60 days after the Agent first makes such a statement available to the Borrower, the Borrower shall deliver to the Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees.

(a) Agent Fees. The Borrower shall pay to the Agent, for the account of the Agent, as and when due and payable under the terms of the Fee Letters, the fees set forth in the Fee Letters.

(b) Unused Line Fee. The Borrower shall pay to the Agent, for the ratable account of the Revolving Lenders (other than Defaulting Lenders), on the first day of each quarter from and after the Closing Date up to the first day of the quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month) prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full, an unused line fee (the “Unused Line Fee”) in an amount equal to (i) 0.20% per annum multiplied by (ii) the actual daily amount of the unused Revolver Commitments (calculated on a 360-day basis).

(c) Field Examination and Other Fees. The Borrower shall pay to the Agent field examination, appraisal and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee at the Agent’s then-standard rate per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals and lodging) for each field examination of any Credit Party performed by personnel employed by the Agent and (ii) the fees or charges paid or incurred by the Agent if it elects to employ the services of one or more third Persons to perform field examinations of any Credit Party, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Credit Parties’ business valuation; provided that the Borrower will not be obligated to reimburse for more than one field examination and one inventory appraisal during any 12-month period; provided, further, that

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the Borrower will be obligated to reimburse for (A) up to one additional field exam during any 12-month period in which a Trigger Event (Field Exams and Appraisals) occurs, (B) up to one additional inventory appraisal during any 12-month period in which a Trigger Event (Field Exams and Appraisals) occurs and (C) an unlimited number of field exams and inventory appraisals upon the occurrence and during the continuance of an Event of Default.

2.11 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, and prior to the Maturity Date, each Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of the Credit Parties and to amend, renew or extend any Letter of Credit issued hereunder. By submitting a request to an Issuing Bank for the issuance, amendment, renewal or extension of a Letter of Credit, the Borrower shall be deemed to have requested that such Issuing Bank issue, amend, renew or extend the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to the Agent and the applicable Issuing Bank via email or other electronic form of transmission reasonably acceptable to such Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal or extension. Each such request shall be in form and substance reasonably satisfactory to the Agent and the applicable Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit and whether it is to be issued in Dollars or Canadian Dollars, (B) the date of issuance, amendment, renewal or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit and (E) such other information (including the conditions to drawing and, in the case of an amendment, renewal or extension, identification of the Letter of Credit to be so amended, renewed or extended) as shall be necessary to prepare, amend, renew or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Agent or the Issuing Bank may reasonably request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that such Issuing Bank generally requests for Letters of Credit in similar circumstances. The Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, no Issuing Bank shall be obligated to issue a Letter of Credit that supports the obligations of the Borrower or one of its Domestic Subsidiaries in respect of (A) a lease of real property or (B) an employment contract, unless approved by such Issuing Bank in its sole discretion.

(b) No Issuing Bank shall have any obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance (and upon such issuance of each Letter of Credit (or deemed issuance on the Closing Date in the case of any Existing Letters of Credit and on the Control Date in the case of any Klӧckner Existing Letters of Credit), the Borrower shall be deemed to represent that the following will not occur as a result of such issuance (or deemed issuance)):

(i) the Dollar Equivalent of the Letter of Credit Usage would exceed the Letter of Credit Sublimit then in effect,

(ii) the Dollar Equivalent of the Letter of Credit Usage attributable to Letters of Credit issued by any Issuing Bank would exceed such Issuing Bank’s Letter of Credit Commitment;

(iii) the Dollar Equivalent of the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

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(iv) the Dollar Equivalent of the Letter of Credit Usage would exceed the Borrowing Base at such time less the sum of the outstanding principal balance of the Revolving Loans (including Swing Loans) at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the applicable Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (ii) the applicable Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, no Issuing Bank shall have any obligation to issue a Letter of Credit, if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in Dollars or Canadian Dollars.

(d) The Borrower and the Lender Group hereby acknowledge and agree that (i) all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by an Issuing Bank at the request of the Borrower on the Closing Date and (ii) all Klӧckner Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Klӧckner Increase Effective Date with the same effect as if such Klӧckner Existing Letters of Credit were issued by the applicable Issuing Bank at the request of Klӧckner on the Control Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the applicable Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars or Canadian Dollars. If the applicable Issuing Bank makes a payment under a Letter of Credit, the Borrower shall pay to the Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) made in the currency in which such Letter of Credit was issued to the Borrower acting as applicant for such Letter of Credit and, initially, shall bear interest at the rate then applicable to the Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, the Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to the applicable Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this Section 2.11(d), the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11, each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if the Borrower had requested the amount thereof as a Revolving Loan and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal or extension of a Letter of Credit) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank shall be deemed to have granted to

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each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the such Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to the Agent, for the account of such Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by such Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent in the Applicable Currency, for the account of the applicable Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that the Agent or the applicable Issuing Bank elects, based upon the advice of counsel, to refund) to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to the Agent in the Applicable Currency, for the account of the applicable Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to the Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section 2.11(e), such Revolving Lender shall be deemed to be a Defaulting Lender and the Agent (for the account of the applicable Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) The Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including each Issuing Bank and its branches, Affiliates and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including each Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties and damages, and all reasonable fees and disbursements of attorneys, experts or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”) and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration), in each case, including that result from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of any Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower that are caused directly by such Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. An Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrower’s aggregate remedies against any Issuing Bank and any

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Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d) and/or 2.11(e), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower shall take action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrower as a result of the breach or alleged wrongful conduct complained of and (y) the amount (if any) of the loss that would have been avoided had the Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the applicable Issuing Bank to effect a cure.

(h) The Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by the applicable Issuing Bank, irrespective of any assistance such Issuing Bank may provide such as drafting or recommending text or by such Issuing Bank’s use or refusal to use text submitted by the Borrower. The Borrower understands that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the applicable Issuing Bank, and the Borrower hereby consent to such revisions and changes not materially different from the application executed in connection therewith. The Borrower is solely responsible for the suitability of the Letter of Credit for the Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the applicable Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit at least 15 days before the date such Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit and, if the Borrower does not at any time want such Letter of Credit to be renewed, the Borrower will so notify the Agent and the applicable Issuing Bank at least 15 days before such Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit. The Borrower’s acceptance or rejection of a Drawing Document presented under or in connection with any Letter of Credit (whether or not the document is genuine) or of any released goods shall preclude the Borrower from raising a defense, set-off or claim with respect to the applicable Issuing Bank’s honor of such presentation.

(i) The Borrower’s reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit or amendment thereto, any Issuer Document, this Agreement or any other Loan Document, or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) any delay in giving or failing to give notice (irrespective of whether notice is required) to the Borrower;

(iv) any Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

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(v) any Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(vi) the existence of any claim, set-off, defense or other right that any Credit Party or any of their respective Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, any Issuing Bank or any other Person;

(vii) any Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at such Issuing Bank’s counters or are different from the electronic presentation;

(viii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against any Issuing Bank, the beneficiary or any other Person; or

(ix) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.11(g), the foregoing shall not release any Issuing Bank from such liability to the Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against such Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrower to such Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement (including Section 2.11(g)), no Issuing Bank or Letter of Credit Related Person (if applicable) shall be responsible to the Borrower for, and each Issuing Bank’s rights and remedies against the Borrower and the obligation of the Borrower to reimburse the applicable Issuing Banks for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than such Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

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(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the applicable Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and the Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP, UCP or eUCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the applicable Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the applicable Issuing Bank if subsequently such Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by the applicable Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) The Borrower shall pay immediately upon demand to the Agent for the account of the applicable Issuing Bank as non-refundable fees, commissions and charges (it being acknowledged and agreed that any charging of such fees, commissions and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by the applicable Issuing Bank upon the issuance of each Letter of Credit of 0.125% per annum of the Dollar Equivalent of the face amount thereof; provided that with respect to standby Letters of Credit and commercial Letters of Credit, the fronting fee shall be payable, in arrears, on the first Business Day of each quarter (or, if an Event of Default has occurred, month), plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the applicable Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations), or otherwise.

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(l) If by reason of (x) any Change in Law or (y) compliance by the Issuing Banks or any other member of the Lender Group with any direction, request or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby or

(ii) there shall be imposed on any Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to any Issuing Bank or any other member of the Lender Group of issuing, making, participating in or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, the Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower, and the Borrower shall pay within 30 days after demand therefor, such amounts as the Agent may specify to be necessary to compensate the applicable Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt; provided that (A) the Borrower shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; and provided, further, that the Borrower shall not be obligated to pay any such compensation unless the member of the Lender Group requesting such compensation also is requesting compensation as a result of the events described above from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 2.11(l). The determination by the Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) If (i) any Event of Default shall occur and be continuing or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(m) upon such demand, the Borrower shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If the Borrower fails to provide Letter of Credit Collateralization as required by this Section 2.11(m), the Revolving Lenders may (and, upon direction of the Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(n) Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the substantive laws of the jurisdiction specified in the applicable Letter of Credit shall govern such Letter of Credit, or if no governing law is so specified, then the substantive laws of the jurisdiction of the office of the Issuing Bank that issued the applicable Letter of Credit shall govern, including in either case, the UCC as in effect from time to time in such jurisdiction but excluding any choice of law rules that would apply the law of a different jurisdiction, (ii) the rules of the ISP shall apply to each standby Letter of Credit and (iii) the rules of the UCP or eUCP shall apply to each commercial Letter of Credit.

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(o) The ISP, the UCP and eUCP shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein. Each Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(p) In the event of a direct conflict between (i) the provisions of this Section 2.11 and any provision contained in any Issuer Document or Standard Letter of Credit Practice, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other, but in the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern, (ii) the ISP and the UCC or other Standard of Letter of Credit Practice, the ISP shall control and govern, (iii) the UCP or eUCP, as applicable, and the UCC or other Standard Letter of Credit Practice if the Letter of Credit is governed by the UCP or eUCP, as applicable, the UCP and the eUCP shall control and govern and (iv) the eUCP and the UCP if the Letter of Credit is governed by the eUCP, the eUCP shall control and govern.

(q) The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(r) All Letters of Credit shall be denominated in Dollars or Canadian Dollars.

(s) No later than the fifth Business Day following the last day of each calendar month, (i) on each date that a Letter of Credit is amended, terminated or otherwise expires, (ii) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (iii) upon the request of the Agent, each Issuing Bank (or, in each case, the applicable Issuing Bank) shall deliver to the Agent a report setting forth in form and detail reasonably satisfactory to the Agent information (including any reimbursement, cash collateral or termination in respect of Letters of Credit issued by such Issuing Bank) with respect to each Letter of Credit issued by such Issuing Bank that is outstanding hereunder. No failure on the part of any Issuing Bank to provide such information pursuant to this Section 2.11(s) shall limit the obligations of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.

(t) Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided, however, that with respect to any standby Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor at the time of such extension and upon the Maturity Date, each Lender shall be released from its participation obligations with respect to such Letter of Credit. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(u) At Borrower’s sole cost and expense, the Borrower shall execute and deliver to each Issuing Bank such additional certificates, instruments, documents or agreements and take such additional action as may be reasonably requested by such Issuing Bank to enable such Issuing Bank to issue any Letter of Credit pursuant to this Agreement and the related Issuer Document, to protect, exercise and/or enforce such Issuing Bank’s rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. The Borrower irrevocably appoint such Issuing Bank as its attorney-in-fact with respect to each Letter of Credit issued by it and authorizes such Issuing Bank, without notice to the Borrower, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrower is limited solely to

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such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

(v) With respect to each application for a Letter of Credit to cover the shipment or sale of goods, the Borrower has obtained or will obtain, prior to submission of such application to the applicable Issuing Bank, all import, export or shipping licenses and other governmental approvals required in connection with the transaction(s) contemplated thereby or the issuance by such Issuing Bank of any Letter of Credit.

(w) Each Issuing Bank, at its option, shall be subrogated to applicant’s rights against any Person who may be liable to any applicant on any transaction or obligation underlying any Letter of Credit, to the rights of any holder in due course or Person with similar status against applicant, and to the rights of any beneficiary or any successor or assignee of any beneficiary.

2.12 Term SOFR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, the Borrower shall have the option, subject to Section 2.12(b) below (the “Term SOFR Option”) to have interest on all or a portion of the Revolving Loans (other than Swing Loans) be charged (whether at the time when made (unless otherwise provided herein), upon (x) conversion from a Base Rate Loan to a Term SOFR Loan or (y) continuation of a Term SOFR Loan as a Term SOFR Loan) at a rate of interest based upon Term SOFR. Interest on Term SOFR Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless the Borrower has properly exercised the Term SOFR Option with respect to a Term SOFR Loan prior to the end of the applicable Interest Period thereto, such Term SOFR Loan shall be automatically converted to a Base Rate Loan as of the last day of such Interest Period.

(b) Term SOFR Election.

(i) The Borrower may, at any time and from time to time, so long as the Borrower has not received a notice from the Agent (which notice the Agent may elect to give or not give in its discretion unless the Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to the Borrower), after the occurrence and during the continuance of an Event of Default, exercising the Lenders’ rights to terminate the right of the Borrower to exercise the Term SOFR Option during the continuance of such Event of Default, elect to exercise the Term SOFR Option by notifying the Agent prior to 2:00 p.m. at least three U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period (the “Term SOFR Deadline”). The election of the Term SOFR Option by the Borrower for a permitted portion of its Revolving Loans (other than Swing Loans) to this Section 2.12(b) shall be made by delivery to the Agent of a Term SOFR Notice received by the Agent before the Term SOFR Deadline and such Term SOFR Notice shall specify (A) the Loans to be converted or continued, and the last day of the Interest Period thereto, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued and (D) the Interest Period applicable to such converted or continued Term SOFR Loan. If the Borrower requests a conversion to, or continuation of, a Term SOFR Loan, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month. Promptly upon its receipt of each such Term SOFR Notice, the Agent shall provide a copy thereof to each of the affected Lenders.

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(ii) Each Term SOFR Notice shall be irrevocable and binding on the Borrower. In connection with each Term SOFR Loan, the Borrower hereby indemnifies the Agent and each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Term SOFR Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise from or be attributable to the Agent and each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan as a result of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (b) due to any failure of the Borrower to borrow, continue or convert to a Term SOFR Loan on the date specified therefor in a Term SOFR Notice or (c) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto. A certificate of the Agent or such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be presumed to be correct save for manifest error. The Borrower shall pay such amount to the Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii) Unless the Agent, in its sole discretion, agrees otherwise, the Borrower shall have not more than ten Term SOFR Loans in effect at any given time. The Borrower may only exercise the Term SOFR Option for proposed Term SOFR Loans of at least $1,000,000.

(c) Conversion; Prepayment. The Borrower may convert Term SOFR Loans to Base Rate Loans or prepay SOFR Loans at any time; provided that in the event that Term SOFR Loans are converted or SOFR Loans are prepaid on any date that is not (x) in the case of a Daily Simple SOFR Loan, the Interest Payment Date applicable thereto or (y) in the case of a Term SOFR Loan, the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by the Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or all or any portion of the Commitments hereunder or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend and hold the Agent and the Lenders and their Participants harmless against any and all funding losses in accordance with Section 2.12(b)(ii).

(d) Special Provisions Applicable to Benchmark Availability.

(i) Daily Simple SOFR or Term SOFR may be adjusted by the Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in Applicable Law occurring subsequent to (x) in the case of Daily Simple SOFR Loans, the making of the applicable Daily Simple SOFR Loans and (y) in the case of Term SOFR Loans, the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Daily Simple SOFR or Term SOFR, as applicable. In any such event, the affected Lender shall give the Borrower and the Agent notice of such a determination and adjustment and the Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (A) require such Lender to furnish to the Borrower a statement setting forth in reasonable detail the basis for adjusting Daily Simple SOFR or Term SOFR, as applicable, and the method for determining the amount of such adjustment, or (B) repay the Daily Simple SOFR Loans, Term SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

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(ii) Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender (or any of their respective Lending Offices) to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to the Agent and the Borrower and the Agent promptly shall transmit the notice to each other Lender and, notwithstanding anything herein to the contrary (A) if such unlawfulness or impracticality relates to the Term SOFR Reference Rate or Term SOFR, then (x)(1) any Term SOFR Loans of such Lender that are outstanding will be deemed to have been converted to Daily Simple SOFR Loans (if such rate is lawful and practical) on the last day of the applicable Interest Period, if such Lender may lawfully continue to maintain such Term SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and thereafter interest upon the Term SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Daily Simple SOFR Loans and (2) the Borrower shall not be entitled to elect for Loans to bear interest by reference to Term SOFR until such Lender determines that it would no longer be unlawful or impractical to do so and (y)(1) any Base Rate Loans that are determined with reference to the Term SOFR component thereof such Lender that are outstanding shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof and (2) the Borrower shall not be entitled to elect the Term SOFR Option and Base Rate Loans shall not be determined with reference to the Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so, (B) if such unlawfulness or impracticality relates to Daily Simple SOFR or SOFR, then any Daily Simple SOFR Loans of such Lender that are outstanding will be deemed to have been immediately converted to Base Rate Loans and thereafter, interest upon the Daily Simple SOFR Loans of such Lender shall accrue interest at the rate then applicable to Base Rate Loans and (C) if such unlawfulness or impracticality relates to both the Term SOFR Reference Rate or Term SOFR and Daily Simple SOFR or SOFR, then (x) any SOFR Loans of such Lender that are outstanding will be deemed to have been converted to Base Rate Loans (1) with respect to any Daily Simple SOFR Loans, immediately, and (2) with respect to any Term SOFR Loans, on the last day of the applicable Interest Period, if such Lender may lawfully continue to maintain such Term SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and thereafter, interest upon the SOFR Loans of such Lender shall accrue interest at the rate then applicable to Base Rate Loans (without reference to the Term SOFR component thereof).

(iii) Benchmark Replacement Setting.

(A) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have

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the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (1) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans (I) with respect to Daily Simple SOFR Loans, immediately, and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(F) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither the Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

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2.13 Extension of Revolver Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders with Revolver Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Revolver Commitments with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offer to extend the maturity date of each such Lender’s Revolver Commitments and otherwise modify the terms of the Revolver Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate margin, interest rate floor, all-in yield pricing or fees payable in respect of Revolver Commitments (and related outstandings)) (each, an “Extension”, and each portion of Revolver Commitments (in each case as so extended), as well as the original Revolver Commitments (in each case not so extended), being a “tranche”; any Extended Revolver Commitments shall constitute a separate tranche of Revolver Commitments from the tranche of Revolver Commitments from which they were converted), in each case, so long as each of the following terms is satisfied: (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders and (ii) except as to interest rate margin, interest rate floor, all-in yield pricing, fees, customary optional redemption or prepayment terms, final maturity, and after the final maturity date of the other existing Revolver Commitments, any other covenants and provisions (which shall be determined by the Borrower and the Extending Revolver Lenders and set forth in the relevant Extension Offer), the Revolver Commitment of any Lender (an “Extending Revolver Lender”) extended pursuant to an Extension (an “Extended Revolver Commitment”), and the related outstandings, shall be a Revolver Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or not more favorable to the Extending Revolver Lenders than those applicable to the Revolver Commitments not subject to such Extension Offer (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolver Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolver Commitments and (C) repayment made in connection with a permanent repayment and termination of Commitments) of Revolving Loans with respect to Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments, (2) all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolver Commitments in accordance with their percentage of the Revolver Commitments subject to the express terms herein, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments, except that the Borrower shall be permitted to permanently repay and terminate Commitments of any tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche, (4) assignments and participations of Extended Revolver Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolver Commitments and Revolving Loans and (5) at no time shall there be Revolver Commitments hereunder (including Extended Revolver Commitments and any original Revolver Commitments) which have more than three different maturity dates, (iii) if the aggregate principal amount of Revolver Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolver Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolver Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings or commitments of record) with respect to which such Lenders have accepted such Extension Offer, (iv) the Borrower shall have delivered to the Agent such legal opinions, certificates, resolutions and other documents as Agent shall reasonably request with respect to the transactions contemplated by this Section 2.13, (v) all documentation in respect of such Extension shall be consistent

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with the foregoing and (vi) the Revolver Commitments extended pursuant to any Extension Offer shall be in a minimum amount of $100,000,000 (or such lesser amount as the Agent shall agree).

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.13, such Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement. The Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.13 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolver Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.13.

(c) No consent of any Lender or the Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to its Revolver Commitments (or a portion thereof), and (ii) with respect to any Extension of the Revolver Commitments, the consent of the Issuing Banks or Swing Lender to the extent the Letter of Credit facility or Swing Loan facility is to be extended. All Extended Revolver Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Agent to enter into amendments to this Agreement and the other Loan Documents with the Credit Parties as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolver Commitments so extended, that reflect the terms and conditions of any such Extension and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.13. All such amendments entered into with the Credit Parties by the Agent hereunder shall be binding and conclusive on the Lenders. In addition, if so provided in such amendment and with the consent of the Issuing Banks, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Loans shall be re-allocated from Lenders holding Revolver Commitments to Lenders holding Extended Revolver Commitments in accordance with the terms of such amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolver Commitments, be deemed to be participation interests in respect of such Extended Revolver Commitments and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly. On and after the maturity date with respect to the Revolver Commitment and Revolving Loans of any Lender that has not extended its Revolver Commitments and Revolving Loans beyond such maturity date pursuant to this Section 2.13, the Letter of Credit Exposure of such Revolving Lender shall be reallocated to Revolving Lenders that have extended their Revolving Loans and Revolver Commitments beyond such maturity date pro rata in accordance with the Revolver Commitments and Revolving Loans of all Revolving Lenders that have so extended their Revolver Commitments and Revolving Loans. Notwithstanding the provisions of this Section 2.13, the Agent shall have the right to resign on the Maturity Date in accordance with Section 15.6.

(d) In connection with any Extension, the Borrower shall provide the Agent at least 10 days (or such shorter period as may be agreed by the Agent) prior written notice thereof, and shall agree to such procedures (including rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably to accomplish the purposes of this Section 2.13.

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2.14 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in Term SOFR) or Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Bank or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be obligated to pay any such compensation unless the Lender or other Recipient requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 2.14(a).

(b) Capital Requirements. If any Lender or Issuing Bank determines that (i) any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital, liquidity or reserve requirements or (ii) compliance by such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, with any guideline, request or directive of any Governmental Authority regarding, regarding capital, liquidity or reserve requirements (whether or not having the force of law), has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company, if any, with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Bank the Borrower shall promptly pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, for any such reduction suffered; provided that the Borrower shall not be obligated to pay any such compensation unless the Lender or the Issuing Bank

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requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 2.14(b).

(c) Certificates for Reimbursement. A certificate of a Lender, an Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in this Section 2.14, setting forth a reasonably detailed calculation of such amount or amounts and delivered to the Borrower, shall be presumed correct absent manifest error. The Borrower shall pay such Lender, such Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Commitment under current Applicable Laws, regulations and regulatory guidelines. In the event the Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that the Lenders will be entitled to make claims under this Section 2.14(c) (each such claim to be made within a reasonable period of time after the period to which it relates) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

(d) Delay in Requests. Failure or delay on the part of any Lender, any Issuing Bank or such other Recipient to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s, such Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender, any Issuing Bank or any other Recipient pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, such Issuing Bank or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, such Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.15 Currencies. The Revolving Loans and other Obligations (except as set forth in Section 2.11 with respect to the reimbursement of drawings for Letters of Credit denominated in Canadian Dollars) shall be made and repaid in Dollars.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Effectiveness. This Agreement, and the obligation of each Lender to make the initial Extensions of Credit provided for hereunder, shall become effective on and as of the first date on which the following conditions precedent have been satisfied (or waived pursuant to Section 14.1) (such date, the “Closing Date”):

(a) Executed Loan Documents. This Agreement, the ABL Intercreditor Agreement (if applicable), a promissory note in favor of each Lender requesting a promissory note, the Guaranty and Security Agreements and any applicable Loan Documents set forth on Schedule 3.1 shall have been duly authorized, executed and delivered to the Agent by the parties thereto and shall be in full force and effect.

(b) Absence of Defaults. No Default or Event of Default has occurred and is continuing.

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(c) Representations and Warranties. Each of the representations and warranties contained in this Agreement and in the other Loan Documents are true, correct and complete in all material respects or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in all respects (or, in the case of any representations and warranties that relate solely to an earlier date, in all material respects (or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in all respects), on and as of such earlier date).

(d) Closing Certificates, Etc. The Agent shall have received each of the following in form and substance reasonably satisfactory to the Agent:

(i) Closing Certificate. A certificate of a Responsible Officer of the Borrower dated the Closing Date, certifying that the conditions set forth in Sections 3.1(b) and (c) are satisfied.

(ii) Officer’s Certificate of each Credit Party. A certificate of a Responsible Officer of each Credit Party dated the Closing Date certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date and on the date of the resolutions described in clause (C), (C) resolutions duly adopted by the board of directors (or other governing body including a Person exercising the powers of the board of directors) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) each certificate required to be delivered pursuant to Section 3.1(d)(iii), which officer’s certificates shall be countersigned by another Responsible Officer to certify the incumbency and specimen signature of the Responsible Officer executing each such officer’s certificate.

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing or the applicable equivalent thereof of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv) Opinions of Counsel. A favorable written opinion dated the Closing Date of each of (A) Vorys, Sater, Seymour and Pease LLP, as Delaware, New York and Ohio counsel for the Credit Parties, (B) Latham & Watkins, LLP, as special counsel to the Credit Parties, (C) Osler, Hoskin & Harcourt LLP, as Ontario counsel to the Credit Parties, and (D) McInnes Cooper LLP, as Nova Scotia counsel to the Credit Parties, in each case addressed to the Agent, the Issuing Banks and the Lenders with respect to the Credit Parties, the Loan Documents and such other customary matters as the Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Agent and the Lenders).

(v) Borrowing Base Certificate. A completed Borrowing Base Certificate for May 31, 2026, certified a Responsible Officer of the Borrower, confirming that the Excess Availability, after giving effect to the Transactions (including any Loans to be made on the Closing Date), will be at least $100,000,000.

(e) Collateral.

(i) Filings and Recordings. The Agent shall have made all UCC, PPSA and intellectual property filings and recordations that are necessary or desirable to perfect the security interests

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of the Agent, on behalf of the Secured Parties, in the Collateral (to the extent such security interests may be perfected by filings and recordations).

(ii) Pledged Collateral. Subject to the ABL Intercreditor Agreement, the Agent shall have received (A) copies of the original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with a copy of an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) copies of each promissory note pledged pursuant to the Security Documents together with a copy of an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Searches. The Agent shall have received the results of a Lien search (including a search as to litigation, judgments, executions, bankruptcy and insolvency, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the UCC or the PPSA, as applicable (or applicable judicial docket), as in effect in each jurisdiction in which filings or recordations under the UCC or the PPSA, as applicable, should be made to evidence or perfect security interests in any assets of such Credit Party and, where applicable, in each jurisdiction in which federal tax liens against such Credit Party should be filed, in each case indicating among other things that, after giving effect to the Transactions, the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Field Examination and Inventory Appraisals. The Agent shall have received all field examination and inventory appraisals to be completed by examiners (including, if selected by the Agent, the Agent’s in-house field examiners) and appraisers selected by the Agent (which may be satisfied by the assignment of appraisals completed pursuant to the Existing Credit Agreement to the Agent), the results of which are satisfactory to the Agent in its Permitted Discretion (the “Reports”); provided that in the event that the Agent has not received the Reports prior to the Closing Date, then, until the earlier of (A) the date of the delivery of the Reports and (B) the date that is 90 days after the Closing Date (or such later date as may be agreed by the Agent in its Permitted Discretion), the Borrowing Base shall be deemed to be $350,000,000; provided, further, that if the Reports have not been received by Agent on or prior to such 90th day (or such later date agreed by the Agent), the Borrowing Base with respect to such assets shall be zero until the delivery of the Reports.

(v) Insurance. The Agent shall have received evidence that the Credit Parties maintain insurance coverage satisfactory to the Agent in its Permitted Discretion, which insurance shall, in each case, subject to Section 3.7, (A) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Agent of written notice thereof, (B) name the Agent as an additional insured party thereunder and (C) in the case of each casualty insurance policy, name the Agent as lender’s loss payee.

(f) Financial Matters.

(i) Financial Statements of the Borrower. The Agent shall have received the Historical Financial Statements.

(ii) Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Agent a certificate from a Responsible Officer of the Borrower on the Closing Date, confirming the Solvency of the Borrower and its Subsidiaries on a Consolidated basis after giving effect to the Transactions.

(g) Existing Credit Agreement Repayment. Prior to or substantially simultaneously with the Closing Date, the Existing Credit Agreement Repayment shall have been consummated and the

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Agent shall have received a pay-off letter in form and substance reasonably satisfactory to it evidencing such Existing Credit Agreement Repayment.

(h) Payment at Closing. Including the Lender Group Expenses, the Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Agent, the Arrangers and the Lenders the fees set forth or referenced in the Fee Letters and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable fees, charges and disbursements of counsel to the Agent and the Arrangers to the extent evidenced by an invoice provided to the Borrower at least three Business Days prior to the Closing Date and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents, in each case, to the extent evidenced by an invoice provided to the Borrower at least three Business Days prior to the Closing Date.

(i) Miscellaneous.

(i) Notice of Account Designation. The Agent shall have received a written notice specifying the Designated Account to which the proceeds of any Loans made on or after the Closing Date are to be distributed.

(ii) Anti-Money Laundering Laws. The Borrower and each of its Subsidiaries (other than Klӧckner and its Subsidiaries prior to the Control Date) shall have provided to the Agent and the Lenders, at least three Business Days prior to the Closing Date (or such later time as the Agent may agree), the documentation and other information requested by the Agent at least 10 Business Days prior to the Closing Date in order to comply with requirements of applicable Anti-Money Laundering Laws and “know your customer” rules and regulations.

Without limiting the generality of the provisions of the last paragraph of Section 15.3, for purposes of determining compliance with the conditions specified in this Section 3.1, the Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2 Conditions Precedent to Availability of the Klӧckner Commitments. The Klӧckner Commitments, and the obligation of the Lenders to make Extensions of Credit pursuant to the Klӧckner Commitments, shall become effective on and as of the first date on which the following conditions precedent have been satisfied (or waived pursuant to Section 14.1) (such date, the “Klӧckner Increase Effective Date”).

(a) Executed Loan Documents. Each Klӧckner Credit Party shall have duly authorized, executed and delivered to the Agent such amendments or supplements to the ABL Intercreditor Agreement (if applicable), the relevant Security Documents and such other documents as the Agent shall deem reasonably necessary or advisable in connection with the transactions contemplated hereby, including in order to grant to the Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on the Collateral of such Klӧckner Credit Parties under Applicable Law.

(b) Absence of Defaults. No Default or Event of Default shall have occurred and be continuing on the Klӧckner Increase Effective Date before or immediately after giving effect to the Klӧckner Increase.

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(c) Representations and Warranties. Each of the representations and warranties contained in this Agreement and in the other Loan Documents are true, correct and complete in all material respects or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in all respects, on and as of the Klӧckner Increase Effective Date (or, in the case of any representations and warranties that relate solely to an earlier date, in all material respects (or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in all respects), on and as of such earlier date).

(d) Certificates, Etc. The Agent shall have received each of the following in form and substance reasonably satisfactory to the Agent:

(i) Certificate. A certificate of a Responsible Officer of the Borrower dated the Klӧckner Increase Effective Date, certifying that the conditions set forth in Sections 3.2(b) and (c) are satisfied.

(ii) Officer’s Certificate of each Klӧckner Credit Party. A certificate of a Responsible Officer of each Klӧckner Credit Party dated the Klӧckner Increase Effective Date certifying as to the incumbency and genuineness of the signature of each officer of such Klӧckner Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Klӧckner Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Klӧckner Credit Party as in effect on the Closing Date and on the date of the resolutions described in clause (C), (C) resolutions duly adopted by the board of directors (or other governing body including a Person exercising the powers of the board of directors) of such Klӧckner Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) each certificate required to be delivered pursuant to Section 3.2(d)(iii), which officer’s certificates shall be countersigned by another Responsible Officer to certify the incumbency and specimen signature of the Responsible Officer executing each such officer’s certificate.

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing or the applicable equivalent thereof of each Klӧckner Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv) Opinions of Counsel. (A) A favorable written opinion dated the Klӧckner Increase Effective Date of Vorys, Sater, Seymour and Pease LLP, as Delaware and New York counsel for the Klӧckner Credit Parties addressed to the Agent, the Issuing Banks and the Lenders with respect to the Klӧckner Credit Parties, the Loan Documents and such other customary matters as the Agent shall reasonably request and (B) any other legal opinions reasonably requested by the Agent in connection with the Klӧckner Increase (which such opinions shall expressly permit reliance by permitted successors and assigns of the Agent and the Lenders).

(v) Borrowing Base Certificate. An updated Borrowing Base Certificate, certified by a Responsible Officer of the Borrower, demonstrating that Excess Availability, after giving effect to the Klӧckner Increase, will be at least 17.5% of the Line Cap.

(e) Collateral.

(i) Filings and Recordings. The Agent shall have made all UCC and intellectual property filings and recordations that are necessary or desirable to perfect the security interests

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of the Agent, on behalf of the Secured Parties, in the in the assets of the Klӧckner Credit Parties that will constitute Collateral under the Loan Documents (the “Klӧckner Collateral”) (to the extent such security interests may be perfected by filings and recordations).

(ii) Pledged Collateral. Subject to the ABL Intercreditor Agreement, the Agent shall have received (A) copies of the stock certificates or other certificates evidencing the certificated Equity Interests of Klӧckner and its Subsidiaries pledged pursuant to the Security Documents, together with a copy of an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) copies of each promissory note pledged pursuant to the Security Documents together with a copy of an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Searches. The Agent shall have received the results of a Lien search (including a search as to litigation, judgments, executions, bankruptcy and insolvency, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Klӧckner Credit Parties under the UCC (or applicable judicial docket), as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in the assets of the Klӧckner Collateral and, where applicable, in each jurisdiction in which federal tax liens against the Klӧckner Credit Parties should be filed, in each case indicating among other things that, after giving effect to the Klӧckner Debt Repayment, the Klӧckner Collateral is free and clear of any Lien (except for Permitted Liens).

(iv) Field Examination and Inventory Appraisals. All field exams and appraisals with respect to the assets of the Klӧckner Credit Parties to be included in the Borrowing Base to be completed by examiners (including, if selected by the Agent, the Agent’s in-house field examiners) and appraisers selected by the Agent (which may be satisfied by the assignment to the Agent of field exams and appraisals completed under the Klӧckner ABL Facility by Bank of America, N.A., as agent thereunder), the results of which are satisfactory to the Agent in its Permitted Discretion (the “Klӧckner Reports”); provided that in the event that the Agent has not received the Klöckner Reports prior to the Closing Date, then, until the earlier of (A) the date of delivery of the Klӧckner Reports and (B) the date that is 90 days after the Klӧckner Increase Effective Date (or such later date as may be agreed by the Agent in its Permitted Discretion), the Borrowing Base with respect to such assets shall be deemed to be $550,000,000; provided, further, that if the Klӧckner Reports have not been received by the Agent on or prior to such 90th day (or such later date agreed by the Agent), the Borrowing Base with respect to such assets shall be zero until the delivery of the Klӧckner Reports.

(f) Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Agent a certificate from a Responsible Officer of the Borrower on the Klӧckner Increase Effective Date, confirming the Solvency of the Borrower and its Subsidiaries on a Consolidated basis after giving effect to the Klӧckner Increase.

(g) Klӧckner Debt Repayment. Prior to or substantially simultaneously with the effectiveness of the Klӧckner Increase, the Klӧckner Debt Repayment shall have been consummated and the Agent shall have received a pay-off letter in form and substance reasonably satisfactory to it evidencing such Klӧckner Debt Repayment.

(h) Payment at Effectiveness. Including the Lender Group Expenses, the Borrower shall have paid or made arrangements to pay contemporaneously with the effectiveness of the Klӧckner Increase (A) any accrued and unpaid fees or commissions due hereunder, (B) all reasonable fees, charges and disbursements of counsel to the Agent and the Arrangers to the extent evidenced by an invoice provided to the Borrower at least three Business Days prior to the Closing Date and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated by the Klӧckner Increase,

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including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents, in each case, to the extent evidenced by an invoice provided to the Borrower at least three Business Days prior to the Closing Date.

(i) Anti-Money Laundering Laws. The Borrower and each of its Subsidiaries (including Klӧckner and its Subsidiaries) shall have provided to the Agent and the Lenders, at least two Business Days prior to the Klӧckner Increase Effective Date, the documentation and other information requested by the Agent at least five Business Days prior to the Klӧckner Increase Effective Date in order to comply with requirements of applicable Anti-Money Laundering Laws and “know your customer” rules and regulations.

Without limiting the generality of the provisions of the last paragraph of Section 15.3, for purposes of determining compliance with the conditions specified in this Section 3.2, the Agent and each Lender with a Klӧckner Commitment immediately prior to the Klӧckner Increase Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Klӧckner Increase Effective Date specifying its objection thereto.

3.3 Conditions Precedent to all Extensions of Credit. The obligation of each Lender to make any Revolving Loans hereunder (or other Extension of Credit hereunder) or convert to or continue any Term SOFR Loan, in each case, after the Closing Date shall be subject to the satisfaction (or waiver pursuant to Section 14.1) of the following conditions precedent:

(a) Absence of Defaults. No Default or Event of Default shall have occurred and be continuing on the date of such Extension of Credit, nor shall either result from the making thereof.

(b) Representations and Warranties. Each of the representations and warranties contained in this Agreement and in the other Loan Documents shall be true, complete and correct in all material respects or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in all respects, on and as of the date of such Extension of Credit with the same effect as if made on and as of such date (or, in the case of any representations and warranties that relate solely to an earlier date, in all material respects (or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in all respects), on and as of such earlier date).

(c) Revolver Usage. At the time of, and immediately after giving effect to, the requested Extension of Credit and the application of the proceeds thereof, Revolver Usage shall not exceed the Line Cap.

(d) Notice of Borrowing, Etc. The Agent, or in the case of a request for the issuance of a Letter of Credit, the Agent and the applicable Issuing Bank, shall have received a notice of borrowing, request for the issuance of a Letter of Credit or notice of conversion/continuation pursuant to Section 2.3, 2.11 or 2.12, as applicable.

3.4 Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.5 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and the Borrower shall be required to repay all of

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the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Credit Party of its duties, obligations or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, the Agent will, at the Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and Liens previously filed by the Agent.

3.6 Early Termination by the Borrower. The Borrower has the option, at any time upon five Business Days’ prior written notice to the Agent (or such shorter period as the Agent may agree), to terminate this Agreement and terminate the Commitments hereunder by repaying to the Agent all of the Obligations in full. The foregoing notwithstanding, the Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination). For the avoidance of doubt, nothing in this Section 3.6 shall effect a termination of any Hedge Agreement or Bank Product Agreement, which Hedge Agreements and Bank Product Agreements may only be terminated in accordance with their respective terms.

3.7 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.7 (the failure by the Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by the Agent, which the Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, the Borrower hereby represents and warrants to the Lender Group both before and after giving effect to the transactions contemplated hereunder (provided that any representations and warranties made herein with respect to the Subsidiaries of the Borrower shall not apply to Klӧckner or any of its Subsidiaries prior to the Control Date), which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Sections 3.2 and 3.3 that:

4.1 Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or, if applicable, in good standing has not had or would not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 4.1.

4.2 Ownership. Schedule 4.2 sets forth, as of the Closing Date, a correct and complete list of the legal name of each Subsidiary of each Credit Party, the jurisdiction of organization thereof and the ownership interest therein held by each Credit Party. As of the Closing Date, all outstanding shares have

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been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 4.2. The shareholders or other owners, as applicable, of each Credit Party and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 4.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party or any Subsidiary thereof, except as described on Schedule 4.2.

4.3 Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state, provincial or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

4.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the certificate or articles of incorporation or formation, articles or bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties are bound or any Governmental Approval relating to such Person, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) filings under the UCC or PPSA and (iii) filings with the United States Copyright Office, the United States Patent and Trademark Office and/or the Canadian Intellectual Property Office.

4.5 Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the knowledge of the Borrower, threatened proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority, except in each such cases of clauses (a), (b) and (c) where the failure to have, comply or file has not had or would not reasonably be expected to have a Material Adverse Effect.

4.6 Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, provincial, local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, provincial,

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local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is the subject of a Permitted Protest). To the best of the Borrower’s knowledge, such returns accurately reflect in all material respects all liability for taxes of the Credit Parties and Subsidiaries thereof for the periods covered thereby. To the best of the Borrower’s knowledge, no Governmental Authority has asserted any Lien or other written claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate procedures and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or Subsidiary and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, provincial, local and other taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any material increase in taxes or assessments for any of such years.

4.7 Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all copyrights, patents, trademarks, service marks, trade names and other intellectual property rights that are reasonably necessary to conduct its business and no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except to the extent that the failure to own or possess rights to use such items or the occurrence of such event has not had or would not reasonably be expected to have a Material Adverse Effect.

4.8 Environmental Matters.

(a) There has been no Release of Hazardous Materials on, at, under or from (i) any property owned, leased or operated by any Credit Party or any Subsidiary thereof or (ii) to the knowledge of the Borrower, any property formerly owned, leased or operated by it or any of its Subsidiaries that would, in any such case of clauses (i) or (ii), reasonably be expected to require investigation, remedial activity or corrective action or cleanup by any Credit Party or Subsidiary thereof, or reasonably be expected to result in any Credit Party or any Subsidiary thereof incurring liability under Environmental Law or any Governmental Approval issued thereunder, in each case, that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party and each Subsidiary thereof and their operations are in compliance, and have for the past five years been in compliance, with all applicable Environmental Laws and all Governmental Approvals issued thereunder, including obtaining and maintaining all Governmental Approvals required under applicable Environmental Laws to carry on their respective businesses.

(c) No Credit Party nor any Subsidiary thereof has received any written notice of violation, non-compliance or liability arising under Environmental Laws or any Governmental Approval issued thereunder that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does the Borrower have knowledge or reason to believe that any such notice is threatened.

(d) No Credit Party or Subsidiary thereof has transported or disposed of Hazardous Materials from the properties currently or formerly owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner which has given, or would reasonably be expected to give, rise to liability under, Environmental Laws or any Governmental Approval issued thereunder, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor

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have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that has given, or would reasonably be expected to give, rise to liability under, any applicable Environmental Laws or any Governmental Approval issued thereunder that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) No Environmental Claim is pending or, to the knowledge of the Borrower, threatened, for which any Credit Party or any Subsidiary thereof is named as a party, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor are there any Environmental Claims, consent decrees or orders, administrative orders or other administrative or judicial orders outstanding under any applicable Environmental Law with respect to any Credit Party or any Subsidiary thereof, with respect to any real property currently, or to the knowledge of the Borrower, formerly leased or operated by any Credit Party or any Subsidiary thereof or current, or to the knowledge of the Borrower, former operations of any Credit Party or any Subsidiary thereof, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.9 Employee Benefit Matters.

(a) As of the Closing Date, (i) no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans, Canadian Benefit Plan, Canadian Pension Plan or Canadian Multi-Employer Pension Plan other than those identified on Schedule 4.9, and (ii) there are no Canadian Defined Benefit Plans or Canadian Multi-Employer Pension Plans other than those identified on Schedule 4.9.

(b) Each Credit Party is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply has not had or would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired, and except where the failure to be so qualified or so exempt has not had or would not reasonably be expected to have a Material Adverse Effect. No liability has been incurred by any Credit Party which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that has not had or would not reasonably be expected to have a Material Adverse Effect.

(c) Except where the failure of any of the following representations to be correct has not had or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code.

(d) As of the Closing Date, no Termination Event has occurred or is reasonably expected to occur.

(e) Except where the failure of any of the following representations to be correct has not had or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or

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investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party, (ii) any Pension Plan or (iii) any Multiemployer Plan.

(f) Each Credit Party has complied with the Tax Act and all Applicable Laws regarding each Canadian Benefit Plan and Canadian Pension Plan, except in each case where the failure to do so has not had or would not reasonably be expected to result in a Material Adverse Effect. Each Canadian Benefit Plan and Canadian Pension Plan is, and has been maintained in compliance with any applicable provisions of the Tax Act, all Applicable Laws and the terms of each such Canadian Benefit Plan and Canadian Pension Plan, except in each case where the failure to do so has not had or would not reasonably be expected to result in a Material Adverse Effect. No Credit Party, nor any of their Subsidiaries, sponsors, maintains or contributes to a Canadian Defined Benefit Plan or Canadian Multi-Employer Pension Plan, other than those identified on Schedule 4.9, nor has any liability for any Canadian Pension Plan, Canadian Multi-Employer Pension Plan, or Canadian Benefit Plan which has been terminated or discontinued. As of the Closing Date, except as would not reasonably be expected to have a Material Adverse Effect, (i) all obligations of the Credit Parties and their Subsidiaries (including funding, investment and administration obligations) required to be performed in connection with any applicable Canadian Pension Plans and Canadian Multi-Employer Pension Plans have been performed on a timely basis, (ii) all contributions or premiums required to be made or paid by the Credit Parties and their Subsidiaries to any applicable Canadian Pension Plan or Canadian Multi-Employer Pension Plan have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws applicable thereto, and (iii) there are no outstanding disputes concerning the Canadian Pension Plans or the assets thereof. No Canadian Pension Termination Event has occurred or is reasonably expected to occur. No statutory trust or Lien exists in respect of any Credit Party in connection with any Canadian Pension Plan or Canadian Multi-Employer Pension Plan (other than Permitted Liens).

4.10 Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose, in each case, which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than 25.0% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 6.2 or 6.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.

4.11 Government Regulation. Neither the Borrower nor any U.S. Guarantor is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940).

4.12 [Reserved].

4.13 Employee Relations. Except as has not and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against the Borrower or any of its Subsidiaries and (iii)

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to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of the Borrower or any of its Subsidiaries. To the knowledge of the Borrower, none of the Borrower or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state or provincial law which remains unpaid or unsatisfied. The hours worked and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations have not resulted or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from the Borrower or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do so has not resulted or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.14 Burdensome Provisions. The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than as permitted by Section 6.10(b), (c) or (f).

4.15 Financial Statements. The audited and unaudited financial statements delivered pursuant to Sections 5.1(a) and (b) (and including the Historical Financial Statements) fairly present in all material respects on a Consolidated basis in accordance with GAAP the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries, as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

4.16 No Material Adverse Change. Since May 31, 2025, there has been no material adverse change in the business, financial condition, Property or results of operations of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

4.17 Solvency. The Borrower is Solvent and the Credit Parties, on a Consolidated basis, are Solvent.

4.18 Title to Properties. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

4.19 Litigation. There are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or

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before or by any Governmental Authority that has had or would reasonably be expected to have a Material Adverse Effect.

4.20 Anti-Terrorism; Anti-Money Laundering; Etc. No Credit Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of any (A) the Trading with the Enemy Act, (B) Sanctions or (C) Anti-Money Laundering Laws (collectively, the “Anti-Terrorism Laws”), (iii) is a Sanctioned Person or (iv) is in violation of Anti-Corruption Laws. No part of the proceeds of any extension of credit hereunder will be unlawfully used directly or knowingly indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, in violation of applicable Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers or the Agent) of any Anti-Terrorism Laws.

4.21 Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor that, in any case, has had or would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.22 Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and rank pari passu in right of payment with all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” (or any comparable designation) under all instruments and documents, now or in the future, evidencing Subordinated Indebtedness of such Person.

4.23 Disclosure. The Borrower and/or its Subsidiaries have disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Subsidiary thereof to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contained as of the date of such statement, report, certificate or information so furnished any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable in light of then existing conditions at the time of delivery thereof (it being recognized by the Lenders that projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, the projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the projections will be achieved and actual results may differ from the projections and such differences may be material). As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.

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4.24 Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in Section 5.16.

4.25 Insurance. The properties of the Credit Parties and their Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks (including workers’ compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or Subsidiary operates. Schedule 4.25 sets forth a description of all such insurance currently maintained (excluding title, group health and disability, and similar types of insurance) by or on behalf of the Credit Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 4.25 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

4.26 Security Documents.

(a) When executed and delivered, the Guaranty and Security Agreements will create in favor of the Agent, for the benefit of the Secured Parties, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in each Guaranty and Security Agreement).

(b) Upon the filing of financing statements in appropriate form in the offices specified in Schedule 9 of the U.S. Guaranty and Security Agreement, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the U.S. Credit Parties in, all Collateral of the U.S. Credit Parties that may be perfected by filing, recording or registering a financing statement or analogous document (including the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC), prior and superior in right to any other Person, except for Permitted Prior Liens and subject to the ABL Intercreditor Agreement.

(c) To the extent required to be delivered to the Agent pursuant to the terms of the ABL Intercreditor Agreement, when the Pledged Interests (as defined in each Guaranty and Security Agreement) constituting Certificated Securities (as defined in the UCC) are delivered to the Agent (or its agent), the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Credit Parties in, such Pledged Interests, subject to the ABL Intercreditor Agreement, prior and superior in right to any other Person, except for Permitted Prior Liens.

(d) When the applicable Guaranty and Security Agreement (or a short form intellectual property security agreement) is filed in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule 9 of the U.S. Guaranty and Security Agreement or Schedule 3 of the Canadian Guarantee and Security Agreement, as applicable, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Collateral consisting of Intellectual Property (as defined in the applicable Guaranty and Security Agreement) included in the Collateral in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office, the United States Copyright Office or Canadian Intellectual Property Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office may be necessary to perfect a Lien on registered patents, patent rights or licenses, patent applications, industrial designs, industrial design applications, trademarks, trademark applications, trademark registrations, copyrights and copyright applications acquired by the Credit Parties after the Closing Date), except for Permitted Prior Liens and subject to the terms of the ABL Intercreditor Agreement.

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(e) When Control Agreements are executed and delivered to the Agent, the Agent shall have, in each case, subject to the terms of the ABL Intercreditor Agreement, (i) “control” (within the meaning of Section 9-104 of the UCC, or for Canadian purposes, in a manner otherwise satisfactory to the Agent) over all Deposit Accounts (other than Excluded Accounts (as defined in each Guaranty and Security Agreement)) and (ii) a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Credit Parties in the Deposit Accounts (other than Excluded Accounts).

(f) Upon the filing of financing statements in the offices specified in Schedule 3 of the Canadian Guaranty and Security Agreement, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Canadian Credit Parties in, all Collateral (as defined in the Canadian Guarantee and Security Agreement) of such Canadian Credit Party that may be perfected by filing, recording or registering a financing statement or analogous document (including the proceeds of such Collateral subject to the limitations relating to such proceeds in the PPSA), prior and superior in right to any other Person, except for Permitted Prior Liens and subject to the terms of the ABL Intercreditor Agreement.

(g) When financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule 3 of the Canadian Guarantee and Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Canadian Credit Parties in the Collateral constituting Intellectual Property (as defined in the Canadian Guarantee and Security Agreement) of such Canadian Credit Party in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document, in each case prior and superior in right to any other Person, except for Permitted Prior Liens and subject to the terms of the ABL Intercreditor Agreement.

4.27 Eligible Receivables. As to each Account that is identified by the Borrower as an Eligible Receivable in a Borrowing Base Certificate submitted to the Agent, such Receivable is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers’ business, (b) owed to the applicable Credit Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation except as may be stated on the Borrowing Base Certificate or other reporting delivered by the Borrower to the Agent and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of “Eligible Receivables”.

4.28 Eligible Inventory. As to each item of Inventory that is identified by the Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to the Agent, such Inventory is (a) of good and merchantable quality, free from known defects and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of “Eligible Inventory”.

4.29 Location of Eligible Inventory. Except as set forth on Schedule 4.29, the Eligible Inventory of the Credit Parties is not stored with a bailee, warehouseman or similar party and is located only at locations identified on Schedule 4.29 (as such schedule may be updated from time to time pursuant to Section 5.20) or is in-transit between the locations identified on Schedule 4.29.

4.30 Inventory Records. Each Credit Party keeps correct and accurate records itemizing and describing the type, quality and quantity of its Inventory, and the book value thereof.

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5. AFFIRMATIVE COVENANTS.

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments terminated, the Borrower will, and will cause each of its Subsidiaries (excluding Klӧckner and its Subsidiaries prior to the Control Date) to:

5.1 Financial Statements and Budgets. Deliver to the Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. Within 120 days after the end of each Fiscal Year (or such later date after giving effect to any extension period granted under Rule 12b-25 (or any successor rule) under the Exchange Act) (commencing with the Fiscal Year ending May 31, 2026), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of earnings, comprehensive income, equity and cash flows including the notes thereto, and a report containing management’s discussion and analysis of such financial statements, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP (which requirements may be satisfied by delivery of the Borrower’s annual report on Form 10-K as filed with the SEC). Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or explanatory paragraph or any qualification as to the scope of such audit (other than a “going concern” qualification, exception or explanatory paragraph resulting solely from (x) the upcoming maturity of any Indebtedness occurring within one year from the time such opinion is delivered or (y) a breach or anticipated breach of any financial maintenance covenant).

(b) Quarterly Financial Statements. Within 45 days after the end of the first three fiscal quarters of each Fiscal Year (or such later date after giving effect to any extension period granted under Rule 12b-25 (or any successor rule) under the Exchange Act) (commencing with the first fiscal quarter ending after the Closing Date), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of earnings, comprehensive income, equity and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP (which requirements may be satisfied by delivery of the Borrower’s quarterly report on Form 10-Q as filed with the SEC), and certified by a Responsible Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c) Annual Business Plan and Budget. No later than July 1st of each year (commencing with July 1, 2027), a month-by-month projected operating budget and statement of cash flow of the Borrower and its Subsidiaries on a Consolidated basis for the ensuing Fiscal Year (including a projected income statement for each month, a balance sheet as at the end of each month and a projected Borrowing Base as at the end of each month).

Furthermore, the Borrower agrees that it will, and will cause each other Credit Party to, (A) keep a reporting system that shows all additions, sales, claims, returns and allowances with respect to its sales and (B) maintain their billing systems and practices substantially as in effect as of the Closing Date (or, with

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respect to the Klӧckner Credit Parties, the Klӧckner Increase Effective Date) or provide notice to the Agent of any material modifications made thereto.

5.2 Certificates; Other Reports. Deliver to the Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Section 5.1(a) or 5.1(b), a duly completed Compliance Certificate (which shall also set forth the calculation, in detail reasonably satisfactory to the Agent, of the Consolidated Fixed Charge Coverage Ratio regardless of whether compliance with Section 7 is then applicable) signed by a Responsible Officer;

(b) [reserved];

(c) promptly after the assertion or occurrence thereof, notice of any Environmental Claim or other action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that would reasonably be expected to have a Material Adverse Effect;

(d) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including any Anti-Money Laundering Laws), as from time to time reasonably requested by the Agent or any Lender;

(e) each of the collateral reports, and other items set forth in the following chart, no later than the times specified therein:

Quarterly (no later than the 20th day of each month after the end of each fiscal quarter),

(i) an executed Borrowing Base Certificate prepared as of the last Business Day of each fiscal quarter (commencing with the fiscal quarter ending May 31, 2026),

(ii) a reasonably detailed aging, by total, of the Credit Parties’ Receivables, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if the Borrower has implemented electronic reporting),

(iii) a reasonably detailed calculation of Receivables that are not eligible for the Borrowing Base, if the Borrower has not implemented electronic reporting,

(iv) a reasonably detailed Inventory system/perpetual report, together with a reconciliation to the Borrower’s general ledger accounts (delivered electronically in an acceptable format, if the Borrower has implemented electronic reporting),

(v) a reasonably detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if the Borrower has not implemented electronic reporting, and

(vi) summary aging, by vendor, of the Borrower’s accounts payable and any book overdraft (delivered electronically in an acceptable format, if the Borrower has implemented electronic reporting) and an aging, by vendor, of any held checks.

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Together with any field examination performed under Section 5.13,

(vii) a reconciliation of Receivables, trade accounts payable and Inventory of the Borrower’s general ledger accounts to its monthly financial statements, including any book reserves related to each category.

Promptly but in any event within five Business Days after any Asset Disposition that decreases the Borrowing Base by an amount greater than 5.0% of the then effective Borrowing Base (calculated immediately prior to giving effect to such Asset Disposition),

(viii) an executed Borrowing Base Certificate giving pro forma effect to such disposition.
Promptly upon request by the Agent,	(ix) such other reports as to the Collateral of any Credit Party, as the Agent may reasonably request.

All calculations of Excess Availability in any Borrowing Base Certificate shall be made by the Borrower and certified by a Responsible Officer of the Borrower; provided that the Agent may from time to time review and adjust any such calculation in consultation with the Borrower to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves.

Notwithstanding the foregoing, if a Trigger Period (Monthly Reporting) commences (and a Trigger Period (Weekly Reporting) has not otherwise commenced), (i) upon the Agent’s reasonable request, no later than the seventh Business Day following the commencement of such Trigger Period (Monthly Reporting) and (ii) thereafter, no later than the 20th day of the month after the end of each calendar month until the Trigger Period (Monthly Reporting) is no longer in effect, provide the Agent with the documents set forth in clauses (i) through (vii) in the table set forth above; provided that the Borrowing Base Certificate shall be based on the most recently ended calendar month. If a Trigger Period (Weekly Reporting) commences, on Wednesday of each week (or, if such day is not a Business Day, the next succeeding Business Day) until the Trigger Period (Weekly Reporting) is no longer in effect, provide the Agent with the documents set forth in clauses (i) through (vii) in the table set forth above; provided that the Borrowing Base Certificate shall be based on the most recently ended week; and

(f) such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Agent or any Lender, through the Agent, may reasonably request.

Notwithstanding anything to the contrary in Section 5.1 or 5.2, the requirements of Sections 5.1 and 5.2 above shall be deemed satisfied upon the filing of such information with the SEC via the SEC’s EDGAR system (or any successor system), and such information shall be deemed delivered to the Agent and transmitted to the Lenders on the date on which such information becomes publicly available on the SEC’s EDGAR system (or any successor system). If the Borrower is no longer subject to the reporting

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requirements of Section 13 or 15(d) of the Exchange Act, the Borrower shall deliver the information described in Sections 5.1 and 5.2 above within the time periods that would otherwise be applicable as if the Borrower remained subject to such reporting requirements.

Notwithstanding anything to the contrary in this Section 5.2, none of the Borrower or any of its Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or(iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

The Borrower hereby acknowledges that (a) the Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its Affiliates or its or their securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or its or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 17.3); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

5.3 Notice of Litigation and Other Matters. Promptly (but in no event later than five Business Days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined would reasonably be expected to result in a Material Adverse Effect;

(c) any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority (including any notice of non-compliance with Environmental Laws) that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(d) any labor controversy that has resulted in a strike or other work action against any Credit Party or any Subsidiary thereof that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and

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(e) any other circumstance that would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to Section 5.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

5.4 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 6.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation, extra-provincial corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property and Licenses.

(a) In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, industrial designs, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.6 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses that are similarly situated and located and as may be required by Applicable Law (including hazard and business interruption insurance). All such insurance shall (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Agent of written notice thereof, (b) name the Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Agent as lender’s loss payee. Subject to Section 3.7, on the Closing Date and from time to time thereafter, deliver to the Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. If the Borrower or its Subsidiaries fails to maintain such insurance, the Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage or the collection of claims. The Borrower shall give the Agent prompt notice of any loss exceeding $50,000,000 covered by it or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right (subject to the ABL Intercreditor Agreement and to the extent customary in the applicable jurisdiction) to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments,

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reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Accounting Methods and Financial Records. Subject to Section 1.2, maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

5.8 Payment of Taxes and Other Obligations. (a) Pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property, except to the extent the validity of such taxes, assessments or governmental charges are the subject of a Permitted Protest, (b) pay and perform all other obligations and liabilities in accordance with customary trade practices and (c) file all applicable tax returns with respect to it and its properties, except where the failure to pay or perform such items described in clause (a), (b) or (c) of this Section 5.8 would not reasonably be expected to have a Material Adverse Effect.

5.9 Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws, including Anti-Terrorism Laws, and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.10 Environmental Laws. In addition to and without limiting the generality of Section 5.9 and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) comply with, and use commercially reasonable efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and all Governmental Approvals issued thereunder and obtain, comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, obtain and comply with and maintain, any and all Governmental Approvals required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and all Governmental Approvals issued thereunder or by a Governmental Authority, and comply with all lawful orders and directives of any Governmental Authority arising under Environmental Laws or any Governmental Approval issued thereunder.

5.11 Compliance with ERISA; Canadian Benefit Plans.

(a) In addition to and without limiting the generality of Section 5.9, (i) except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (B) not take any action or fail to take action the result of which would reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (C) not participate in any prohibited transaction that would result in any civil penalty under ERISA or tax under the Code and (D) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (ii) furnish to the Agent upon the Agent’s reasonable request such additional information, to the extent reasonably available to the Borrower, about any Pension Plan or Multiemployer Plan as may be reasonably requested by the Agent.

(b) In addition to and without limiting the generality of Section 5.9, (i) except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) comply with applicable provisions of the Tax Act and applicable federal or

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provincial pension benefits legislation with respect to all Canadian Benefit Plans and Canadian Pension Plans, (B) not allow any facts or circumstances to exist with respect to one or more Canadian Benefit Plans or Canadian Pension Plans that, in the aggregate, reasonably would be expected to result in any liability to any Credit Party, (C) not participate in any prohibited transaction that could result in a civil penalty, tax, fiduciary liability or correction obligation under the Tax Act and applicable federal or provincial pension benefits legislation and (D) operate each Canadian Benefit Plan and Canadian Pension Plan in such a manner that will not incur any material tax liability under the Tax Act, and (ii) furnish to the Agent notice of any Canadian Pension Termination Event promptly after the occurrence thereof and upon the Agent’s written request such additional information about any Canadian Benefit Plan, Canadian Pension Plan, or Canadian Multi-Employer Pension Plan for which any Credit Party or any other Subsidiaries would reasonably expect to incur any material liability. With respect to each Canadian Pension Plan, Canadian Multi-Employer Pension Plan, and Canadian Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Canadian Credit Parties shall (1) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the material contribution and funding requirements of the Tax Act and applicable federal or provincial pension benefits legislation and (2) pay, or cause to be paid, to a timely manner, without incurring any material late payment or underpayment charge or penalty, all required premiums.

5.12 Anti-Terrorism; Anti-Money Laundering; Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.13 Visits and Inspections; Lender Calls.

(a) Permit representatives of the Agent, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make copies of its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that, so long as no Trigger Event (Field Exams and Appraisals) has occurred, the Agent may only take such actions one time per 12-month period; provided, further, that (i) upon the occurrence of a Trigger Event (Field Exams and Appraisals), the Agent may take such actions up to one additional time per 12-month period and (ii) upon the occurrence and during the continuance of an Event of Default, the Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours. Upon the request of the Agent or the Required Lenders, participate in a call with the Agent and Lenders once during each Fiscal Year (commencing with the Fiscal Year beginning June 1, 2026), which meeting will be held by conference call (or at such other location as may be agreed to by the Borrower and the Agent) at such time as may be agreed by the Borrower and the Agent (it being understood that this requirement for such call may be satisfied by the Borrower’s annual earnings call).

(b) Subject to Section 2.10(c), the Borrower will, and will cause each of the other Credit Parties to, permit the Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as the Agent may reasonably request, provided that, so long as no Trigger Event (Field Exams and Appraisals) occurred, the Agent may only take such actions one time per 12-month period.

5.14 Additional Collateral; Additional Subsidiaries.

(a) Additional Collateral. With respect to any Property acquired after the Closing Date by any Credit Party that is intended to be subject to the Lien created by any of the Security Documents

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but is not so subject, within 60 days after the acquisition thereof (as such time period may be extended by the Agent in its reasonable discretion), (i) execute and deliver to the Agent such amendments or supplements to the relevant Security Documents or such other documents as the Agent shall deem reasonably necessary or advisable to grant to the Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property under Applicable Law (including applicable foreign law unless the Agent shall determine in its Permitted Discretion that the cost of complying with such applicable foreign law is excessive in relation to the value of the security to be afforded thereby) subject to no Liens other than Permitted Liens and no senior Liens other than Permitted Prior Liens, (ii) to the extent requested by the Agent, deliver customary and reasonable opinions of counsel to the Borrower in form and substance, and from counsel, reasonably acceptable to the Agent, (iii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable legal requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent. Subject to the limitations set forth herein and in the other Loan Documents, the Borrower and the other Credit Parties shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired Properties, all in form, content and scope reasonably satisfactory to the Agent and (iv) deliver to the Agent such other documentation and information requested in connection with applicable Anti-Money Laundering Laws and “know your customer” rules and regulations, including the Beneficial Ownership Regulation.

(b) Additional Domestic Subsidiaries. Within 60 days (or such longer period as the Agent may agree to in its reasonable discretion) after (x) the creation or acquisition (including by division) of any Domestic Subsidiary (other than any Subsidiary of Klӧckner) that is not an Excluded Subsidiary or (y) any Excluded Subsidiary ceasing to be an Excluded Subsidiary, cause such Person to (i) become a Guarantor by delivering to the Agent a duly executed supplement to the U.S. Guaranty and Security Agreement, a joinder to the ABL Intercreditor Agreement or such other documents as the Agent shall deem reasonably appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in any Security Document applicable to such Collateral) owned by such Person by delivering to the Agent a duly executed supplement to each applicable Security Document or such other documents as the Agent shall deem reasonably appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Agent such opinions, documents and certificates referred to in Section 3.1 as may be reasonably requested by the Agent, (iv) subject to the ABL Intercreditor Agreement, to the extent constituting Collateral, deliver to the Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Agent such updated Schedules to the Loan Documents as requested by the Agent with respect to such Person and (vi) deliver to the Agent such other documentation and information requested in connection with applicable Anti-Money Laundering Laws and “know your customer” rules and regulations, including the Beneficial Ownership Regulation.

(c) Additional Canadian Subsidiaries. Within 60 days (or such longer period as the Agent may agree to in its reasonable discretion) after (x) the creation or acquisition (including by division) of the creation or acquisition of any Canadian Subsidiary that is not an Excluded Subsidiary or (y) any Excluded Subsidiary ceasing to be an Excluded Subsidiary, cause such Person to (i) become a Canadian Credit Party by delivering to the Agent a duly executed supplement to the Canadian Guarantee and Security Agreement or such other documents as the Agent shall reasonably deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Canadian Guarantee and Security Agreement) owned by such Person by delivering to the Agent a duly executed supplement to each applicable Security Document or such other documents as the Agent shall reasonably deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Agent such opinions, documents and certificates referred to in Section 3.1 as may be reasonably requested by the Agent, (iv) subject to the ABL Intercreditor Agreement, to the extent constituting Collateral, deliver to the

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Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Agent such updated Schedules to the Loan Documents as requested by the Agent with respect to such Person and (vi) deliver to the Agent such other documentation and information requested in connection with applicable Anti-Money Laundering Laws and “know your customer” rules and regulations.

(d) Additional Foreign Subsidiaries. Notify the Agent promptly after any Person becomes a First Tier Foreign Subsidiary, and, thereafter, within 60 days after such notification, as such time period may be extended by the Agent in its reasonable discretion, cause (i) the applicable U.S. Credit Party to deliver to the Agent Security Documents pledging 65.0% (or 100% in the case of the Canadian Credit Party) of the total outstanding voting Equity Interests (and 100% of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary (except to the extent any such Equity Interests would constitute Excluded Assets) and a consent thereto executed by such new First Tier Foreign Subsidiary (including, if applicable and subject to the terms of the ABL Intercreditor Agreement, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof) (ii) such U.S. Credit Party and such First Tier Foreign Subsidiary to deliver to the Agent such updated Schedules to the Loan Documents as requested by the Agent with regard to such Person; provided that no guaranty by (or pledge of any of the assets or Equity Interests (other than up to 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests of a First Tier Foreign Subsidiary) of) any First Tier Foreign Subsidiary shall be required to the extent such guaranty or pledge would have more than a de minimis adverse tax consequence for the Borrower or result in a violation of Applicable Laws.

(e) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger or amalgamation transaction pursuant to a Permitted Acquisition or other Permitted Investment, and such new Subsidiary at no time holds any assets or liabilities other than any merger or other consideration contributed to it contemporaneously with the closing of such merger or amalgamation transaction, such new Subsidiary shall not be required to take the actions set forth in Section 5.14(b), (c) or (d), as applicable, until the consummation of such Permitted Acquisition or other Permitted Investment (at which time, the surviving entity of the respective merger or amalgamation transaction shall be required to so comply with Section 5.14(b), (c) or (d), as applicable, within 60 days of the consummation of such Permitted Acquisition or other Permitted Investment, as such time period may be extended by the Agent in its Permitted Discretion).

(f) Exclusions.

(i) The provisions of this Section 5.14 shall be subject to the terms of the Guaranty and Security Agreements (including any limitations on perfection actions specified therein) and shall not apply to Excluded Assets.

(ii) No Credit Party will be required to, and the Agent shall not be permitted to, (A) take any action outside of the United States or Canada to grant or perfect a security interest in any asset located outside of the United States or Canada or (B) execute any security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia; it being understood and agreed that no Credit Party will be required to take any action to perfect a security interest in the Collateral in any jurisdiction other than the jurisdiction in which such Credit Party is organized or any jurisdiction in Canada where action is required to perfect a security interest in the Collateral (other than, in the case of pledged capital stock, in the jurisdiction in which any other Credit Party is organized).

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(g) Pari Passu Loan Documents. Notwithstanding anything herein to the contrary, the Borrower and other Credit Parties shall execute and deliver to the Agent, for the benefit of the Secured Parties, charges, deeds of trust, deposit account control agreements, Collateral Access Agreements and other Security Documents to the extent provided to the Initial First Lien Agent or Notes Collateral Agent (each as defined in the ABL Intercreditor Agreement) or executed in respect of the Initial First Lien Credit Agreement, the Indenture and/or the Notes Collateral Agent, as applicable (each as defined in the ABL Intercreditor Agreement) (including, for the avoidance of doubt, any Permitted Refinancing thereof), except to the extent constituting collateral under the Term Loan Documents and/or the 2033 Senior Secured Notes Documents (the “Term Loan/Notes Collateral”) that is not Collateral hereunder and/or Excluded Foreign Collateral (as defined in the ABL Intercreditor Agreement).

5.15 Acquisition Undertakings.

(a) In each case subject to any confidentiality, regulatory or legal restrictions relating to the supply of such information (other than, in the case of any confidentiality restriction, any such restriction created by the Borrower or BidCo), the Borrower shall:

(i) on or before the 10th Business Day of each month until such time that the Borrower owns (directly or indirectly) 100% of the outstanding Equity Interests of Klӧckner, deliver to the Agent a report setting forth the number of shares of Klӧckner acquired by BidCo in the preceding month;

(ii) promptly upon the reasonable written request thereof, provide the Agent with details of the status and progress, and such other information readily available to the Borrower and/or BidCo regarding the status of the Klӧckner Acquisition Transactions; provided that the Agent shall not exercise such rights more often than two times a month; and

(iii) promptly (but in no event later than five days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Agent in writing of any event or circumstance which would reasonably be expected to cause the BCA to be terminated.

(b) The Borrower will not, and will not permit BidCo to, modify, waive, consent to or amend any term of the BCA where such modification, waiver, consent or amendment would be materially adverse to the interests of the Lenders unless the Arrangers have consented to such modification, waiver, consent or amendment, except as otherwise required by Applicable Law, the rules of any stock exchange or the BaFin or other Governmental Authority.

(c) In addition to and without limiting the generality of Section 5.9, the Borrower shall, and shall cause BidCo to, comply in all material respects with the WpÜG and with all Applicable Laws relating to the Klöckner Acquisition Transactions.

(d) The Borrower shall, and shall cause BidCo to, ensure that, from the Acquisition Closing Date until the date that is one year after the date on which the publication of the Offer pursuant to Section 23(1), sentence 1, no. 2 of the WpÜG is made, no action is taken by or on behalf of BidCo, any Person acting jointly (as defined in Section 2(5), sentence 1 of the WpÜG) with BidCo or any of its subsidiaries (as defined in Section 2(6) of the WpÜG) that would result in the consideration per share of Klӧckner’s Equity Interests required to be paid under the Offer to exceed the initial consideration set forth in the Offer Document, or an additional amount to be payable to the parties accepting or having accepted the Offer that, together with the amount paid or payable under the Offer, would exceed €12.10 per share of Klӧckner’s Equity Interests.

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(e) Following the Acquisition Closing Date, the Borrower shall cause BidCo to, to the extent legally permissible, use commercially reasonable efforts to (a) consummate a squeeze-out of any minority shareholders of Klӧckner (i) in accordance with Section 62 of the German Transformation Act (Umwandlungsgesetz, UmwG) in conjunction with Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz) (the “Merger Squeeze-Out”) or (ii) in accordance with Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz), (b) enter into a domination agreement and profit loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) (in the meaning of Section 291(1) of the German Stock Corporation Act) among BidCo as controlling entity and Klӧckner as controlled entity (the “Domination Agreement”) and/or (c) effect, following a squeeze-out of minority shareholders in accordance with Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz), the conversion of Klӧckner into a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) (the “Conversion”).

(f) After establishment of a Domination Agreement, the Borrower shall cause BidCo to use commercially reasonable efforts to keep it in full force and effect and not terminate it (and cause Klӧckner not to terminate it) other than in case of a Merger Squeeze-Out or Conversion.

The Agent shall make any information provided by the Borrower pursuant to this Section 5.15 available to the Lenders in accordance with its customary practice.

5.16 Use of Proceeds. The Borrower shall use the proceeds of the Loans (i) to finance the Klӧckner Acquisition Transactions, (ii) to pay fees, commissions and expenses in connection with the Transactions and the Klӧckner Acquisition Transactions (including to fund loans to Klöckner pursuant to the Klöckner Intercompany Loan) and/or (iii) for working capital and general corporate purposes of the Borrower and its Subsidiaries (including capital expenditures, permitted acquisitions, permitted dividends, permitted repurchase of stock, permitted repurchase, retirement or repayment of outstanding indebtedness and contributions to voluntary employee benefit associations) and to reimburse drawings under Letters of Credit; provided that (x) no part of the proceeds of any Loan or Letter of Credit will be used, directly or, to Borrower’s knowledge after due care and inquiry, indirectly, in violation of Applicable Law or to make any payments to a Sanctioned Country or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Country or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Country or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person and (y) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or, to Borrower’s knowledge after due care and inquiry, indirectly, in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

5.17 Government Receivables. To the extent that the Credit Parties desire to include Government Receivables in Eligible Receivables, take all steps reasonably necessary to protect the Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Financial Administration Act (Canada), the UCC, the PPSA and all other applicable federal, state, provincial or local statutes or ordinances and deliver to the Agent appropriately endorsed, any instrument or chattel paper connected with any Government Receivable which the Credit Parties desire to include in Eligible Receivables.

5.18 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties.

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The Borrower also agrees to provide to the Agent, from time to time upon the reasonable request of the Agent, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

5.19 [Reserved].

5.20 Location of Eligible Inventory. The Borrower will, and will cause each of the other Credit Parties to, keep its Eligible Inventory only at a location identified on Schedule 4.29 or in transit between the locations identified on Schedule 4.29; provided that (a) the Borrower may amend Schedule 4.29 from time to time by providing written notice to the Agent so long as any new location added to Schedule 4.29 is within the continental United States or Canada, (b) Eligible Inventory having an aggregate value of $5,000,000 or less that is not kept at a location identified on Schedule 4.29 or in transit between the locations identified on Schedule 4.29 shall continue to constitute Eligible Inventory and (c) a failure to keep Eligible Inventory at a location identified on Schedule 4.29 or in transit between locations identified on Schedule 4.29 shall not constitute a breach of this provision but shall cause such Inventory to cease to constitute Eligible Inventory until such time as Schedule 4.29 is amended to include the location of such Inventory.

6. NEGATIVE COVENANTS.

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments have terminated, the Borrower will not, and (in the case of each of the following other than Section 6.14) will not permit any of its Subsidiaries (excluding Klӧckner and its Subsidiaries prior to the Control Date) to:

6.1 Indebtedness. Create, incur or assume any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(c) Indebtedness existing on the Closing Date and, to the extent the individual principal amount of such Indebtedness is in excess of $10,000,000, listed on Schedule 6.1, and any Permitted Refinancing thereof;

(d) Indebtedness incurred in connection with Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed at any time outstanding the greater of (x) $150,000,000 and (y) 25.0% of Consolidated EBITDA for the most recent Test Period;

(e) (x) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 6.3 to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges or amalgamates with or that acquires the assets of such Person or that is a Subsidiary of such acquired Person at the time of such acquisition) shall have any liability or other obligation with respect to such Indebtedness and (iii) the Consolidated Total Leverage Ratio would not be greater than 4.05 to 1.00 on a Pro Forma Basis after giving effect to such Indebtedness and (y) any Permitted Refinancing thereof;

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(f) Guarantee obligations with respect to Indebtedness permitted pursuant to Section 6.1(a) through (e), (i), (j), (k), (m), (n), (o), (q), (s), (u) and (x) (provided that, except with respect to clauses (b), (j) and (u), if the Indebtedness incurred pursuant to any such Section is incurred by a Non-Guarantor Subsidiary, then the Guarantee obligations permitted under this Section 6.1(f) with respect thereto shall be limited to Guarantee obligations of Non-Guarantor Subsidiaries);

(g) unsecured intercompany Indebtedness:

(i) owed by any Credit Party to another Credit Party;

(ii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Agent);

(iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(iv) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 6.3(a)(vi); and

(v) in connection with any Permitted Reorganization (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Agent);

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i) (x) Indebtedness (any such Indebtedness incurred in reliance on this clause (i)(x), “Ratio Debt”) of the Borrower and/or any of its Subsidiaries that is either unsecured or secured by Liens on the Collateral permitted pursuant to Section 6.2(q) and/or assets that do not constitute Collateral (and, in the case of the ABL Priority Collateral, on a basis junior to the Liens securing the Obligations); provided that (i)(x)(1) in the case of secured Indebtedness, the Consolidated Secured Leverage Ratio for the Test Period most recently ended prior to (subject to Section 1.11) the incurrence of such additional Indebtedness, calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness, would not be greater than (A) 3.20 to 1.00 or (B) if the proceeds of such Indebtedness will be used to finance a Permitted Acquisition or similar Investment in the nature of an acquisition, the greater of 3.20 to 1.00 and the Consolidated Secured Leverage Ratio immediately prior to giving effect to the consummation of such Permitted Acquisition or such similar Investment and (2) in the case of unsecured Indebtedness, the Consolidated Total Leverage Ratio for the Test Period most recently ended prior to (subject to Section 1.11) the incurrence of such additional Indebtedness, calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness, would not be greater than (A) 4.05 to 1.00 or (B) if the proceeds of such Indebtedness will be used to finance a Permitted Acquisition or similar Investment in the nature of an acquisition, the greater of 4.05 to 1.00 and the Consolidated Total Leverage Ratio immediately prior to giving effect to the consummation of such Permitted Acquisition or such similar Investment and (y) the Agent shall have received satisfactory written evidence thereof, (ii) such Indebtedness will not have a shorter weighted average life to maturity or a maturity date earlier than the latest Maturity Date of any Commitments then outstanding at the time such Indebtedness is incurred (provided that this clause (ii) shall not apply to Ratio Debt (x) in the form of Extendable Bridge Loans/Interim Debt or (y) with an aggregate principal amount (together with all other Indebtedness incurred in reliance on such basket) not in excess of the Inside Maturity Basket), (iii) such Indebtedness shall not be guaranteed by any Person other than the Credit Parties (unless such Person joins the applicable Security Documents as a Credit Party), BidCo or BidCo Holdco or be secured by any collateral other than the Collateral or the Term Loan/Notes Collateral

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(in each case, unless such collateral is subjected to the applicable Security Documents and/or the ABL Intercreditor Agreement, if applicable), (vi) such Indebtedness shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary excess cash flow, asset sale, equity issuance, change-of-control or similar provisions), in each case prior to the latest Maturity Date of any Commitments then outstanding and (v) the aggregate principal amount of any such Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to this Section 6.1(i) and Section 6.1(o) below shall not exceed at any time outstanding the greater of (A) $150,000,000 and (B) 25.0% of Consolidated EBITDA for the most recent Test Period and (y) any Permitted Refinancings thereof;

(j) Indebtedness (including reimbursement obligations with respect to warehouse receipts and similar instruments) under indemnities, warranties, performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations, completion guarantees or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $180,000,000 and (y) 30.0% of Consolidated EBITDA for the most recent Test Period;

(l) unsecured Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Borrower or its Subsidiaries to purchase or redeem Equity Interests or options of the Borrower permitted pursuant to Section 6.6(g) in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $15,000,000 and (y) 2.5% of Consolidated EBITDA for the most recent Test Period;

(m) other Indebtedness of any Credit Party or any Subsidiary thereof in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $240,000,000 and (y) 40.0% of Consolidated EBITDA for the most recent Test Period;

(n) Indebtedness of any Credit Party under the Term Loan Documents in an aggregate principal amount not to exceed at any time outstanding the sum of (i) $700,000,000 plus (ii) the aggregate principal amount of incremental term loan facilities (each, an “Incremental Term Facility” and any incremental term loan commitment established thereunder, an “Incremental Term Commitment” and the loans made thereunder, each an “Incremental Term Loan”), which Incremental Term Facility may, at the option of the Borrower, be in the form of a delayed draw term loan facility (an “Incremental Delayed Draw Term Loan Facility” and any incremental term loan commitment established thereunder, an “Incremental Delayed Draw Term Loan Commitment” and the loans made thereunder, each an “Incremental Delayed Draw Term Loan”) and/or incremental revolving facilities (each, an “Incremental Revolving Facility”, and any such incremental revolving commitment established thereunder, an “Incremental Revolving Commitment” and the loans made thereunder, each an “Incremental Revolving Loan”; the Incremental Revolving Loan, the Incremental Term Loan and the Incremental Delayed Draw Term Loan, collectively, the “Incremental Loans”; the Incremental Revolving Commitment, the Incremental Term Commitment and the Incremental Delayed Draw Term Loan Commitment, collectively, the “Incremental Loan Commitments”); provided that the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed the sum of (A) the greater of (x) $600,000,000 and (y) 100% of Consolidated EBITDA for the most recent Test Period (the “Fixed Incremental Basket”) less (1) the aggregate principal amount of Indebtedness incurred pursuant to Section 6.1(o) at or prior to such time and (2) the aggregate principal amount of Incremental Equivalent Debt incurred at or prior to such time pursuant to the Fixed Incremental Basket, plus (B) an amount equal to the amount of additional Indebtedness that would cause the Consolidated First Lien Leverage Ratio (as defined

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in the Term Loan Credit Agreement as in effect on the date hereof or as amended in accordance with the ABL Intercreditor Agreement) as of the Test Period most recently ended prior (subject to Section 1.11) to the incurrence of such additional Indebtedness not to exceed 2.70 to 1.00 (calculated on a Pro Forma Basis, after giving effect to the incurrence of such additional Indebtedness such additional Indebtedness and the use of proceeds thereof, assuming the full amount of any Incremental Revolving Commitment and any Incremental Equivalent Debt, in each case, being established or incurred, as applicable, in reliance on this clause (B) is fully funded or drawn, as applicable, and without netting the cash proceeds thereof, but without giving effect to any amount incurred simultaneously under the Fixed Incremental Basket and/or clause (C) below) or, to the extent the proceeds of such Indebtedness will be used to finance a Permitted Acquisition or similar Investment in the nature of an acquisition permitted hereunder, the greater of (x) 2.70 to 1.00 and (y) the Consolidated First Lien Leverage Ratio immediately prior to giving effect to the consummation of such Permitted Acquisition or similar Investment (each as defined in the Term Loan Credit Agreement) (in each case, calculated on a Pro Forma Basis after giving effect to the incurrence of any such additional Indebtedness and the use of proceeds thereof, assuming the full amount of any Incremental Revolving Commitment and any Incremental Equivalent Debt, in each case, being established or incurred, as applicable, in reliance on this clause (B) is fully funded or drawn, as applicable, and without netting the cash proceeds thereof, but without giving effect to any amount incurred simultaneously under the Fixed Incremental Basket and/or clause (C) below) (this clause (B), the “Ratio Incremental Basket”), plus (C)(1) the amount of any (x) voluntary prepayments, repayments or debt buybacks of Term Loans, Incremental Equivalent Debt or other Indebtedness, in each case, secured on a pari passu basis with the Liens securing the Term Loan Obligations (which, in the case of any such Indebtedness that constitutes revolving Indebtedness, is accompanied by a permanent reduction in the relevant commitment) and (y) permanent reductions of the Commitments pursuant to Section 2.4(c) that have not been and will not be replaced with an Increase or with any other revolving facility, in each case, made on or prior to the date on which the Incremental Loan Commitment becomes effective (other than, in each case, prepayments, repayments, buybacks or commitment reductions financed with the proceeds of long-term indebtedness (other than revolving Indebtedness (except in the case of clause (y) or where revolving Indebtedness is used to replace revolving Indebtedness))) less (2) the aggregate principal amount of Indebtedness incurred at or prior to such time in reliance on this clause (C), calculated as of the date of incurrence of such Incremental Term Facility, Incremental Revolving Facility and/or Incremental Equivalent Debt, as applicable (the “Incremental Cap”); provided that (w) Incremental Loans and Incremental Loan Commitments may be incurred pursuant to clause (B) above prior to utilization of the Fixed Incremental Basket or clause (C) above, (x) Incremental Loans and Incremental Loan Commitments may be incurred pursuant to clause (C) above prior to utilization of the Fixed Incremental Basket or the Ratio Incremental Basket, (y) to the extent the proceeds of any Incremental Loans are intended to be applied to finance a Limited Condition Transaction, the Consolidated First Lien Leverage Ratio shall be tested in accordance with Section 1.11 and (z) for the purposes of calculating the Incremental Cap with respect to any Incremental Delayed Draw Term Loan Facility, such Incremental Delayed Draw Term Loan Facility shall either, at the option of the Borrower, (I) be calculated as if such Incremental Delayed Draw Term Loan Facility was fully drawn on the date such Incremental Delayed Draw Term Loan Facility is initially established or (II) otherwise require capacity under clauses (A), (B) and/or (C) above with respect to each delayed draw term loan funded thereunder on the applicable date of funding, and any Permitted Refinancing of the foregoing; provided that the agent or lenders party to such Indebtedness agree in writing to be bound by the terms of the ABL Intercreditor Agreement;

(o) (x) Indebtedness of the Borrower and/or any of its Subsidiaries that is either unsecured or secured on a basis junior to the Liens on the Collateral permitted pursuant to Section 6.2(q) and/or assets that do not constitute Collateral (and, in the case of the ABL Priority Collateral, on a basis junior to the Liens securing the Obligations) in an aggregate principal amount not to exceed at any one time outstanding the Fixed Incremental Basket less (A) the aggregate principal amount of (without duplication) Incremental Loan Commitments and Incremental Loans incurred under the Fixed Incremental Basket and

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(B) the amount of Indebtedness incurred pursuant to Section 6.1(q) pursuant to the Fixed Incremental Basket; provided that the following conditions are satisfied:

(i) [reserved];

(ii) such Indebtedness shall not be subject to scheduled amortization prior to maturity (provided that this clause (ii) shall not apply to Indebtedness (x) in the form of Extendable Bridge Loans/Interim Debt or (y) with an aggregate principal amount (together with all other Indebtedness incurred in reliance on such basket) not in excess of the Inside Maturity Basket);

(iii) such Indebtedness shall not be guaranteed by any Person other than the Credit Parties (unless such Person joins the applicable Security Documents as a Credit Party), BidCo or BidCo Holdco or be secured by any collateral other than the Collateral or the Term Loan/Notes Collateral (unless such collateral is subjected to the applicable Security Documents and/or ABL Intercreditor Agreement, if applicable);

(iv) such Indebtedness shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary excess cash flow, asset sale, equity issuance, change-of-control or similar provisions), in each case prior to the latest Maturity Date of any Commitments then outstanding; and

(v) the aggregate principal amount of any such Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to this Section 6.1(o) and Section 6.1(i) shall not exceed at any time outstanding the greater of (x) $150,000,000 and (y) 25.0% of Consolidated EBITDA for the most recent Test Period; and

(y) any Permitted Refinancing thereof (which shall be deemed a utilization of the amount in clause (x));

(p) [reserved];

(q) (x) Indebtedness of any Credit Party (“Incremental Equivalent Debt”) that is secured on a pari passu basis with the Liens securing the Term Loan Obligations by Liens permitted pursuant to Section 6.2(p) in the form of notes or loans (or commitments and Guarantees in respect of the foregoing) in an aggregate principal amount not to exceed at any one time outstanding the sum of (1) the Fixed Incremental Basket, less (A) the aggregate principal amount of (without duplication) Incremental Loan Commitments and Incremental Loans incurred under the Fixed Incremental Basket and (B) the aggregate principal amount of Indebtedness incurred pursuant to Section 6.1(o), plus (2) the amount permitted to be incurred pursuant to the Ratio Incremental Basket, plus (3) the amount permitted to be incurred pursuant to clause (C) of the proviso set forth in Section 6.1(n), less the aggregate principal amount of (without duplication) any Incremental Loan Commitments and Incremental Loans incurred thereunder; provided that the following conditions are satisfied:

(i) subject to Section 1.11, no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness;

(ii) if the Ratio Incremental Basket is being utilized, then the Consolidated First Lien Leverage Ratio (as defined in the Term Loan Credit Agreement as of the date hereof) for the Test Period most recently ended prior to (subject to Section 1.11) the incurrence of such additional Indebtedness will be no greater than 2.70 to 1.00 or, to the extent the proceeds of such Indebtedness will be used to finance a Permitted Acquisition or similar Investment in the nature of an acquisition permitted hereunder,

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the greater of (x) 2.70 to 1.00 and (y) the Consolidated First Lien Leverage Ratio (as defined in the Term Loan Credit Agreement as of the date hereof) immediately prior to giving effect to the consummation of such Permitted Acquisition or similar Investment (in each case, calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness and the use of proceeds thereof (and assuming the full amount of any Incremental Revolving Commitment and any Incremental Equivalent Debt, in each case, being established or incurred, as applicable, at such time is fully funded or drawn, as applicable, and without netting the cash proceeds thereof), but without giving effect to any amount incurred simultaneously under the Fixed Incremental Basket and/or under clause (C) of the proviso set forth in Section 6.1(n));

(iii) such Indebtedness will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Term Loans outstanding at the time such Indebtedness is incurred or a maturity date earlier than the latest maturity date of any Term Loan, in each case, at the time such Incremental Equivalent Debt is issued; provided that this clause (iii) shall not apply to such Indebtedness (x) in the form of Extendable Bridge Loans/Interim Debt or (y) with an aggregate principal amount (together with all other Indebtedness and Incremental Loans incurred in reliance on such basket) not in excess of the Inside Maturity Basket;

(iv) such Indebtedness shall not be guaranteed by any Person other than the Credit Parties (unless such Person joins the applicable Security Documents as a Credit Party), BidCo or Bidco Holdco or be secured by any collateral other than the Collateral or the Term Loan/Notes Collateral (in each case, unless such collateral is subjected to the applicable Security Documents and/or the ABL Intercreditor Agreement, if applicable); and

(v) except as otherwise provided in this Section 6.1(q), such Indebtedness shall be on terms and conditions (other than with respect to pricing, premiums, fees, rate “floors”, discounts and optional prepayment or redemption provisions) substantially identical to or (taken as a whole) not materially less favorable to the Borrower than the terms and conditions of the Term Loan Documents (when taken as a whole), except for (x) covenants or other provisions applicable only to periods after the latest maturity date of the Term Loans at the time of incurrences of such Indebtedness, (y) covenants and other provisions added for the benefit of the existing Term Loans or (z) financial maintenance covenants that are included solely for the benefit of any revolving Indebtedness; and

(y) Permitted Refinancings thereof (which shall be deemed a utilization of the amount in clause (x));

(r) Indebtedness to customs brokers, freight forwarders, common carriers, landlords and similar Persons, in each case incurred in the ordinary course of business or consistent with past practices;

(s) (i) the 2033 Senior Secured Notes in an aggregate principal amount not to exceed $700,000,000 and (ii) any Permitted Refinancing thereof;

(t) unsecured intercompany Indebtedness between the Borrower and any of its Subsidiaries required to effect the Klöckner Acquisition or the terms of the BCA and the Offer Document (in each case, as determined by the Borrower in good faith);

(u) Indebtedness of Klӧckner and its Subsidiaries existing on the Acquisition Closing Date or incurred after the Acquisition Closing Date and prior to the Control Date to the extent not prohibited by the BCA or the Offer Document, and any Permitted Refinancing thereof;

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(v) Indebtedness with respect to customer advances or prepayments made in the ordinary course of business as determined in accordance with GAAP;

(w) Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or (iii) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that, in the case of clause (iii), such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practices and not in connection with the borrowing of money;

(x) the BDC Loan Facility and any Permitted Refinancing thereof;

(y) intercompany cash management and cash pooling arrangements in the ordinary course of business;

(z) Guarantee obligations by the Borrower or any of its Subsidiaries with respect to obligations of BidCo pursuant to the Domination Agreement;

(aa) Indebtedness in respect of the Klöckner Intercompany Loan in an aggregate outstanding principal amount not to exceed €200,000,000;

(bb) (i) Indebtedness incurred in the ordinary course of business in respect of any Bank Products and (ii) Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business; and

(cc) unfunded obligations under Canadian Benefit Plans, Canadian Pension Plans or Canadian Multi-Employer Pension Plans to the extent such amounts are not yet due and permitted to remain unfunded under Applicable Law.

6.2 Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its, or any of its Subsidiaries’, Property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents (including Liens in favor of the Swing Lender and/or the Issuing Banks, as applicable, on cash collateral granted pursuant to the Loan Documents);

(b) Liens in existence on the Closing Date and, to the extent the individual principal amount of the Indebtedness or other obligation secured by such Lien is in excess of $10,000,000, described on Schedule 6.2, and any replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 6.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 6.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Applicable Law relating to Canadian Pension Plans, Canadian Multi-Employer Pension Plans or Environmental Laws) (i) not yet due or overdue by more than 45 days (or, with respect to real estate Taxes, any longer period before delinquency) or (ii) in respect of which the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

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(d) the claims of materialmen, mechanics, carriers, warehousemen, processors, custom brokers, freight forwarders and common carriers or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than 45 days, or if more than 45 days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate procedures if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e) deposits, pledges or other charges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance, general liability or product liability insurance, pension liabilities (Altersteilzeitverpflichtungen) pursuant to § 8a German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to § 7e German Social Code IV (Sozialgesetzbuch IV) and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) Liens on owned or leased real property, including encumbrances in the nature of (i) zoning restrictions, easements (including reservations in the original grant from the crown in right of Canada) and rights or restrictions of record on the use of real property, (ii) securities to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties and (iii) minor defects or irregularities in title, in each case, which do not materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

(g) Liens arising from the filing of precautionary UCC or PPSA financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h) Liens securing Indebtedness permitted under Section 6.1(d); provided that (i) such Liens shall be created within 270 days of the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i) Liens securing judgments, writs, orders or decrees not constituting an Event of Default under Section 8.12 or securing appeal or other surety bonds relating to such judgments;

(j) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to the assets acquired (or the assets of the Subsidiary acquired), (C) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (D) the Indebtedness secured by such Liens is permitted under Section 6.1(e);

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(k) Liens on assets of Non-Guarantor Subsidiaries; provided that such Liens secure only Indebtedness incurred by such Non-Guarantor Subsidiary pursuant to Section 6.1(c), (e), (k), (m), (u) or (x);

(l) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction (or Section 4-208 of the UCC in effect in the State of New York), (ii) Liens arising under the general terms and conditions (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to bank accounts held in Germany and (iii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;

(m) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord and (ii) contractual Liens of suppliers (including sellers of goods), service providers or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(o) other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed at any time outstanding the greater of (x) $240,000,000 and (y) 40.0% of Consolidated EBITDA for the most recent Test Period;

(p) Liens securing Indebtedness permitted under Sections 6.1(n), (q) and (s); provided that, in each case, (x) any such Liens on the ABL Priority Collateral are subordinated to the Liens securing the Obligations in accordance with, and are otherwise subject to the terms of, an ABL Intercreditor Agreement and (y) the applicable Additional Debt Representative shall have entered into the ABL Intercreditor Agreement;

(q) Liens securing Indebtedness permitted pursuant to Section 6.1(i) or (o); provided that, in each case, (x) any such Liens on the ABL Priority Collateral are subordinated to the Liens securing the Obligations in accordance with, and are otherwise subject to the terms of, an ABL Intercreditor Agreement and (y) the applicable Additional Debt Representative shall have entered into the ABL Intercreditor Agreement;

(r) Liens securing Bank Products, cash management services or to implement cash pooling arrangements in the ordinary course of business;

(s) [reserved];

(t) Liens securing Indebtedness incurred pursuant to Section 6.1(f) (solely to the extent the Indebtedness guaranteed pursuant to Section 6.1(f) is itself permitted to be secured pursuant to another provision of this Section 6.2);

(u) Liens arising out of conditional sale, title retention, extended retention of title, consignment or similar arrangements for the sale of goods;

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(v) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement pursuant to §§ 22, 204 of the UmwG or section 303 of the German Stock Corporation Act (Aktiengesetz);

(w) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture agreement or similar agreement;

(x) Liens on cash, Cash Equivalents or marketable securities (other than any Collateral subject to the Security Documents) delivered to a counterparty (other than a Hedge Provider) to secure any liabilities in respect of Commodity Hedges, Foreign Currency Hedges or Interest Rate Hedges in an aggregate amount not to exceed $15,000,000 at any one time outstanding;

(y) Liens arising in connection with Permitted Supply Chain Financings;

(z) [reserved];

(aa) Liens securing Indebtedness incurred pursuant to Section 6.1(r);

(bb) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments permitted by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(cc) (i) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) Liens encumbering reasonably customary initial deposits and margin deposits attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(dd) Liens arising under any applicable federal, provincial or territorial pension standards legislation in respect of ongoing (non-termination or non-wind up) contribution amounts required to be contributed or remitted to a Canadian Benefit Plan, Canadian Pension Plan or a Canadian Multi-Employer Pension Plan but which are not yet due.

Notwithstanding anything to the contrary herein, the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money on more than 65.0% of the total issued and outstanding Equity Interests of BidCo Holdco, BidCo or Klӧckner, in each case unless the Obligations are secured by the applicable Equity Interests in excess of such amount on at least an equal and ratable basis.

6.3 Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, in all or substantially all of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any other Person (all the foregoing, “Investments”) except:

(a) (i) Investments existing on, the Closing Date in Subsidiaries existing on the Closing Date;

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(ii) Investments existing, or pursuant to legally binding written commitments in existence on, the Closing Date and, to the extent the individual amount of such Investment is in excess of $10,000,000, described on Schedule 6.3, and, in each case, any extensions or renewals thereof, so long as the amount of any such Investment is not increased unless otherwise permitted by this Section 6.3;

(iii) Investments by any Credit Party in any other Credit Party;

(iv) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(v) Investments by any Non-Guarantor Subsidiary in any Credit Party; and

(vi) Investments by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount not to exceed at any time outstanding (A) the greater of (x) $120,000,000 and (y) 20.0% of Consolidated EBITDA for the most recent Test Period, less (B) the aggregate amount of outstanding Investments made pursuant to Section 6.3(e)(iii), less (C) the aggregate amount of Asset Dispositions made pursuant to Section 6.5(h); provided that any Investments in the form of loans or advances made by any Credit Party to any Non-Guarantor Subsidiary pursuant to this Section 6.3(a)(vi) shall be evidenced by a promissory note and shall be pledged and delivered to the Agent or its agent to the extent required pursuant to the Security Documents;

(b) Investments in cash and Cash Equivalents;

(c) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 6.2;

(d) Hedge Agreements and Bank Product Agreements permitted pursuant to Section 6.1;

(e) Investments by the Borrower or any Subsidiary thereof in the form of:

(i) acquisitions of Klӧckner Equity Interests in connection with the Klӧckner Acquisition Transactions (including any acquisition of Klӧckner Equity Interests pursuant to the provisions of the Domination Agreement);

(ii) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a part of the Borrower or a Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Guarantor in the manner contemplated by Section 5.14; and

(iii) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition does not become a Guarantor or a part of a Guarantor in an aggregate amount at any time outstanding not to exceed (A) the greater of (x) $120,000,000 and (y) 20.0% of Consolidated EBITDA for the most recent Test Period less (B) the aggregate amount of outstanding Investments made pursuant to Section 6.3(a)(vi);

(f) Investments in the form of loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed at any time outstanding the greater of (x) $30,000,000 and (y) 5.0% of Consolidated EBITDA for the most recent Test Period;

(g) Investments in the form of Restricted Payments permitted pursuant to Section 6.6;

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(h) Guarantee obligations permitted pursuant to Section 6.1;

(i) Investments in joint ventures in an aggregate amount not to exceed at any time outstanding the greater of (x) $120,000,000 and (y) 20.0% of Consolidated EBITDA for the most recent Test Period;

(j) loans under the 401(k) plans of the Borrower;

(k) Investments in an aggregate amount not to exceed at any time outstanding the sum of (A) the greater of (x) $210,000,000 and (y) 35.0% of Consolidated EBITDA for the most recent Test Period and (B) unused amounts reallocated from Section 6.6(d) (which amounts so reallocated shall reduce availability under such Section 6.6(d) on a dollar-for-dollar basis);

(l) [reserved];

(m) other Investments so long as the Specified Conditions shall have been satisfied;

(n) extension of trade credit by the Borrower or any Subsidiary to its Customers on usual and customary terms, in the ordinary course of business in connection with a sale of Inventory or rendition of services, in each case on open account terms;

(o) Investments in any Special Purpose Finance Subsidiary in the form of cash or Cash Equivalents to be applied to the payment of (or held for future payment of) interest and/or premiums with respect to Indebtedness incurred by such Special Purpose Finance Subsidiary;

(p) (i) any Investment (including, for the avoidance of doubt, joint ventures) held by any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Closing Date, in each case pursuant to a Permitted Acquisition or other Permitted Investment after the Closing Date to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any Investment by Klӧckner and its Subsidiaries existing on the Control Date to the extent not prohibited by the BCA or the Offer Document, and, in each case, any extensions or renewals thereof, so long as the amount of any such Investment is not increased unless otherwise permitted by this Section 6.3;

(q) any Investment made in connection with any Permitted Reorganization;

(r) intercompany cash management and cash pooling arrangements in the ordinary course of business;

(s) intercompany Investments in Klöckner Foreign Subsidiaries if Indebtedness or commitments under the Klöckner Europe ABS Facility and/or the Klöckner German Syndicated Loan, in each case, existing immediately prior to the Control Date is terminated in an aggregate amount not to exceed the amount of Indebtedness and/or commitments terminated (including, for the avoidance of doubt, any partial termination of such Indebtedness and/or commitments);

(t) Investments pursuant to the Klöckner Intercompany Loan in an aggregate outstanding principal amount not to exceed €200,000,000;

(u) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of

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suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(v) Investments consisting of (i) accounts receivables incurred in the ordinary course of business and consistent with past practice, (ii) negotiable instruments held for collection in the ordinary course of business and consistent with past practice, (iii) lease, utility and other similar deposits in the ordinary course of business, (iv) securities of trade creditors or customers that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers and (v) non-cash consideration received in connection with Asset Dispositions permitted by Section 6.5;

(w) Investments in BidCo, BidCo Holdco, Klöckner or any of its Subsidiaries required to be made pursuant to the provisions of the Domination Agreement; and

(x) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 6.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital in respect thereof (not to exceed the original amount invested).

6.4 Fundamental Changes. Merge, amalgamate, consolidate or enter into any similar combination with (including by division), or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Wholly-Owned Guarantor (provided that the Wholly-Owned Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Wholly-Owned Guarantor and the Borrower shall comply with Section 5.14 in connection therewith);

(b) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower (subject to Section 6.14) or any Wholly-Owned Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair market value of such assets;

(d) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Wholly-Owned Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic

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Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Wholly-Owned Non-Guarantor Subsidiary that is a Domestic Subsidiary; and

(e) any Wholly-Owned Subsidiary of the Borrower or any Wholly-Owned Subsidiary of a Wholly-Owned Subsidiary of the Borrower may merge or amalgamate with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including any Permitted Acquisition permitted pursuant to Section 6.3(e)); provided that, in the case of any merger or amalgamation involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (i) a Wholly-Owned Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Wholly-Owned Guarantor and the Borrower shall comply with Section 5.14 in connection therewith.

6.5 Asset Dispositions. Make any Asset Disposition except:

(a) the sale of obsolete, uneconomic, negligible, worn-out or surplus assets (excluding Eligible Receivables included in the Borrowing Base) no longer used or usable, necessary or required in the business of the Borrower or any of its Subsidiaries;

(b) non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(c) leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not detracting in any material respect from the value of such real or personal property or interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(d) Asset Dispositions in connection with Insurance and Condemnation Events;

(e) Asset Dispositions in connection with transactions permitted by Section 6.4;

(f) Asset Dispositions made to obtain the approval of any antitrust authority or other regulatory authority necessary to consummate a Permitted Acquisition or similar Investment in the nature of an acquisition;

(g) Asset Dispositions not otherwise permitted pursuant to this Section 6.5; provided that with respect to any Asset Disposition with a purchase price in an aggregate amount (with respect to any single Asset Disposition or series of related Asset Dispositions) not to exceed the greater of (x) $60,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Test Period, (i) subject to Section 1.11, at the time of such Asset Disposition, no Event of Default shall exist or would result from such Asset Disposition and (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75.0% in cash or Cash Equivalents; provided, however, that, for the purposes of this clause (ii), any Designated Non-Cash Consideration received in respect of such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received during the term of this Agreement pursuant to this proviso and not yet converted to cash or Cash Equivalents, not to exceed the greater of (x) $90,000,000 and (y) 15.0% of Consolidated EBITDA for the most recent Test Period, shall be deemed to be cash;

(h) Asset Dispositions by any Credit Party to any Non-Guarantor Subsidiary in an aggregate amount not to exceed (A) the greater of (x) $120,000,000 and (y) 20.0% of Consolidated

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EBITDA for the most recent Test Period less (B) the aggregate amount of outstanding Investments made pursuant to Section 6.3(a)(vi) and 6.3(e)(iii);

(i) Asset Dispositions by Klӧckner and its Subsidiaries on or after the Control Date, consisting of the Becker Group;

(j) Asset Dispositions made in connection with any Permitted Reorganization;

(k) any Asset Disposition in a single transaction or series of related transactions of any asset or assets having a fair market value, as determined by a Responsible Officer of the Borrower in good faith, of not more than the greater of (x) $60,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Test Period as of the date such Asset Disposition is made (or, at the option of the Borrower, at the time a binding agreement is entered into in respect of such Asset Disposition);

(l) Asset Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) any like-kind exchange under Section 1031 of the Code and any other substantially concurrent purchase and sale or exchange of assets (other than cash or Cash Equivalents) used or useful in the business of the Borrower and any Subsidiary between the Borrower or any Subsidiary and another Person; provided that any such sale or exchange is made for fair market value (as determined by the Borrower in good faith); and

(n) the disposition of Receivables in connection with a Permitted Supply Chain Financing; and

(o) so long as the Specified Conditions have been satisfied, Asset Dispositions not otherwise permitted pursuant to this Section 6.5; provided that the aggregate value of the assets subject to such Asset Disposition shall not exceed (A) 25.0% of Consolidated Tangible Assets during the term of this Agreement or (B) 10.0% of Consolidated Tangible Assets in any Fiscal Year.

6.6 Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Equity Interests of any Credit Party or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”); provided that (x) a payment to an employee, officer or director calculated by reference to the value of an Equity Interest which is not on account of such employee’s, officer’s or director’s holding of an Equity Interest shall not constitute a Restricted Payment and (y):

(a) the Borrower or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests;

(b) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Guarantor (and, if applicable, to other holders of its outstanding Qualified Equity Interests of the class in respect of which such Restricted Payments are being paid on a pro rata basis);

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(c) (i) any Non-Guarantor Subsidiary may make Restricted Payments to any Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests of the class in respect of which such Restricted Payments are being paid on a ratable basis);

(d) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may make Restricted Payments in an aggregate amount in any Fiscal Year not to exceed (A) the greater of (x) $60,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Test Period less (B) the aggregate amount of outstanding Investments made pursuant to Section 6.3(k)(B);

(e) [reserved];

(f) payments or distributions to dissenting stockholders pursuant to Applicable Law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any of the Borrower and its Subsidiaries that is otherwise permitted hereunder; and

(g) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make Restricted Payments to redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments (to the extent such severance payments constitute Restricted Payments) to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant (i) to the extent that such purchase is made with the net cash proceeds of any offering of Qualified Equity Interests of or capital contributions to the Borrower or (ii) otherwise in an aggregate amount in any Fiscal Year not to exceed (x) $10,000,000 plus (y) the value of any shares of its Equity Interests surrendered by any such present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing), or otherwise withheld by the Borrower, in connection with any tax obligation of such present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) (or the payment thereof by any Credit Party or any Subsidiary), with unused amounts in any Fiscal Year being permitted to be carried over to the next succeeding Fiscal Year; provided, however, that such amount in any Fiscal Year may be increased by an amount not to exceed:

(i) the cash proceeds received by any Credit Party or any Subsidiary from the sale of Equity Interests of the Borrower to officers, employees, directors or consultants of any Credit Party or any Subsidiary that occurs after the Closing Date and during such Fiscal Year; plus

(ii) the cash proceeds of key man life insurance policies received by the Borrower or any other Credit Party or Subsidiary after the Closing Date and during such Fiscal Year; and

(h) Restricted Payments so long as the Specified Conditions shall have been satisfied;

(i) repurchases of Equity Interests that occur or are deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(j) distributions or dividend payments to allow the payment in cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of any Person;

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(k) Restricted Payments made pursuant to the provisions of the Domination Agreement; and

(l) the payment of any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such Restricted Payment would have complied with, or not have been prohibited by, this Agreement.

6.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, in each case, in an aggregate amount in any Fiscal Year not to exceed the greater of (x) $60,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Test Period, other than:

(a) transactions permitted by Section 6.6;

(b) transactions existing on the Closing Date and described on Schedule 6.7;

(c) transactions among (A) Credit Parties or (B) Non-Guarantor Subsidiaries;

(d) other transactions in the ordinary course of business on terms as favorable as would be obtained by it in a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Borrower;

(e) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(f) transactions with Customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement;

(g) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers, employees and consultants of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(h) transactions entered into among Klӧckner and its Subsidiaries prior to the Control Date to the extent not prohibited by the BCA or the Offer Document;

(i) transactions in connection with any Permitted Reorganization;

(j) transactions in connection with Permitted Supply Chain Financings;

(k) any transaction in respect of which the Borrower delivers to the Agent a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing, which letter states that such transaction is on terms that are no less favorable to the Borrower or the applicable Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

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(l) with respect to the Borrower or any Subsidiary, any transaction approved by a majority of the members of the board of directors or similar governing body of the Borrower or such Subsidiary, as applicable, who do not have a material direct or indirect financial interest in or with respect to such transaction; and

(m) transactions between the Borrower or any Subsidiary thereof and BidCo, BidCo Holdco, Klöckner or any of its Subsidiaries in connection with the consummation of the Klöckner Acquisition Transactions (including to the extent required pursuant to the provisions of the Domination Agreement).

6.8 Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end or make (without the consent of the Agent) any material change in its accounting treatment and reporting practices except as required by GAAP; provided that (i) Klöckner and its Subsidiaries may have a Fiscal Year end that is different than the Borrower unless and until the Borrower elects to change such Fiscal Year end to match the Borrower’s Fiscal Year end and (ii) Klöckner and its Subsidiaries may transition from IFRS to GAAP.

(b) Amend, modify or change the articles of incorporation (or corporate charter or other similar organizational documents) or bylaws (or other similar documents) of any Credit Party in any manner materially adverse to the rights or interests of the Lenders.

6.9 Payments and Modifications of Certain Indebtedness.

(a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of the documentation governing any Junior Indebtedness that constitutes Subordinated Indebtedness or Indebtedness secured by a Lien that is junior in priority to the Lien securing the Obligations in violation of the ABL Intercreditor Agreement or subordination agreement.

(b) Make any payment or prepayment on, or redeem or acquire for value (including by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Junior Indebtedness prior to scheduled maturity, except:

(i) refinancings, refundings, renewals, extensions or exchange of any such Indebtedness permitted by Section 6.1 and by any subordination provisions applicable thereto;

(ii) (x) mandatory prepayments of Junior Indebtedness in existence on the Closing Date (or in the case of Klöckner and its Subsidiaries, the Control Date) or otherwise made with the proceeds of any mandatory prepayments under the Term Loan Credit Agreement declined by the Term Loan Lenders and permitted to be retained by the Borrower thereunder and (y) the payment of regularly scheduled principal, interest, expenses and indemnities in respect of Indebtedness incurred under Section 6.1 (other than any such payments prohibited by any subordination provisions applicable thereto);

(iii) prepayments of any Junior Indebtedness; provided that the Specified Conditions are satisfied;

(iv) prepayments and redemptions of Junior Indebtedness within 12 months of the final maturity thereof;

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(v) refinancings, refundings, renewals, extensions, repayments or prepayments of any Indebtedness of Klöckner and its Subsidiaries in connection with the consummation of the Klöckner Acquisition Transactions (including to the extent required pursuant to the provisions of the Domination Agreement); and

(vi) payments and prepayments with respect to the Klöckner Europe ABS Facility and the Klöckner German Syndicated Loan.

6.10 No Further Negative Pledges. Enter into, assume or be subject to any agreement prohibiting or otherwise restricting (x) the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, to secure the Obligations or (y) the ability of any Subsidiary to make Restricted Payments or to make or repay loans or advances to the Borrower or any of its Subsidiaries or to Guarantee Indebtedness of the Borrower or any of the Credit Parties, except:

(a) pursuant to this Agreement, any other Loan Document or the ABL Intercreditor Agreement,

(b) pursuant to the Term Loan Documents, the 2033 Senior Secured Notes Documents, and any Incremental Equivalent Debt;

(c) pursuant to any document or instrument governing Indebtedness secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Lien);

(d) any agreement regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 6.1 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(e) contractual obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable contractual obligation;

(f) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement;

(g) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(h) customary restrictions and conditions contained in any agreement relating to any Asset Disposition not prohibited hereunder;

(i) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(j) restrictions imposed by Applicable Law;

(k) restrictions in any agreement or instrument relating to any Indebtedness permitted to be incurred by this Agreement (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Borrower or its Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Borrower) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines

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in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(l) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(m) restrictions applicable to Klöckner and its Subsidiaries in any agreement entered into prior to the Control Date to the extent not prohibited by the BCA or the Offer Document; and

(n) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary.

6.11 Nature of Business. Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date (or, with respect to Klӧckner and its Subsidiaries, the Control Date), or a similar, incidental, complementary, ancillary or related business.

6.12 [Reserved].

6.13 Sale Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred unless (a) the sale or transfer of such Property is permitted by Section 6.5 and (b) any Indebtedness or Liens arising in connection therewith are permitted by Sections 6.1 and 6.2, as the case may be.

6.14 Limitations on BidCo Holdco and Bidco. In the case of BidCo Holdco and BidCo:

(a) hold any assets other than (i) Equity Interests of Klӧckner or BidCo, as applicable, and derivatives thereof, (ii) cash and Cash Equivalents held for the purpose of purchasing Equity Interests of Klӧckner or BidCo, as applicable, and deposit accounts in which such cash and Cash Equivalents are held, (iii) minute books and other corporate books and records of BidCo Holdco or BidCo, as applicable, and (iv) other assets reasonably incidental to the foregoing and miscellaneous non-material assets;

(b) have any liabilities other than (i) the liabilities under the Term Loan Documents or the 2033 Senior Secured Notes Documents, (ii) tax liabilities arising in the ordinary course of business, (iii) administrative expenses in the ordinary course of business and (iv) transactions expressly permitted pursuant to Sections 6.7(b) and (c) and (v) liabilities arising from the consummation of the Klöckner Acquisition Transactions (including to the extent required pursuant to the provisions of the Domination Agreement); or

(c) engage in any activities or business other than (i) issuing shares of its own Qualified Equity Interests, (ii) making and consummating the Offer, purchasing Equity Interests of Klӧckner or BidCo, as applicable, and entering into and performing its obligations under the BCA and any Domination Agreement, as applicable, and activities incidental and related thereto, (iii) performing its obligations hereunder or under the Term Loan Documents or the 2033 Senior Secured Notes Documents and (iv) other activities or business reasonably incidental to the foregoing.

6.15 Canadian Employee Benefits.

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(a) Maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Canadian Defined Benefit Plan or any Canadian Multi-Employer Pension Plan, or consummate any transaction that would result in any Credit Party or a Subsidiary thereof becoming the sponsor, administrator or a participating employer under, or assuming or incurring any liability in respect of, any Canadian Defined Benefit Plan or any Canadian Multi-Employer Pension Plan, in each case, other than those identified on Schedule 4.9.

(b) Terminate, or permit any Credit Party or Subsidiary thereof to terminate, any Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Fail to make, or permit any Subsidiary to fail to make, full payment when due of all amounts which, under the provisions of any Canadian Benefit Plan, Canadian Pension Plan or Canadian Multi-Employer Pension Plan, or any agreement relating thereto or Applicable Law, any Credit Party or Subsidiary thereof is required to pay if such failure would reasonably be expected to have a Material Adverse Effect.

7. FINANCIAL COVENANT.

The Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, during any Trigger Period (FCCR), it shall maintain as of the last day of each fiscal quarter, commencing with the last day of the most recent fiscal quarter immediately preceding the commencement of such Trigger Period (FCCR) for which financial statements were required to be delivered pursuant to Section 5.1(a) or 5.1(b) and on the last day of each fiscal quarter ending thereafter until the expiration of such Trigger Period (FCCR), a Consolidated Fixed Charge Coverage Ratio of at least 1.00 to 1.00 (computed for the Test Period then ending).

8. EVENTS OF DEFAULT.

Each of the following shall constitute an Event of Default (in each case, excluding any of the following by, from or including Klӧckner and its Subsidiaries prior to the Control Date):

8.1 Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

8.2 Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Reimbursement Obligation, or reimbursement of Lender Group Expenses or the payment of any other Obligation, and such default shall continue for a period of five Business Days.

8.3 Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made and, except in connection with any Borrowing Base Certificate or Compliance Certificate delivered to the Agent, in the case of any such false or misleading representation, warranty,

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certification or statement of fact that is capable of being cured, shall remain false or misleading for a period of 30 days after the Borrower or any Subsidiary has knowledge thereof.

8.4 Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of (a) any covenant or agreement contained in Section 5.1, 5.2(a), 5.2(e) or 5.13 and such default shall continue for a period of five days after the earlier of (x) the Agent’s delivery of written notice thereof to the Borrower and (y) a Responsible Officer of any Credit Party having obtained knowledge thereof or (b) any covenant or agreement contained in Section 2.4(g), 3.7, 5.3(a), 5.4, 5.16, 6 or 7.

8.5 Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as otherwise specifically provided for in this Section 8) or any other Loan Document and such default shall continue for a period of 30 days after the Agent or the Required Lenders deliver written notice thereof to the Borrower.

8.6 Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (a) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created or (b) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired); provided that no such event under such Indebtedness subject to the ABL Intercreditor Agreement shall constitute an Event of Default under this Section 8.6 until the earliest to occur of (x) the date that is 30 days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of such Indebtedness and (z) the exercise of any remedies by the Term Loan Agent in respect of any Collateral (provided that the imposition of a default rate or late fee shall not constitute an exercise of remedies); provided further that any failure to perform or observe any financial covenant set forth in any document governing Indebtedness shall not constitute an Event of Default under this Section 8.6 unless and until the requisite lenders under the applicable debt facility have actually declared all such obligations to be immediately due and payable in accordance therewith and such declaration has not been rescinded.

8.7 Change in Control. Any Change in Control shall occur.

8.8 Voluntary Bankruptcy Proceeding. Any Credit Party or any Material Subsidiary shall (a) commence a voluntary case under any Debtor Relief Laws, (b) file a petition seeking to take advantage of any Debtor Relief Laws, (c) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (d) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, interim receiver, receiver-manager, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (e) admit in writing its inability to pay its debts as they become due, (f) make a general assignment for the benefit of creditors or (g) take any corporate action authorizing any of the foregoing.

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8.9 Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary in any court of competent jurisdiction seeking (a) relief under any Debtor Relief Laws or (b) the appointment of a trustee, receiver, interim receiver, receiver-manager, custodian, liquidator or the like for any Credit Party or any Material Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of 60 consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) shall be entered.

8.10 Failure of Agreements.

(a) Guaranty. The obligation of any Guarantor under the guaranties contained in any Guaranty and Security Agreement is limited in any material respect or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

(b) Security Documents. Any Security Documents or any other Loan Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected and, other than Permitted Prior Liens, first priority Lien in and upon any material portion of the Collateral, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or from the applicable agent under the ABL Intercreditor Agreement no longer having possession of certificates actually delivered to it representing securities pledged under the Security Documents or a UCC filing (or similar filing under any non-U.S. law) having lapsed because a UCC continuation statement (or similar filings under any non-U.S. law) was not filed in a timely manner; or

(c) Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Credit Party or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over a Credit Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Credit Party shall deny that a material provision of any Loan Document is a legal, valid and binding obligation of such Credit Party.

8.11 ERISA Events. The occurrence of any of the following events, which, individually or in the aggregate, results in liability of any Credit Party in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect: (a) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (b) a Termination Event, (c) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount, (d) any Credit Party or Subsidiary thereof fails to make full payment when due of all amounts which such Person is required to pay as contributions, installments or otherwise to or with respect to a Canadian Pension Plan or a Canadian Multi-Employer Pension Plan, and such failure would reasonably be expected to result in liability to such Person in excess of the Threshold Amount or (e) with respect to any Canadian Pension Plan or any Canadian Multi-Employer Pension Plan, the occurrence of any Canadian Pension Termination Event or if any trust, deemed trust or Lien has been or would reasonably be expected to be imposed on a Credit Party or Subsidiary thereof or its property as a result of the occurrence of such event and such trust, deemed trust or Lien will or would reasonably be likely to result in a liability to such Person in excess of the Threshold Amount.

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8.12 Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered or issued against any Credit Party or any Subsidiary thereof by any court and either (a) there is a period of 45 consecutive days at any time after the entry of any such judgment, order or award during which (i) the same is not discharged, satisfied, vacated or bonded pending appeal or (ii) a stay of enforcement thereof is not in effect or (b) enforcement proceedings are commenced upon such judgment, order or award.

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, the Agent may, and, at the instruction of the Required Lenders, shall (in each case under Section 9.1(a) or (b) by written notice to the Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by Applicable Law, do any one or more of the following:

(a) (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than Hedge Liabilities and Bank Product Liabilities), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and the Borrower shall be obligated to repay all of such Obligations in full without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and (ii) direct the Borrower to provide (and the Borrower agrees that upon receipt of such notice the Borrower will provide) Letter of Credit Collateralization to the Agent to be held as security for the Borrower’s reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans and (iii) the obligation of Issuing Banks to issue Letters of Credit; and

(c) exercise all other rights and remedies available to the Agent or the Lenders under the Loan Documents, under Applicable Law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.8 or 8.9, in addition to the remedies set forth above, without any notice to the Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than Hedge Liabilities and Bank Product Liabilities), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than Hedge Liabilities and Bank Product Liabilities), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and the Borrower shall automatically be obligated to repay all of such Obligations in full (including the Borrower being obligated to provide (and the Borrower agrees that it will provide)) Letter of Credit Collateralization to the Agent to be held as security for the Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by the Borrower.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the UCC or PPSA, as

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applicable, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. The Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension or renewal of documents, instruments, chattel paper and guarantees at any time held by the Lender Group on which the Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. The Borrower hereby agrees that: (a) so long as the Agent complies with its obligations, if any, under the UCC or the PPSA, as applicable, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or other Person, and (b) all risk of loss, damage or destruction of the Collateral shall be borne by the Borrower.

10.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower shall, and shall cause the other Credit Parties to, pay, jointly and severally, promptly after written demand therefor (i) the reasonable out of pocket expenses incurred by the Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of this credit facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any external counsel for the Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including the out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Arranger, each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith, any Environmental Claims and, for avoidance of doubt, including costs related to orders or requirements of Governmental Authorities, investigation and response costs, and reasonable consultants fees), damages, liabilities and related expenses (including the fees, charges and disbursements of external counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this

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Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party’s or Subsidiary’s operations, (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (B) such Indemnitee’s material breach of its obligations under the Loan Documents or (C) a claim not involving an act or omission of a Credit Party or any of its Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than against the Arrangers or the Agent in their capacities as such and other than claims with respect to a Letter of Credit such as an issuing bank as opposed to an advising bank, confirming bank, negotiating bank or transferring bank) (each and all of the foregoing, the “Indemnified Liabilities”); provided, further, that in no event shall the Borrower be responsible for the fees and expenses of more than (x) one counsel for the Agent or the Arrangers or more than one counsel for the Lenders and, in the case of any actual conflict of interest, additional counsel to the affected Lender or group of Lenders, and (y) if necessary, one local counsel in each relevant jurisdiction and special counsel and, in the case of any actual or perceived conflict of interest, additional local counsel and special counsel to the Agent, Arranger or affected Lender or group of Lenders, in each case, with respect to any occurrence, event or matter involving a loss, claim, damage or liability for which an indemnity is otherwise required hereunder. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, any Subsidiary of any Credit Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.3(a) or (b) to be paid by it to the Agent (or any sub-agent thereof), the Arrangers, any Issuing Bank, the Swing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Arranger, such Issuing Bank, the Swing Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share

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of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to an Issuing Bank or the Swing Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), an Arranger, an Issuing Bank or the Swing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), such Arranger, such Issuing Bank or the Swing Lender in connection with such capacity. The obligations of the Lenders under this Section 10.3(c) are subject to the provisions of Section 2.3(c).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party hereto agrees not to assert, and hereby waives, any claim against any other party hereto and any other Protected Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 10.3(d) shall relieve any Credit Party of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Protected Person above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.3 shall be payable within 10 days after demand therefor.

(f) Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

11. NOTICES.

11.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.2), all notices and other communications provided for herein or in any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be delivered by hand or overnight courier service, mailed by certified or registered mail (postage prepaid, return receipt requested) or email (at such email addresses as a party may designate in accordance herewith):

If to the Borrower:

Worthington Steel, Inc.

100 Old Wilson Bridge Road

Columbus, Ohio 43085

Attention: Dan Magnussen, Director of Treasury

Email: dan.magnussen@worthingtonsteel.com

with copies to:

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Worthington Steel, Inc.

100 Old Wilson Bridge Road

Columbus, Ohio 43085

Attention: Joe Heuer, General Counsel

Email: joe.heuer@worthingtonsteel.com

Vorys, Sater, Seymour and Pease LLP

52 E. Gay Street

Columbus, Ohio 43215

Attention: Nici Workman

Email: nnworkman@vorys.com

If to Wells Fargo as Agent:

Wells Fargo Bank, National Association
10 S Wacker Drive, 15th Floor
Chicago, IL 60606
Attention of: Olesya Mitkevych
Telephone No.: (571) 424-0877
E-mail: Olesya.Mitkevych@wellsfargo.com

With copies to:

Cravath, Swaine & Moore LLP
375 Ninth Avenue
New York, NY 10001
Attention of: Stephen Kessing
Telephone No.: (474) 212-1152
E-mail: skessing@cravath.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 11.2, shall be effective as provided in said Section 11.2.

11.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Banks pursuant to Section 2 if such Lender or such Issuing Bank, as applicable, has notified the Agent that is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon

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the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

11.3 Agent’s Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

11.4 Change of Address, Etc. Any party hereto may change its address or email address for notices and other communications hereunder by notice to the Borrower and the Agent.

11.5 Platform.

(a) Each Credit Party agrees that the Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Banks and the other Lenders by posting the Borrower Materials on the Platform.

(b) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Agent and its Related Parties, each of the Lenders, each Issuing Bank and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Agent, the Arrangers and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. In no event shall the Agent Parties have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

12. GOVERNING LAW; JURISDICTION, ETC.

12.1 Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

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12.2 Submission to Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, any Issuing Bank, the Swing Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto and each other Credit Party agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender, any Issuing Bank or the Swing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

12.3 Waiver of Venue. Each of the parties hereto and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.2. Each of the parties hereto and each other Credit Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.4 Service of Process. Each party hereto and each other Credit Party irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

12.5 Waiver of Jury Trial. EACH PARTY HERETO AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO AND EACH OTHER CREDIT PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO AND EACH OTHER CREDIT PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5.

13. SUCCESSORS AND ASSIGNS; PARTICIPATIONS.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) except as permitted pursuant to Section 6.4, neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender (and any such assignment without such consent shall be null and void) and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with Section 13(b), (ii) by way of participation in

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accordance with Section 13(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13(e). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13(d) and, to the extent expressly contemplated hereby, Indemnitees, Protected Persons and the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 13(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent 10 Business Days after the date written notice thereof has been delivered to it by the assigning Lender (through the Agent) unless such consent is expressly refused by the Borrower prior to such 10th Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned (for the avoidance of doubt, prior to the Klӧckner Increase Effective Date any Lender may assign its Klӧckner Commitment without assigning its Revolver Commitment and vice versa);

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 10 Business Days after having received notice thereof; and

(B) the consent of the Agent, the Issuing Banks and the Swing Lender (each such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Agent may, in its sole discretion, elect to waive such

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processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) any Disqualified Institution or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested, but not funded by, such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Banks, the Swing Lender and each other Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to Section 13(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 10.3 and 16 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13(d) (other than a purported assignment to a natural Person or the Borrower or any of its Subsidiaries or Affiliates, which shall be null and void.)

To the extent any Disqualified Institution becomes a Lender in contravention of the terms hereof, such Disqualified Institution (A) will not be entitled to receive information provided solely to the Lenders by the Agent or any Lender, other than notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to the Lenders pursuant to this Agreement, (B) will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Agent, (C) will not receive advice of counsel to the Agent and the Lenders and (D) will not be entitled to

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receive confidential information with respect to the Borrower or its Subsidiaries from any Credit Party or the Agent or any Lender.

(c) Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it) and under the other Loan Documents; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Issuing Banks, the Swing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 14.1(a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.14 and 16 (subject to the requirements and limitations therein, including the requirements under Section 16.7 (it being understood that the documentation required under Section 16.7 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13(b); provided that such Participant (A) agrees to be subject to the provisions of Section 14.2 as if it were an assignee under Section 13(d); and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 14.2(b) with respect to any Participant. To the extent permitted by law, each Participant agrees to be subject to Section 15.11 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that

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such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14. AMENDMENTS; WAIVERS.

14.1 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:

(a) increase the amount, or extend the expiration date, of any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9) or the amount of Loans of any Lender or eliminate the last sentence of Section 2.4(c), in any case, without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.6(c) or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Extension of Credit or to reduce any fee payable hereunder;

(d) change Section 2.4(b)(i), 2.4(b)(ii), 15.11 or any other provision in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section 14.1 or reduce the percentages specified in the definitions of “Pro Rata Share,” “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

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(f) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 6.4), in each case, without the written consent of each Lender;

(g) release (i) all of the Guarantors or (ii) Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the U.S. Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement (other than as authorized in Section 3.5 or 15.9), without the written consent of each Lender;

(h) amend, modify or eliminate Section 15.9 without the written consent of each Lender adversely affected thereby;

(i) release all or substantially all of the Collateral (other than as authorized in Section 3.5 or 15.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

(j) contractually subordinate any of the Agent’s Liens without the written consent of each Lender adversely affected thereby;

(k) except, in each case, as otherwise permitted by this Agreement (including as set forth in Section 15.9(a)(ii)) as of the Closing Date, subordinate the Liens securing the Obligations to Liens securing any other Indebtedness for borrowed money or subordinate payment of the Obligations to any other Indebtedness for borrowed money or subordinate the obligations in respect of the Guarantees to any other Indebtedness for borrowed money or guarantee thereof without the written consent of each Lender adversely affected thereby; or

(l) amend, modify or eliminate Section 2.3(d)(iv) without the written consent of each Lender;

provided further, that

(i) no amendment, waiver, modification, elimination or consent shall, without written consent of the Agent, the Borrower and the Supermajority Lenders, amend, modify or eliminate (x) the definition of “Borrowing Base” or any of the defined terms used in the definition of “Borrowing Base” to the extent that any such change results in more credit being made available to the Borrower based upon the Borrowing Base, (y) the definition of “Maximum Revolver Amount” or (z) the provisions of Section 2.1(b);

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above, affect the rights or duties of the Issuing Banks under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it;

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Lender in addition to the Lenders required above, affect the rights or duties of the Swing Lender under this Agreement;

(iv) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent (or, with respect to its own rights or obligations under the Loan Documents, any Person that previously served as the Agent and resigned or was replaced pursuant to Section 15.6) under this Agreement or any other Loan Document;

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(v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto,

(vi) the Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt or notice thereof) if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

14.2 Mitigation Obligation; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Sections 2.11(l) or 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16.1, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 14.2(a), or if any Lender is a Defaulting Lender, a Non-Consenting Lender or a Disqualified Institution that has become a Lender in contravention of the terms of this Agreement, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 13;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

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(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

In connection with any such replacement, if any such Lender does not execute and deliver an Assignment and Assumption reflecting such replacement within two Business Days of the date on which the Borrower has given notice of such replacement, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

14.3 No Waivers; Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy or option under this Agreement or any other Loan Document, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or any Lender on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by the Borrower of any provision of this Agreement. The Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authority.

(a) Each of the Lenders and Issuing Banks hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 15 (other than Sections 15.6 and 15.9) are solely for the benefit of the Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Agent, Lenders agree that the Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (i) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (ii) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents,

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instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (iii) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (iv) exclusively receive, apply and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (v) open and maintain such bank accounts and cash management arrangements as the Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (vi) perform, exercise and enforce any and all other rights and remedies of the Lender Group with respect to the Borrower or its Subsidiaries, the Obligations, the Collateral or otherwise related to any of same as provided in the Loan Documents and (vii) incur and pay such Lender Group Expenses as the Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

(b) The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Provider or Bank Product Provider) and the Issuing Banks hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to this Section 15 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of Sections 10 through 17 (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Without prejudice to Section 15.1(a) or (b) above, each member of the Lender Group (and by entering into a Hedge Provider Agreement or a Bank Product Provider Agreement, each Hedge Provider or Bank Product Provider, as applicable, shall be deemed to) hereby irrevocably designates and appoints Wells Fargo as hypothecary representative for the Secured Parties (in such capacity, the “Hypothecary Representative”), as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on behalf of the Secured Parties, and for their benefit, each deed of hypothec (each, a “Deed of Hypothec”) executed or to be executed at any time by a Credit Party under the laws of the Province of Quebec and creating a hypothec on the property of such Credit Party (as security for the Obligations) and to exercise such powers and duties which are conferred upon Wells Fargo, as Hypothecary Representative, under each such Deed of Hypothec, this Agreement and Applicable Law. Wells Fargo, in such aforesaid capacity shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Wells Fargo, as Hypothecary Representative, with respect to the property hypothecated under each Deed of Hypothec and (y) benefit from and be subject to all provisions hereof applicable to the Agent, mutatis mutandis, including, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties. Any Person who becomes a Secured Party shall be deemed to have consented to and confirmed Wells Fargo as the Hypothecary Representative as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by Wells Fargo in such capacity. Wells Fargo shall be entitled to delegate from time to time any of its powers or duties under each Deed of Hypothec to any Person and on such terms and conditions as Wells Fargo may determine from time to time. The execution prior to the date hereof by Wells Fargo of any Deed of Hypothec made pursuant to the Applicable Laws of the Province of Quebec is hereby ratified and confirmed. Without limiting the foregoing, the Agent (including each successor thereto) is also hereby irrevocably designated and appointed to act as Hypothecary Representative as aforesaid whether as successor to Wells Fargo in such capacity or under the terms of any Deed of Hypothec made on or after the date hereof. The Agent (or any successor thereto) may, at any time, by giving prior written notice to each applicable Credit Party, become the successor Hypothecary Representative for the purposes

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of each Deed of Hypothec, including any Deed of Hypothec executed by Wells Fargo. Upon having given such notice (i) the Agent (or the successor thereto) shall automatically (and without any further action) become the successor Hypothecary Representative for the purposes of each applicable Deed of Hypothec and (ii) the applicable Credit Parties shall execute and deliver all documents and take all actions reasonably requested by the Agent (or the successor thereto) for the preparation and registration of notices of replacement in the applicable registers (as contemplated by Article 2692 of the Civil Code of Québec). Without prejudice to Section 12, the provisions of this Section 15.1(c) shall be governed and interpreted in accordance with the laws of the Province of Quebec to the extent necessary to give full force and effect thereto.

15.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or to obtain consent of the Lenders with respect thereto.

15.3 Exculpatory Provisions.

(a) The Agent, the Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent, the Arrangers and their respective Related Parties:

(i) shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity; and

(iv) shall not be required to account to any Lender for any sum or profit received by the Agent for its own account.

(b) The Agent, the Arrangers and their respective Related Parties shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith

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shall be necessary, under the circumstances as provided in Sections 9 and 14.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower, a Lender or an Issuing Bank.

(c) The Agent, the Arrangers and their respective Related Parties shall not be responsible for or have any duty or obligation to any Lender or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or (vii) the validity, sufficiency, enforceability or effectiveness of any Loan Document or other agreement, instrument, document or other Communication executed or transmitted in accordance with Section 5.2 or 17.9.

15.4 Reliance by the Agent. The Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying or acting upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 15.9 or execution or transmission pursuant to Section 5.2 or 17.9. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be full protected in relying and acting upon such statement or Communication and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender and Issuing Bank that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or Issuing Bank hereunder shall be deemed to have consented to, approved and accepted and shall be deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender or Issuing Bank.

15.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 15 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this credit facility as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a

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final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

15.6 Resignation of Agent.

(a) The Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as the Agent is a Defaulting Lender pursuant to clause (f) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as the Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as the Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 15 and Section 10.3 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as the Agent or relating to its duties as the Agent that are carried out following its retirement or removal, including any actions taken with respect to acting as collateral agent or otherwise holding Collateral on behalf of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Agent.

(d) Any resignation by, or removal of, Wells Fargo as the Agent pursuant to this Section 15 shall also constitute its resignation as an Issuing Bank and Swing Lender. Upon the acceptance of a successor’s appointment as the Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Lender, (b) the

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retiring Issuing Bank and Swing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

15.7 Non-Reliance on the Agent and Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Agent, the Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Agent, the Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Agent, the Arrangers or any of their respective Related Parties to any Lender, any Issuing Bank or any other Secured Party as to any matter, including whether the Agent, the Arrangers or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Bank expressly acknowledges, represents and warrants to the Agent and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of any Credit Party or its Subsidiaries or Affiliates or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and to provide the other facilities applicable to it as set forth herein and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans or to provide such other facilities is, in each case, experienced in making, acquiring, purchasing or holding commercial loans or providing such other facilities, (d) it has, independently and without reliance upon the Agent, the Arrangers, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the transactions contemplated by this Agreement and the other Loan Documents, (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder and (f) it has all licenses, permits and approvals necessary for use of the reference rates referred to herein that are applicable to the Loans and other extensions of credit required to be made by it hereunder and it will take all actions necessary to comply, preserve, renew and keep in full force and effect any such licenses, permits and approvals. Each Lender and each Issuing Bank also acknowledges and agrees that (i) it will, independently and without reliance upon the Agent, the Arrangers or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 15.7. Each party (including in the case of each Lender and each Issuing Bank, on behalf of itself and its Affiliates that are Secured Parties) acknowledges and agrees that the Agent may, but shall not be obligated to, from time to time provide payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation indicating amounts owed hereunder and under the other Loan Documents and agrees that in the event of the conflict between any such documentation and this Agreement, this Agreement shall control. In the event the Agent notifies any party hereto at any time (including after the receipt of amounts indicated

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to be due and payable under the Loan Documents pursuant to such payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation) that an amount owed by such party under the Loan Documents was mistakenly excluded from the amount indicated in any payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation, then such party agrees to promptly pay such excluded amount after the Agent provides such party with documentation that evidences such excluded amount is due and payable hereunder; provided that nothing in this sentence shall be deemed to impair any releases of Liens pursuant to Section 15.9(a)(i) or credit support provided by any Credit Party pursuant to Section 15.9(a)(iii) or any termination of Commitments, in each case, that has occurred, or is contemplated to occur, upon the receipt by the Agent of the amounts indicated to be due in respect of the Obligations in the applicable payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation.

15.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Bank hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

15.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Provider or Bank Product Provider) irrevocably authorizes the Agent to, and the Agent shall:

(i) release any Lien on any Collateral granted to or held by the Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitments and payment in full of all Obligations and the expiration or termination of all Letters of Credit, (B) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Borrower certifies to the Agent that the sale or disposition is permitted under Section 6.5 (and the Agent may rely conclusively on any such certificate, without further inquiry), (C) constituting property in which no Borrower or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, (D) constituting property leased or licensed to the Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, (E) in connection with a credit bid or purchase authorized under this Section 15.9, (F) if approved, authorized or ratified in writing in accordance with Section 14.1 or (G) constituting Term Loan Priority Collateral if required to pursuant to the ABL Intercreditor Agreement;

(ii) subordinate any Lien on any Collateral granted to or held by the Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 6.2(h), (p) or (q); and

(iii) release any Guarantor from its obligations under any Loan Documents (A) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, (B) if such Person becomes an Excluded Subsidiary (provided that, notwithstanding the foregoing, if such Person becomes an Excluded Subsidiary pursuant to clause (a) of the definition thereof, it shall not be released from its obligations under the Loan Documents unless such Person so qualifies as an Excluded Subsidiary as a result of a transaction entered into for legitimate bona fide business purposes (other than for purposes of releasing guarantees or collateral hereunder) in good faith with an unaffiliated third party) or (C) except after the occurrence and during the continuance of an Event of Default, if such Person is a Foreign Subsidiary and the guaranty by (or pledge of any of the assets or Equity Interests (other than up to 65.0% of the voting Equity Interests and 100% of the nonvoting Equity Interests of a First Tier Foreign

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Subsidiary) of) such Foreign Subsidiary results in more than a de minimis adverse tax consequence for the Borrower or results in a violation of Applicable Laws.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Security Documents pursuant to this Section 15.9. In each case as specified in this Section 15.9, the Agent will, at the Borrower’s expense and upon delivery by the Borrower to the Agent of an officer’s certificate from a Responsible Officer certifying that such release complies with this Section 15.9, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Security Documents, in each case in accordance with the terms of the Loan Documents and this Section 15.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 6.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any Person.

(b) The Agent shall not be responsible for or have a duty to (i) ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, (ii) to verify or assure that the Collateral exists or is owned by the Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender (or Hedge Provider or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

(c) The Credit Parties and the Lenders hereby irrevocably authorize (and by entering into a Hedge Provider Agreement or Bank Product Provider Agreement, each Hedge Provider and Bank Product Provider shall be deemed to authorize) the Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code or any analogous provision of any Debtor Relief Law, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610.1 or 9-620 of the Code or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by the Agent in accordance with Applicable Law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders, the Hedge Providers and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of the Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying

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the ability of the Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders, the Hedge Providers and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the entities that are used to consummate such credit bid or purchase) and (ii) the Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith the Agent may reduce the Obligations owed to the Lenders, the Hedge Providers and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided in Section 15.9(a), the Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Hedge Providers or the Bank Product Providers, as applicable) or (z) otherwise, the Required Lenders (without requiring the authorization of the Hedge Providers or the Bank Product Providers, as applicable). Upon request by the Agent or the Borrower at any time, the Lenders will (and if so requested, the Hedge Providers and/or the Bank Product Providers will) confirm in writing the Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.9; provided that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, the Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in the Agent’s opinion, could expose the Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation or warranty and (2) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of the Borrower in respect of) any and all interests retained by the Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Hedge Provider Agreement or a Bank Product Provider Agreement, each Hedge Provider and Bank Product Provider shall be deemed to irrevocably authorize) the Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by the Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 6.2(h).

15.10 Costs and Expenses; Indemnification. The Agent may incur and pay Lender Group Expenses to the extent the Agent, in its Permitted Discretion, reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers and obligations pursuant to the Loan Documents. The Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by the Agent to reimburse the Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Hedge Providers or Bank Product Providers). In the event the Agent is not reimbursed for such costs and expenses by the Borrower or any other Credit Party, each Lender hereby agrees that it is and shall be obligated to pay to the Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so) from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors and consultants fees and expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other

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Loan Document to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 15.10 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

15.11 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of the Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or its Subsidiaries or any deposit accounts of any Credit Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings to enforce any Loan Document against any Credit Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement or (ii) payments from the Agent in excess of such Lender’s Pro Rata Share of all such distributions by the Agent, such Lender promptly shall (A) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided that, to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.12 Agency for Perfection. The Agent hereby appoints each other Lender (and each Hedge Provider and Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Hedge Provider Agreement or Bank Product Provider Agreement, each Hedge Provider and Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Section 8 or Section 9, as applicable, of the UCC or the corresponding provisions of the PPSA, as applicable, can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof and, promptly upon the Agent’s request therefor, shall deliver possession or control of such Collateral to the Agent or in accordance with the Agent’s instructions.

15.13 Payments by the Agent to the Lenders. All payments to be made by the Agent to the Lenders (or Hedge Providers or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees or interest of the Obligations.

15.14 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs the Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Hedge Provider Agreement or Bank Product Provider Agreement, each Hedge Provider and Bank Product Provider shall be deemed to agree) that any

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action taken by the Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by the Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Hedge Provider and/or Bank Product Provider).

15.15 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each Report prepared by or at the request of the Agent, and the Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that the Agent does not (i) make any representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any field examination will inspect only specific information regarding the Credit Parties and their Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Credit Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.3 and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower and (ii) to pay and protect, and indemnify, defend and hold the Agent, and any such other Lender preparing a Report, harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys fees and costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of the Agent in writing that the Agent provide to such Lender a copy of any report or document provided by any Credit Party or its Subsidiaries to the Agent that has not been contemporaneously provided by such Credit Party or such Subsidiary to such Lender and, upon receipt of such request, the Agent promptly shall provide a copy of same to such Lender, (y) to the extent that the Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Credit Party or its Subsidiaries, any Lender may, from time to time, reasonably request the Agent to exercise such right as specified in such Lender’s notice to the Agent, whereupon the Agent promptly shall request of the Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Credit Party or such Subsidiary, the Agent promptly shall provide a copy of same to such Lender and (z) any time that the Agent renders to the Borrower a statement regarding the Loan Account, the Agent shall send a copy of such statement to each Lender.

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15.16 Hedge Providers, Non-Lender Hedge Providers and Bank Product Providers. Each Hedge Provider, Non-Lender Hedge Provider and Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Agent is acting. The Agent hereby agrees to act as agent for such Hedge Providers, Non-Lender Hedge Providers and Bank Product Providers and, by virtue of entering into a Hedge Provider Agreement or Bank Product Provider Agreement, the applicable Hedge Provider, Non-Lender Hedge Provider or Bank Product Provider shall be automatically deemed to have appointed the Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Hedge Provider, Non-Lender Hedge Provider and Bank Product Provider under the Loan Documents consist exclusively of such Hedge Provider, Non-Lender Hedge Provider and Bank Product Provider being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Hedge Provider, Non-Lender Hedge Provider and Bank Product Provider, by virtue of entering into a Hedge Provider Agreement or Bank Product Provider Agreement, as applicable, shall be automatically deemed to have agreed that the Agent shall have the right, but shall have no obligation, to establish, maintain, relax or release reserves in respect of the Hedge Liabilities or Bank Product Liabilities, as applicable, and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the Agent shall be entitled to assume no amounts are due or owing to any Hedge Provider, Non-Lender Hedge Provider or Bank Product Provider unless such Hedge Provider, Non-Lender Hedge Provider or Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Agent as to the amounts that are due and owing to it and such written certification is received by the Agent a reasonable period of time prior to the making of such distribution. The Agent shall have no obligation to calculate the amount due and payable, or that any other satisfactory arrangements have been made, with respect to any Hedge Liability or Bank Product Liability, but may rely upon the written certification of the amount due and payable, or written notice concerning satisfactory arrangements with respect to any Hedge Liability or Bank Product Liability, from the applicable Hedge Provider, Non-Lender Hedge Provider or Bank Product Provider. In the absence of an updated certification, the Agent shall be entitled to assume that the amount due and payable to the applicable Hedge Provider, Non-Lender Hedge Provider or Bank Product Provider is the amount last certified to the Agent by such Hedge Provider, Non-Lender Hedge Provider or Bank Product Provider as being due and payable (less any distributions made to such Hedge Provider, Non-Lender Hedge Provider or Bank Product Provider on account thereof). The Borrower may enter into Hedge Agreements from any Hedge Provider or Non-Lender Hedge Provider or obtain Bank Products from any Bank Product Provider, although the Borrower is not required to do so. The Borrower acknowledges and agrees that no Hedge Provider, Non-Lender Hedge Provider or Bank Product Provider has committed to enter into any Hedge Agreements or provide any Bank Products and that entering into any such Hedge Agreements and the providing of Bank Products by any Hedge Provider, Non-Lender Hedge Provider or Bank Product Provider, as applicable is in the sole and absolute discretion of the applicable Hedge Provider, Non-Lender Hedge Provider or Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Hedge Agreement or Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors. Each Non-Lender Hedge Provider, by accepting the benefits of the security interests (and, if applicable, guarantees) under the Loan Documents, shall automatically be deemed to be subject to all of the obligations and limitations set forth in this Section 15 as if such Non-Lender Hedge Provider was a Hedge Provider.

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15.17 Intercreditor Agreement. Each Lender and each Non-Lender Hedge Provider (a) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the ABL Intercreditor Agreement, (c) authorizes and instructs the Agent to enter into the ABL Intercreditor Agreement as Agent on behalf of such holder of Obligations, (d) upon any entry by the Agent into any ABL Intercreditor Agreement, should be deemed to acknowledge that a copy of the ABL Intercreditor Agreement was delivered, or made available, to such Lender or such Non-Lender Hedge Provider and that such Lender or such Non-Lender Hedge Provider reviewed the ABL Intercreditor Agreement and (e) authorizes and instructs the Agent to enter into amendments, restatements, amendments and restatements of, or to supplement or otherwise modify the ABL Intercreditor Agreement with the consent of the Required Lenders or enter into one or more other intercreditor agreements having terms reasonably satisfactory to the Agent.

16. WITHHOLDING TAXES.

16.1 Defined Terms. For purposes of this Section 16, the term “Lender” includes the Issuing Banks and the term “Applicable Law” includes FATCA.

16.2 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 16), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

16.3 Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

16.4 Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

16.5 Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13(d) relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect

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thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 16.5.

16.6 Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 16, such Credit Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

16.7 Status of Lenders.

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 16.7(b)(i), (b)(ii) and (b)(iv)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing:

(i) Any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

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(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 16.7(b)(iv) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c) Without limiting the generality of the foregoing, if a Lender or Participant claims an exemption or reduction from withholding tax levied or imposed by Canada under an applicable Canadian tax treaty with respect to payments made under any Loan Document by the Canadian Credit Parties, such Lender or Participant agrees to deliver to Agent and the Canadian Credit Parties one of the following:

(i) if such Lender or Participant is a partnership entitled to claim an exemption from, or a reduction of, withholding tax under a Canadian tax treaty, a properly completed and executed copy of CRA Form NR302;

(ii) if such Lender or Participant is a hybrid entity that is entitled to claim an exemption from, or a reduction of, withholding tax under a Canadian tax treaty, a properly completed and executed copy of CRA Form NR303; and

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(iii) if such Lender or Participant is not a partnership or hybrid entity and is entitled to claim an exemption from, or a reduction of, withholding tax under a Canadian tax treaty, a properly completed and executed copy of CRA Form NR301.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

16.8 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 16 (including by the payment of additional amounts pursuant to this Section 16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 16.8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 16.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 16.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

16.9 Survival. Each party’s obligations under this Section 16 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

17. GENERAL PROVISIONS.

17.1 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Agent or any Secured Party receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent and each Lender severally agrees to pay to the Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Agent plus interest thereon at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

17.2 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the

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Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

17.3 Treatment of Certain Information; Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative or other compulsory proceeding, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document, under any Bank Product Agreement or under any Hedge Agreement, or any action or proceeding relating to this Agreement, any other Loan Document, any Bank Product Agreement or under any Hedge Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this credit facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this credit facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 17.3 or (ii) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of the Agent, any Issuing Bank or any Lender or in accordance with the Agent’s or any Lender’s regulatory compliance policy if the Agent, such Issuing Bank or such Lender deems necessary for the mitigation of claims by those authorities against the Agent, such Issuing Bank or such Lender or any of its subsidiaries or affiliates, (l) to the extent that such information is independently developed by such Person, (m) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (n) for purposes of establishing a “due diligence” defense. “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 17.3 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.

17.4 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

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17.5 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or this credit facility has not been terminated.

17.6 Survival.

(a) All representations and warranties set forth in this Agreement and all representations and warranties contained in any certificate or any of the other Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Agent, the Lenders and the other Indemnitees are entitled under the provisions of Section 10.3 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Agent, the Lenders and the other Indemnitees against events arising after such termination as well as before.

17.7 Titles and Captions. Titles and captions of Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

17.8 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

17.9 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, Communication or authorization to be signed or delivered in connection with this

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Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. The Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including one or more copies of any Communication in the form of an imaged Electronic Record, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided that, without limiting the foregoing, (i) to the extent the Agent has agreed to accept such Electronic Signature from any party hereto, the Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Agent, any Issuing Bank or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Issuing Banks, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives (1) any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto and (2) any claim against the Agent, any Issuing Bank, any Lender or any of their Related Parties for liabilities arising solely from the Agent’s, any Issuing Bank’s, any Lender’s or any of their Related Parties’ reliance on or use of Electronic Signatures, including any such liabilities arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any such Electronic Signature. Each party hereto acknowledges, represents and warrants to the other parties hereto that it has the corporate or other organizational capacity to execute and deliver this Agreement and any other Communication through electronic means as provided for herein and there are no restrictions or other limitations on doing so in such party’s organizational documents.

17.10 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been paid in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination. Any reference herein or in any other Loan Document to the satisfaction, repayment or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds in the Applicable Currency of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Revolving Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all

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fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) the receipt by the Agent of cash collateral in the Applicable Currency in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to the Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as the Agent reasonably determines is appropriate to secure such contingent Obligations, (d) the payment or repayment in full in immediately available funds in the Applicable Currency of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Liabilities that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid and (iii) any Hedge Liabilities that, at such time, are allowed by the applicable Hedge Provider or Non-Lender Hedge Provider, as applicable, to remain outstanding without being required to be repaid and (e) the termination of all of the Commitments of the Lenders.

17.11 Anti-Money Laundering.

(a) The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the requirements of the Beneficial Ownership Regulation, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Agent and such Lender to identify each Credit Party in accordance with the PATRIOT Act and the Borrower in accordance with the Beneficial Ownership Regulation.

(b) Each Credit Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.I of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, “Canadian AML Legislation”), the Agent and Lenders may be required to obtain, verify and record information regarding each Credit Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Credit Party, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assign or participant of a Lender or the Agent, necessary in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence.

(c) If the Agent has ascertained the identity of any Credit Party or any authorized signatories of any Credit Party for the purposes of applicable Canadian AML Legislation, then the Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable Canadian AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the provisions of this Section 17.11 and except as may otherwise be agreed in writing, each Lender agrees that the Agent has no obligation to ascertain the identity of the Credit Parties or any

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authorized signatories of the Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Credit Parties or any such authorized signatory in doing so.

17.12 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Section 5, 6 or 7 shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Section 5, 6 or 7, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Section 5, 6 or 7.

17.13 Inconsistencies with Other Documents; Intercreditor Agreement.

(a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the ABL Intercreditor Agreement, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the ABL Intercreditor Agreement, on the other hand, the terms and provisions of the ABL Intercreditor Agreement shall control (iii) each Lender (A) authorizes the Agent to execute the ABL Intercreditor Agreement on behalf of such Lender and to designate the “Designated ABL Agent” under and as defined in the ABL Intercreditor Agreement, (B) agrees to be bound by the terms of the ABL Intercreditor Agreement and agrees that any action taken by the Designated ABL Agent (as defined in the ABL Intercreditor Agreement) under the ABL Intercreditor Agreement shall be binding upon such Lender and (C) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement (to the extent set forth therein) and the other provisions of the ABL Intercreditor Agreement.

17.14 Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group, any Bank Product Provider, Hedge Provider or Non-Lender Hedge Provider repays, refunds, restores or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group, such Bank Product Provider, such Hedge Provider or such Non-Lender Hedge Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Credit Party under any Loan Document, any Bank Product Agreement or any Hedge Agreement, because the payment, transfer or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group, Bank Product Provider, Hedge Provider or Non-Lender Hedge Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group, Bank Product Provider, Hedge Provider or Non-Lender Hedge Provider elects to repay, restore or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses and attorneys fees of such member of the Lender Group, Bank Product Provider, Hedge Provider or Non-Lender Hedge Provider related thereto, (i) the liability of the Credit Parties with respect to the amount or property paid, refunded, restored or returned will automatically and immediately be revived, reinstated and restored and will exist and (ii) the Agent’s Liens securing such liability shall be effective, revived and remain in full force and effect, in each case, as fully

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as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) the Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, the Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Credit Party in respect of such liability or any Collateral securing such liability.

17.15 [Reserved].

17.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

17.17 Quebec Interpretation. For all purposes of any assets, liabilities or entities located in the Province of Quebec and for all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatory”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include solidary, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatory”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan” and (r) “fee simple title” shall include “absolute ownership”.

17.18 English Language Only. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated hereby be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes

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confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

17.19 [Reserved].

17.20 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

17.21 [Reserved].

17.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

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(b) In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

17.23 Erroneous Payments.

(a) Each Lender, each Issuing Bank, each Bank Product Provider, each Hedge Provider, each Non-Lender Hedge Provider and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender, Issuing Bank, Bank Product Provider, Hedge Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank, Bank Product Provider or Hedge Provider), Non-Lender Hedge Provider or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank, Bank Product Provider, Hedge Provider or Non-Lender Hedge Provider (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 17.23(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 17.23 shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding Section 17.23(a), each Payment Recipient agrees that, in the case of clause (ii) of Section 17.23(a), it shall promptly notify the Agent in writing of such occurrence.

(c) In the case of either clause (i) or (ii) of Section 17.23(a), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount

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is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with Section 17.23(c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this Section 17.23(d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this Section 17.23(d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 17.23 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 17.23 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) The provisions of this Section 17.23 to the contrary notwithstanding, (i) nothing in this Section 17.23 will constitute a waiver or release of any claim of any party hereunder arising from any

[[8383583]]

Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that the Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by the Agent of its rights of subrogation or set off as set forth in Section 17.23(e) or as a result of the receipt by the Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to the Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by the Agent Assignee in respect of the Loans assigned to the Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

17.24 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) Section 17.24(a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with Section 17.24(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender

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party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Agent, the Arrangers and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[Signature pages follow]

[[8383583]]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

WORTHINGTON STEEL, INC.,
as Borrower

By: /s/ Dan Magnussen
Name: Dan Magnussen
Title: Treasurer

[Signature Page to the ABL Credit Agreement] [[8383583]]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent, Issuing Bank and Lender

By: /s/ Jose J. Escalante
Name: Jose J. Escalante
Title: Authorized Signer

[Signature Page to the ABL Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

CITIBANK, N.A.,

By: /s/ Jeff Royston
Name: Jeff Royston
Title: Authorized Signatory

[Signature Page to the ABL Credit Agreement] [[8383583]]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

PNC Bank, National Association,

By: /s/ Todd Milenius
Name: Todd Milenius
Title: Senior Vice President

[Signature Page to the ABL Credit Agreement] [[8383583]]

BANK OF AMERICA, N.A.

By: /s/ Matthew Bourgeois
Name: Matthew Bourgeois
Title: Senior Vice President

[Signature Page to the ABL Credit Agreement] [[8383583]]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION,

By: /s/ Linda Skinner
Name: Linda Skinner
Title: SVP

[Signature Page to the ABL Credit Agreement] [[8383583]]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

BMO Bank N.A.,

By: /s/ Nick Bigham
Name: Nick Bigham
Title: Vice President

[Signature Page to the ABL Credit Agreement] [[8383583]]

CIBC Bank USA,

By: /s/ James Belletire
Name: James Belletire
Title: Managing Director

[Signature Page to the ABL Credit Agreement] [[8383583]]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

HSBC Bank USA, N.A.

By: /s/ Robert F. Mello
Name: Robert F. Mello
Title: Director

[Signature Page to the ABL Credit Agreement] [[8383583]]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

LENDER

Commerzbank AG, New York Branch

By: /s/ Daniel Carr
Name: Daniel Carr
Title: Head of Asset Finance Americas

Commerzbank AG, New York Branch

By: /s/ Arjun Singh
Name: Arjun Singh
Title: Director

[Signature Page to the ABL Credit Agreement] [[8383583]]

[Exhibits and Schedules Intentionally Removed]

[[8383583]]